Exhibit 2.1

FINAL

AGREEMENT AND PLAN OF MERGER

by and among

CHARTER COMMUNICATIONS, INC.,

FUSION MERGER SUB 2, INC.,

FUSION MERGER SUB 1, LLC

and

LIBERTY BROADBAND CORPORATION

Dated as of November 12, 2024

TABLE OF CONTENTS

i

ii

Exhibit A	—	Form of Certificate of Designations
Exhibit B	—	Form of Company Tax Opinion Representation Letter
Exhibit C	—	Form of Parent Tax Opinion Representation Letter

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 12, 2024, by and among Charter Communications, Inc., a Delaware corporation (“Parent”), Fusion Merger Sub 1, LLC, a single member Delaware limited liability company and a direct Wholly Owned Subsidiary of Parent (“Merger LLC”), Fusion Merger Sub 2, Inc., a Delaware corporation and a direct Wholly Owned Subsidiary of Merger LLC (“Merger Sub”), and Liberty Broadband Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Parties intend that Merger Sub shall merge with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), with the Company surviving the Merger as the Surviving Corporation;

WHEREAS, the Merger shall be immediately followed by a merger of the Surviving Corporation with and into Merger LLC (the “Upstream Merger”, and together with the Merger, the “Combination”), in accordance with Section 267 of the DGCL and Section 18-209(i) of the Delaware Limited Liability Company Act (the “DLLCA”), with Merger LLC surviving the Upstream Merger as the Surviving Company;

WHEREAS, the Merger shall be mutually interdependent with and a condition precedent to the Upstream Merger, and the Upstream Merger shall be effected immediately following the Effective Time in accordance with the DGCL and the DLLCA;

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, the Malone Group is entering into a voting agreement with Parent (the “Malone Voting Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, the Maffei Group is entering into a voting agreement with Parent (the “Maffei Voting Agreement” and together with the Malone Voting Agreement, the “Voting Agreements”);

WHEREAS, as of the date of this Agreement, the Company beneficially owns 45,560,806 shares of Parent Class A Common Stock (the “Company Owned Parent Shares”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, the Company and Advance/Newhouse Partnership, a New York general partnership (“A/N”), are entering into an amendment (the “Stockholders and Letter Agreement Amendment”) to (i) that certain Second Amended and Restated Stockholders Agreement, dated as of May 23, 2015 (the “Stockholders Agreement”), by and among Parent, the Company and A/N, and (ii) that certain Letter Agreement, dated as of February 23, 2021 (the “Letter Agreement”), by and between Parent and the Company, setting forth certain agreements relating to the governance of Parent and the participation of the Company in Parent’s share repurchase program;

WHEREAS, the board of directors of Parent (the “Parent Board”) has established a special committee thereof consisting only of independent and disinterested directors (the “Parent Special Committee”) to, among other things, consider and negotiate the Transaction Documents and the transactions contemplated hereby and thereby;

WHEREAS, the Parent Special Committee has unanimously (i) determined that the Transaction Documents to which Parent is a party and the transactions contemplated hereby and thereby, including the Certificate of Designations and the Merger, are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders (including the Parent Disinterested Stockholders) and (ii) recommended that the Parent Board approve (including for purposes of Section 203 of the DGCL) and declare advisable the Transaction Documents to which Parent is a party and the transactions contemplated hereby and thereby, including the Certificate of Designations and the Merger, direct that the Stock Issuance and this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the Parent Stockholders for approval and resolve to recommend that the Parent Stockholders approve the Stock Issuance and this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Parent Board, including at least a majority of (a) the Unaffiliated Directors (as defined in the Parent Charter and the Stockholders Agreement) and (b) the directors designated by A/N pursuant to the Stockholders Agreement, upon the unanimous recommendation of the Parent Special Committee, has unanimously (i) determined that the Transaction Documents to which Parent is a party and the transactions contemplated hereby and thereby, including the Certificate of Designations, the Merger and the consideration to be paid in connection therewith, are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders (including the Parent Disinterested Stockholders), (ii) approved (including for purposes of Section 203 of the DGCL) and declared advisable the Transaction Documents to which Parent is a party and the transactions contemplated hereby and thereby, including the Certificate of Designations and the Merger, (iii) directed that the Stock Issuance and this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the Parent Stockholders for approval, and (iv) resolved to recommend that the Parent Stockholders approve the Stock Issuance and this Agreement and the transactions contemplated hereby;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders (including the Company Disinterested Stockholders), (ii) approved (including for purposes of Section 203 of the DGCL) and declared advisable the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, (iii) directed that this Agreement be submitted to the Company Voting Stockholders (including the Company Disinterested Stockholders) for adoption, and (iv) resolved to recommend that the Company Voting Stockholders (including the Company Disinterested Stockholders) approve the adoption of this Agreement;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the sole stockholder of Merger Sub approve the adoption of this Agreement and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption;

WHEREAS, the sole member of Merger LLC has (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Merger LLC and its sole member, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) taken all action as is necessary or advisable to cause Merger LLC to authorize the Upstream Merger in accordance with Merger LLC’s governing documents and Section 267 of the DGCL and Section 18-209(i) of the DLLCA; and

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WHEREAS, the Merger and the Upstream Merger are being undertaken pursuant to a single integrated plan, and for U.S. federal income tax purposes, it is intended that (i) the Combination shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and (ii) this Agreement, the GCI Divestiture Documents, and the provisions of the Stockholders and Letter Agreement Amendment governing the repurchases of shares and transfers of proceeds to the Company’s creditors shall together constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS AND CONSTRUCTION

Section 1.1         Certain Definitions. As used in this Agreement, the following terms will have the following meanings:

“2053 Exchangeable Debentures” means the 3.125% Exchangeable Senior Debentures due 2053, issued pursuant to the 2053 Exchangeable Debentures Indenture.

“2053 Exchangeable Debentures Indenture” means that certain Indenture, by and between the Company and U.S. Bank Trust Company, National Association, dated as of February 28, 2023, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner not prohibited by this Agreement.

“2054 Exchangeable Debentures” means the 3.125% Exchangeable Senior Debentures due 2054, issued pursuant to the 2054 Exchangeable Debentures Indenture.

“2054 Exchangeable Debentures Indenture” means that certain Indenture, by and between the Company and U.S. Bank Trust Company, National Association, dated as of July 2, 2024, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner not prohibited by this Agreement.

“Action” means any claim, audit, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person; provided, that none of the Persons listed in the following clauses (i) – (vi) shall be deemed to be Affiliates of the Company or its Subsidiaries or any of their respective Investees or any Person listed in any other such clause: (i) Liberty TripAdvisor Holdings, Inc. taken together with its Subsidiaries and any of their respective Investees, (ii) Qurate Retail, Inc. taken together with its Subsidiaries and any of their respective Investees, (iii) Liberty Global plc taken together with its Subsidiaries and any of their respective Investees, (iv) Liberty Latin America Ltd. taken together with its Subsidiaries and any of their respective Investees, (v) Atlanta Braves Holdings, Inc. taken together with its Subsidiaries and any of their respective Investees, (vi) Liberty Media taken together with its Subsidiaries and any of their respective Investees and (vii) any entity that is a spinoff of any of the entities listed in the immediate clauses (i) – (vi) taken together with any of their Subsidiaries and any of their respective Investees. For purposes of this definition, and for the avoidance of doubt, (x) natural persons shall not be deemed to be Affiliates of each other and (y) no Person shall be an Affiliate of any other Person solely because they share one or more common officers or members of their respective board of managers, board of directors or other controlling governing body. For purposes of this Agreement, unless otherwise expressly specified, prior to the Effective Time, (a) neither Parent nor any of its Subsidiaries nor the entity of which the Company and Parent holds Portfolio Securities (the “Portfolio Company”) nor any of its Subsidiaries will be deemed to be Affiliates of the Company or any of the Company’s Subsidiaries, whether or not they otherwise would be Affiliates of the Company or any of the Company’s Subsidiaries under the foregoing definition and vice versa and (b) neither the Company nor any of its Subsidiaries nor the Portfolio Company nor any of its Subsidiaries will be deemed to be Affiliates of Parent or any of Parent’s Subsidiaries, whether or not they otherwise would be Affiliates of Parent or any of Parent’s Subsidiaries under the foregoing definition and vice versa.

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“Alternative Company Transaction” means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, tender offer or other similar transaction involving the Company and any Person which would result in such Person beneficially owning twenty-five percent (25%) or more of the aggregate outstanding equity securities of the Company (or the surviving or resulting entity) or securities representing twenty-five (25%) or more of voting power of the Company (or the surviving or resulting entity), (b) any direct or indirect sale, lease, exchange, transfer or other disposition to, or acquisition or purchase by, any Person, in a single transaction or a series of related transactions, of assets or properties of the Company and its Subsidiaries that constitute twenty-five percent (25%) or more of the fair market value of the assets and properties of the Company and its Subsidiaries, taken as a whole, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, by any Person of twenty-five percent (25%) or more of the aggregate outstanding equity securities or securities representing twenty-five percent (25%) or more of the voting power of the Company or (d) any other transaction having a similar effect to those described in any of clauses (a), (b) or (c), in each case, other than the transactions contemplated hereby (including any actual or potential GCI Divestiture or any actual or potential GCI Proceeding); provided, that for the avoidance of doubt, all references to “Person” in this definition shall include any “Group”.

“Alternative Company Transaction Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by Parent or a Subsidiary of Parent), for an Alternative Company Transaction.

“Alternative Parent Transaction” means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, tender offer or other similar transaction involving Parent and any Person which would result in such Person beneficially owning twenty-five percent (25%) or more of the aggregate outstanding equity securities of Parent (or the surviving or resulting entity) or securities representing twenty-five (25%) or more of voting power of Parent (or the surviving or resulting entity), (b) any direct or indirect sale, lease, exchange, transfer or other disposition to, or acquisition or purchase by, any Person, in a single transaction or a series of related transactions, of assets or properties of Parent and its Subsidiaries that constitute twenty-five percent (25%) or more of the fair market value of the assets and properties of Parent and its Subsidiaries, taken as a whole, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, by any Person of twenty-five percent (25%) or more of the aggregate outstanding equity securities or securities representing twenty-five percent (25%) or more of the voting power of Parent or (d) any other transaction having a similar effect to those described in any of clauses (a), (b) or (c), in each case, other than the transactions contemplated hereby; provided, that for the avoidance of doubt, all references to “Person” in this definition shall include any “Group”.

“Alternative Parent Transaction Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by the Company or a Subsidiary of the Company), for an Alternative Parent Transaction (other than an Excluded Alternative Parent Transaction).

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“Baker Botts” means Baker Botts L.L.P.

“beneficial owner”, “beneficial ownership”, “beneficially owns” and “owns beneficially” have the meaning given such terms in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of capital stock or other equity security shall be calculated in accordance with the provisions of such Rule, but, in the case of the Malone Group, without duplication of the conversion of any shares of Company Series B Common Stock into Company Series A Common Stock in accordance with the Company Charter or any shares of Company Series B Common Stock into Company Series C Common Stock (or vice versa) pursuant to the Exchange Agreement or the Exchange Side Letter.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.

“Certificate of Designations” means a certificate of designations to the Parent Charter in substantially the form set forth as Exhibit A (or such other form as is mutually agreed to by Parent and the Company) authorizing the Parent Preferred Stock.

“Common Exchange Ratio” means 0.236, which represents a number of shares of Parent Class A Common Stock (or a fraction thereof) issuable as consideration for each share of Company Common Stock in the Merger in accordance with Section 2.6.

“Communications Licenses” means all licenses, authorizations and certificates of public convenience and necessity issued or granted by the FCC or the State Commissions held by the Company or its Subsidiaries in each applicable jurisdiction with respect to the business of the Company and its Subsidiaries as presently conducted.

“Company Adverse Recommendation Change” means any of the following actions of the Company Board or any committee thereof: (a) qualifying, amending or modifying, in a manner adverse to Parent, or withdrawing or publicly proposing to qualify, amend or modify, in a manner adverse to Parent, or withdraw, the Company Board Recommendation or failing to include the Company Board Recommendation in the Joint Proxy Statement when filed and when disseminated to the Company Stockholders (and at all times thereafter prior to receipt of the Company Requisite Approvals), (b) publicly recommending, adopting or approving, or proposing to publicly recommend, adopt or approve, any Alternative Company Transaction Proposal, (c) making any public recommendation in favor of a tender offer or exchange offer, other than, for the avoidance of doubt, any “stop look and listen” communication of the type contemplated by Rule 14d-9 under the Exchange Act, or failing to recommend against acceptance of such tender or exchange offer by the close of business on the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, (d) other than with respect to a tender offer or exchange offer, the Company Board failing to publicly reaffirm its recommendation of this Agreement within five (5) Business Days after Parent so requests in writing if an Alternative Company Transaction Proposal or any material modification thereto has been made public and not withdrawn (provided, that Parent shall be entitled to make such written request for reaffirmation only once for each Alternative Company Transaction Proposal and once for each material amendment to such Alternative Company Transaction Proposal) or (e) resolving, agreeing or publicly proposing to do any of the foregoing.

“Company Bylaws” means the Bylaws of the Company, as in effect on the date of this Agreement.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

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“Company Charter” means the Restated Certificate of Incorporation of the Company, effective as of November 4, 2014, as amended and as in effect on the date of this Agreement, including the Certificate of Designations of Series A Cumulative Redeemable Preferred Stock of the Company, as amended.

“Company Common Stock” means the Company Series A Common Stock, the Company Series B Common Stock and the Company Series C Common Stock.

“Company Debt” means (i) the Exchangeable Debentures, (ii) the Company Margin Facility, (iii) any other Indebtedness of the Company and its Subsidiaries (excluding GCI and its Subsidiaries) listed on Section 3.17(a)(ii) of the Company Disclosure Letter and (iv) any other Indebtedness of the Company and its Subsidiaries (excluding GCI and its Subsidiaries) permitted to be incurred under Section 5.1.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Employee” means an employee of the Company or any of its Subsidiaries.

“Company Equity Awards” means the Company Stock Options, the Company Unit Awards and the Company Restricted Common Stock Awards.

“Company Governance Instruments” means the Company Charter and the Company Bylaws.

“Company Intervening Event” means any material fact, event, change, development or circumstance that (a) was not known or reasonably foreseeable (or, if known, the consequences or magnitude of which were not known or reasonably foreseeable) by the Company Board as of the date of this Agreement, which material fact, event, change, development or circumstance (or consequences or magnitude of which) becomes known to the Company Board prior to the Company Requisite Approvals and that affects, or would reasonably be likely to affect, in a material manner the business, assets, properties, Liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; and (b) does not relate to (i) the receipt, existence or terms of any Alternative Company Transaction Proposal, (ii) any fact, event, change, development or circumstance to the extent relating to Parent or any of its Subsidiaries or (iii) any changes in the market price or trading volume of the Company, Parent or any of their Portfolio Securities, in each case in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change described in clause (iii) may be taken into account when determining a Company Intervening Event to the extent otherwise satisfying this definition).

“Company IT Systems” means the computer systems, including software, hardware, middleware, servers, workstations and routers owned, leased, used, or licensed by the Company or any of its Subsidiaries, which are material to the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries.

“Company Margin Facility” means the credit facilities under that certain margin loan agreement (the “Margin Loan Agreement”), dated as of August 31, 2017, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among LBC Cheetah 6, LLC, a Delaware limited liability company and a Wholly Owned Subsidiary of the Company, BNP Paribas, New York Branch, as administrative agent, and the lenders and other parties thereto from time to time.

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“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, Liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes in conditions generally in the United States or global economy or in the capital, credit or financial markets, including exchange or interest rates, credit availability and liquidity and price levels or trading volumes in the United States or foreign securities markets, (b) changes in general political conditions (including any changes arising out of any outbreak or escalation of hostilities, civil disobedience, sabotage, acts of terrorism, military action or war (whether or not declared) or any other national or international calamity after the date hereof), (c) any change in GAAP or applicable Law, including in the repeal thereof, or in the enforcement thereof, (d) the announcement or pendency of the Transaction Documents or the transactions contemplated thereby or hereby (including any stockholder litigation arising from such announcement or pendency and including the effects of such announcement or pendency on the price or trading volume of the Company Capital Stock, the Parent Capital Stock or the Portfolio Securities or the credit rating of the Company or any of its Subsidiaries) (it being understood and agreed that this clause (d) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or the announcement of the Transaction Documents or the consummation of the transactions thereby or hereby), (e) any earthquakes, hurricanes, tornados, and other wind storms, floods, pandemics (including COVID-19) or epidemics or other natural disasters or acts of God, (f) any action taken or failure to act by the Company or its Subsidiaries which is expressly required by the Transaction Documents to which the Company is a party (other than any such obligation to operate in the ordinary course or any action required by Section 5.9(a)) or that has been expressly consented to by Parent under the terms of this Agreement, (g) any failure, in and of itself, in the financial or operating performance of the Company to meet published or unpublished revenue or earning projections, forecasts, expectations or budgets for any period (provided, that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such failure, if not otherwise excluded from this definition of “Company Material Adverse Effect,” may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur), (h) any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the price of the Company Owned Parent Shares (it being understood that the underlying facts or occurrences giving rise or contributing to such material adverse effect may be taken into account when determining a Company Material Adverse Effect to the extent not otherwise excluded by this definition), (i) any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the Portfolio Company’s and its Subsidiaries’ and, from and after the GCI Divestiture, GCI’s and its Subsidiaries’ respective businesses, assets, properties, Liabilities, results of operations and/or financial condition (it being understood that the underlying facts or occurrences giving rise or contributing to such material adverse effect may be taken into account when determining a Company Material Adverse Effect to the extent not otherwise excluded by this definition), or (j) any item set forth on Section 1.1(e) of the Company Disclosure Letter, except in the case of each of clauses (a), (b), (c) and (e), to the extent that such changes, effects, events, occurrences, state of facts or developments affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries participate (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been a Company Material Adverse Effect); provided, however, that Parent’s, the Portfolio Company’s and their respective Subsidiaries’, and, from and after the consummation of the GCI Divestiture, GCI Spinco’s, GCI’s and their respective Subsidiaries’ businesses, assets, properties, Liabilities, results of operations and/or financial condition and any change, effect, event, occurrence, state of facts or development with respect thereto shall be excluded for purposes of any determination as to the existence of a “Company Material Adverse Effect”, except, subject to clauses (h) and (i) of this definition above, to the extent such change, effect, event, occurrence, state of facts or development independently impacts the Company or any of its Subsidiaries (excluding, from and after the consummation of the GCI Divestiture, GCI Spinco, GCI or any of their respective Subsidiaries), and then such change, effect, event, occurrence, state of facts or development shall only be taken into account for purposes of Company Material Adverse Effect to the extent of such independent impact thereon.

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“Company Plan” means each “employee benefit plan”, as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each employment, bonus, deferred compensation, incentive compensation, change in control, retention, stock purchase, stock option or other equity or equity-based compensation, severance or termination pay, hospitalization, medical, life or other insurance, fringe benefit, perquisite, paid time off, vacation, relocation, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, policy, agreement or arrangement and each other employee benefit or compensatory plan, program, policy, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (“Company ERISA Affiliate”), that together with the Company would be deemed a “controlled group” within the meaning of Section 4001(a)(14) of ERISA, for the benefit of any current or former employee, director or other service provider of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any Liability; provided that any plan, program, policy, agreement or arrangement (i) that is sponsored solely by GCI or its Subsidiaries and (ii) in respect of which the Company and its Subsidiaries (excluding GCI and its Subsidiaries) will not have following the GCI Divestiture, and could not reasonably be expected to have following the GCI Divestiture, any Liability shall not be considered a Company Plan for purposes of this definition.

“Company Preferred Stock” means the Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company.

“Company PSU Award” means an award of restricted stock units issued under the Company Stock Plans in respect of a certain number of shares of the specified series of Company Common Stock, that is subject to performance-based vesting conditions.

“Company Requisite Approvals” means the Company Stockholder Approval and the Company Disinterested Stockholder Approval.

“Company Restricted Common Stock Award” means an award of a restricted share of Company Common Stock issued under the Company Stock Plans.

“Company RSU Award” means an award of restricted stock units issued under the Company Stock Plans in respect of a certain number of shares of the specified series of Company Common Stock, excluding any Company PSU Awards.

“Company Section 16 Officer” means any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

“Company Series A Common Stock” means the Series A common stock, par value $0.01 per share, of the Company.

“Company Series B Common Stock” means the Series B common stock, par value $0.01 per share, of the Company.

“Company Series B Stock Option” means a stock option to purchase shares of Company Series B Common Stock issued under the Company Stock Plans.

“Company Series C Common Stock” means the Series C common stock, par value $0.01 per share, of the Company.

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“Company Series C Stock Option” means a stock option to purchase shares of Company Series C Common Stock issued under the Company Stock Plans.

“Company Stock Options” means the Company Series B Stock Options and the Company Series C Stock Options.

“Company Stock Plan” means the Liberty Broadband Corporation 2024 Omnibus Incentive Plan, the Liberty Broadband Corporation 2019 Omnibus Incentive Plan, the Liberty Broadband Corporation 2014 Omnibus Incentive Plan (Amended and Restated as of March 11, 2015), the GCI Liberty, Inc. 2018 Omnibus Incentive Plan and the GCI Liberty, Inc. Transitional Stock Adjustment Plan, in each case, as amended.

“Company Stockholder” means a holder of Company Common Stock or Company Preferred Stock.

“Company Tax Opinion” means (a) the tax opinion, dated as of the Closing Date, referred to in Section 6.3(d), and (b) if required in connection with the filing of the Registration Statement, the opinion as to the material U.S. federal income tax consequences of the Merger, to be delivered by Company Tax Counsel for purposes of the Registration Statement including the Joint Proxy Statement.

“Company Tax Opinion Representation Letter” means the representation letter substantially in the form of Exhibit B, with such changes, updates or refinements, agreed to (with such agreement not to be unreasonably withheld, conditioned or delayed) by Parent, the Company, Parent Tax Counsel and Company Tax Counsel, as may be reasonably necessary to reflect any changes in, or clarifications of, facts prior to the Closing, to be executed by the Company, and dated and effective as of the Closing Date (and if applicable, as of the date of any Tax Opinions to be delivered in connection with the Registration Statement), delivered to each of the tax counsel providing the Tax Opinions as a condition to, and in connection with, the issuance of the Tax Opinions.

“Company Tax Opinion Representations” means the representations in the Company Tax Opinion Representation Letter.

“Company Unit Awards” means the Company RSU Awards and the Company PSU Awards.

“Company Voting Stockholders” means the holders of shares of Company Series A Common Stock, Company Series B Common Stock or Company Preferred Stock.

“Competition Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Contract” means any legally binding written or binding oral contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities or partnership or other ownership interests, as trustee or executor, by contract or credit arrangement or otherwise.

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“Convertible Securities” means, with respect to any Person, (a) any securities that are convertible into or exercisable or exchangeable for any shares (or other units) of any class or series of equity securities of such Person, whether upon conversion, exercise, or exchange, pursuant to antidilution provisions of such securities or otherwise (other than, for purposes of this Agreement, the Parent Class B Common Stock or the Company Series B Common Stock) and (b) any subscriptions, options, rights, warrants or calls (or any similar securities) or agreements or arrangements of any character, in each case to acquire equity securities of such Person.

“Copyrights” means registered and unregistered copyrights, mask works, computer programs, database rights, moral rights and similar rights in protectable material, including rights to use and all renewals and extensions thereof and registrations of the foregoing and applications therefor, and equivalents of the foregoing.

“Covered Person” means the Persons listed on Section 1.1(a) of the Company Disclosure Letter.

“Data Security Requirements” means all applicable Laws and regulatory requirements to the extent relating to the collection, processing and control of Personal Data (including the California Consumer Privacy Act, the Regulation (EU) 2016/679 of The European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of Personal Data and on the free movement of such data, and repealing Directive 95/46/EC (the “GDPR”) and the Regulation of the European Parliament and of the Council concerning the respect for private life and the protection of Personal Data in electronic communications and repealing Directive 2002/58/EC).

“Dr. Malone” means John C. Malone, an individual.

“Encumbrance” means any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, charge, title retention device, restriction, covenant, title defect, assignment, adverse claim, restriction, encumbrance, option, right of first refusal or first offer, preemptive right or security interest of any kind or nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but other than restrictions under applicable securities Laws), whether voluntarily incurred or arising by operation of Law.

“Equity” means any and all shares of capital stock of the applicable Person and Convertible Securities of such Person. For the avoidance of doubt, any security of a Person that is exchangeable into capital stock of another Person shall not be considered “Equity” of such first Person for purposes of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means that certain Exchange Agreement, dated as of June 13, 2022, by and among John C. Malone, the John C. Malone 1995 Revocable Trust U/A DTD 3/6/1995 and the Company, as may be amended from time to time.

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“Exchange Side Letter” means that certain Exchange Side Letter, dated as of the date hereof, by and among John C. Malone, the Company, John C. Malone 1995 Revocable Trust U/A DTD 3/6/1995, John C. Malone June 2003 Charitable Remainder Unitrust and The Leslie A. Malone 1995 Revocable Trust.

“Exchangeable Debentures Indentures” means the 2053 Exchangeable Debentures Indenture and the 2054 Exchangeable Debentures Indenture, or either of them, as the context may require.

“Exchangeable Debentures” means the 2053 Exchangeable Debentures and the 2054 Exchangeable Debentures, or either of them, as the context may require.

“Excluded Alternative Parent Transaction” means an Alternative Parent Transaction that would not, or would not reasonably be expected to, require Parent to abandon or terminate the Combination, or that would not, or would not reasonably be expected to (i) materially impair, hinder, impede or delay or (ii) prohibit or prevent the consummation of the Combination.

“FCC” means the United States Federal Communications Commission.

“GAAP” means United States generally accepted accounting principles.

“GCI” means GCI, LLC, a Delaware limited liability company.

“GCI Debt” means (a) Indebtedness under (i) the 4.750% Senior Notes due 2028, issued pursuant to that certain Indenture, by and between GCI and MUFG Union Bank, N.A., as trustee, dated as of October 7, 2020, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, (ii) that certain Eighth Amended and Restated Credit and Guarantee Agreement, dated as of October 15, 2021, by and among GCI, the Subsidiary Guarantors (as defined therein) party thereto, the lenders party thereto, and Credit Agricole Corporate and Investment Bank, as administrative agent, as amended through Amendment Agreement No. 1, dated as of June 12, 2023, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time and (iii) that certain Amended and Restated Term Note, by and between GCI Holdings, LLC and Wells Fargo Bank, National Association, dated as of May 1, 2023, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, and (b) any other Indebtedness of GCI or its Subsidiaries.

“GCI Divestiture Documents” means (i) the GCI Divestiture Separation and Distribution Agreement, (ii) the GCI Divestiture Tax Sharing Agreement, (iii) the GCI Divestiture Tax Receivables Agreement, and (iv) such other documents or arrangements as the Company determines are reasonably necessary, advisable or appropriate to implement the GCI Divestiture pursuant to Section 5.24(c).

“GCI Divestiture Separation and Distribution Agreement” means the separation and distribution agreement contemplated by the Separation Principles to be entered into by the Company and GCI Spinco (and to which Parent will become a party pursuant to the joinder agreement described in Section 5.24(e)) in connection with the GCI Divestiture, which separation and distribution agreement will be consistent in all material respects with the Separation Principles.

“GCI Divestiture Tax Receivables Agreement” means the tax receivables agreement to be entered into by the Company and GCI Spinco (and to which Parent will become a party pursuant to the joinder agreement described in Section 5.24(e)) in connection with the GCI Divestiture, which tax receivables agreement will be consistent in all material respects with the Separation Principles.

“GCI Divestiture Tax Sharing Agreement” means the tax sharing agreement to be entered into by the Company and GCI Spinco (and to which Parent will become a party pursuant to the joinder agreement described in Section 5.24(e)) in connection with the GCI Divestiture, which tax sharing agreement will be consistent in all material respects with the Separation Principles.

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“GCI Employee Unit Award” means a Company Unit Award held by an individual who provides services primarily or solely to GCI or its Subsidiaries (for the avoidance of doubt, excluding any individuals who provide services to Liberty Media).

“Governmental Authority” means any supranational, national, federal, state, county, local or municipal government, or other political subdivision thereof, or any court, tribunal or arbitral body and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, domestic or foreign; provided, that such term shall not include any stock exchange or listing company.

“Governmental Permit” means any consent, license, permit, grant, or other authorization of a Governmental Authority that is required for the operation of such entity’s business or the holding of any of its material assets or properties; provided, that such term shall not include any Communications Licenses.

“Group” has the meaning ascribed to such term in Section 13(d)(3) of the Exchange Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (a) all liabilities or other obligations (including all obligations in respect of principal, accrued interests, penalties, fees and premiums) of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or other similar instruments (whether or not negotiable), (iii) in respect of letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar instruments (whether or not negotiable) issued for the account of such Person regardless of whether drawn upon, (iv) created or arising under conditional sale or other title retention agreement with respect to property acquired or issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business consistent with past practice), (v) in respect of any securitization transaction, (vi) consisting of net obligations of any interest rate, currency or commodity hedging arrangements or (vii) relating to a lease obligation required to be capitalized under GAAP or attributable to sale/leaseback transactions of such Person; and (b) every obligation of others of the kind described in the preceding clause (a) that such Person has guaranteed, that is secured by an Encumbrance on any asset of such Person or that is otherwise such Person’s legal obligation. Notwithstanding the foregoing, in no event shall the following constitute Indebtedness: (v) intercompany indebtedness between the Company and its Wholly Owned Subsidiaries (other than GCI and its Subsidiaries) incurred in the ordinary course of business consistent with past practice that will be (and is) terminated and repaid in full on or prior to the Effective Time, (w) trade accounts payable, deferred revenues, liabilities associated with customer prepayments, in each case, incurred in the ordinary course of business consistent with past practice, (x) operating leases, (y) obligations under employment agreements and (z) prepaid or deferred revenue and deferred tax liabilities.

“Indemnification Agreement Joinder” means the Assumption and Joinder Agreement to Indemnification Agreement, dated as of the date hereof, by and among Parent, the Company, Qurate and the other parties thereto.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world, and all corresponding rights: (a) inventions (whether or not patentable or reduced to practice), all improvements thereto and all Patents; (b) Trademarks; (c) works of authorship (whether or not copyrightable) and Copyrights; (d) trade secrets; (e) rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons; and (f) rights in software.

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“Investee” of any Person means any Person in which such first Person owns or controls an equity or voting interest.

“Joinder Agreements” means the Tax Sharing Agreement Joinder, the Indemnification Agreement Joinder, and the joinder agreements described in Section 5.24(e).

“Knowledge” means, with respect to the Company, the actual knowledge, after due inquiry, of any of the individuals set forth on Section 1.1(b) of the Company Disclosure Letter, and, with respect to Parent, the actual knowledge, after due inquiry, of any of the individuals set forth on Section 1.1(b) of the Parent Disclosure Letter.

“Law” means all foreign, federal, state, provincial, local or municipal laws (including common law), statutes, ordinances, regulations and rules of any Governmental Authority, and all Orders.

“LBC Available Liquidity” means, as of any determination date, an amount equal to the sum of (i) unrestricted cash on the balance sheet of the Company and its Subsidiaries (other than GCI and its Subsidiaries) on such determination date minus $50 million and (ii) an amount equal to the unused available revolving borrowings under the outstanding Company Margin Facility such that LTV (as defined in the Margin Loan Agreement as in effect on the date of this Agreement) as of such date would not exceed 50% minus $250 million.

“LBC Cash Liabilities” means, as of any determination date, the aggregate amount of cash in the reasonable judgment of the Company on such determination date that is required to pay, repay, redeem, repurchase or otherwise settle any Company Debt (other than any Parent Loan Facility) (including any interest or any related premiums) due within the 30 days immediately following such determination date (including, for the avoidance of doubt, any Exchangeable Debentures that are subject to redemption or exchange pursuant Section 5.22(a) and any Exchangeable Debentures subject to repurchase, exchange or redemption pursuant to Section 5.22(c)).

“Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Law, Action or Order and those arising under any Contract.

“Liberty Media” means Liberty Media Corporation, a Delaware corporation.

“Liberty Media Letter Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among Parent, the Company and Liberty Media.

“Liberty Media Side Letter” means the agreement, dated as of the date hereof, from Parent to Liberty Media and the Company.

“Lookback Date” means January 1, 2021.

“Maffei Group” means Gregory B. Maffei and Maven GRAT 1, LLC, Maven 2017-1 GRAT, LLC and the Maffei Foundation.

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“Malone Group” means the John C. Malone 1995 Revocable Trust U/A DTD 3/6/1995, The Malone Family Land Preservation Foundation, the John C. Malone June 2003 Charitable Remainder Unitrust and The Leslie A. Malone 1995 Revocable Trust.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-GCI Subsidiaries” means the Subsidiaries of the Company other than GCI, GCI Spinco, and any Subsidiaries of GCI and GCI Spinco.

“O’Melveny” means O’Melveny & Myers LLP.

“Order” means any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.

“Parent Adverse Recommendation Change” means any of the following actions of the Parent Board or any committee thereof, including the Parent Special Committee: (a) qualifying, amending or modifying, in a manner adverse to the Company, or withdrawing or publicly proposing to qualify, amend or modify, in a manner adverse to the Company, or withdraw, the Parent Board Recommendation or the Parent Special Committee Recommendation or failing to include the Parent Board Recommendation and the Parent Special Committee Recommendation in the Joint Proxy Statement when filed and when disseminated to the Parent Stockholders (and at all times thereafter prior to receipt of the Parent Requisite Approvals), (b) publicly recommending, adopting or approving, or proposing to publicly recommend, adopt or approve, any Alternative Parent Transaction Proposal, (c) making any public recommendation in favor of a tender offer, other than, for the avoidance of doubt, any “stop look and listen” communication of the type contemplated by Rule 14d-9 under the Exchange Act, or exchange offer or failing to recommend against acceptance of such tender or exchange offer by the close of business on the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, (d) other than with respect to a tender offer or exchange offer, the Parent Board failing to publicly reaffirm its recommendation of this Agreement within five (5) Business Days after the Company so requests in writing if an Alternative Parent Transaction Proposal or any material modification thereto has been made public and not withdrawn (provided, that the Company shall be entitled to make such written request for reaffirmation only once for each Alternative Parent Transaction Proposal and once for each material amendment to such Alternative Parent Transaction Proposal) or (e) resolving, agreeing or publicly proposing to do any of the foregoing.

“Parent Bylaws” means the Bylaws of Parent, as in effect on the date of this Agreement.

“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.

“Parent Charter” means the Amended and Restated Certificate of Incorporation of Parent, effective as of May 18, 2016, as amended and as in effect on the date of this Agreement.

“Parent Class A Common Stock” means the Class A common stock, par value $0.001 per share, of Parent.

“Parent Class B Common Stock” means the Class B common stock, par value $0.001 per share, of Parent.

“Parent Common Stock” means the Parent Class A Common Stock and the Parent Class B Common Stock.

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“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement.

“Parent Equity Awards” means the Parent Stock Options, the Parent RSU Awards, the Parent PSU Awards and the Parent Restricted Stock.

“Parent Governance Instruments” means the Parent Charter and the Parent Bylaws.

“Parent Intervening Event” means any material fact, event, change, development or circumstance (a) that was not known or reasonably foreseeable (or, if known, the consequences or magnitude of which were not known or reasonably foreseeable) by Parent Special Committee (in the case of a Parent Adverse Recommendation Change by the Parent Special Committee) or the Parent Board (in the case of a Parent Adverse Recommendation Change by the Parent Board) as of the date of this Agreement, which material fact, event, change, development or circumstance (or consequences or magnitude of which) becomes known to the Parent Special Committee (in the case of a Parent Adverse Recommendation Change by the Parent Special Committee), or the Parent Board (in the case of a Parent Adverse Recommendation Change by the Parent Board) prior to the Parent Requisite Approvals and that affects, or would reasonably be likely to affect, in a material manner the business, assets, properties, Liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole and (b) does not relate to (i) the receipt, existence or terms of any Alternative Parent Transaction Proposal or (ii) any changes in the market price or trading volume of the Company, Parent or any of their Portfolio Securities in each case in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change described in clause (ii) may be taken into account when determining a Parent Intervening Event to the extent otherwise satisfying this definition).

“Parent Loan Facility” means the Company Loan Facility (as defined in the Stockholders and Letter Agreement Amendment).

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, Liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes in conditions generally in the United States or global economy or in the capital, credit or financial markets, including exchange or interest rates, credit availability and liquidity and price levels or trading volumes in the United States or foreign securities markets, (b) changes in general political conditions (including any changes arising out of any outbreak or escalation of hostilities, civil disobedience, sabotage, acts of terrorism, military action or war (whether or not declared) or any other national or international calamity after the date hereof), (c) any change in GAAP or applicable Law, including in the repeal thereof, or in the enforcement thereof, (d) the announcement or pendency of the Transaction Documents or the transactions contemplated thereby or hereby (including any stockholder litigation arising from such announcement or pendency and including the effects of such announcement or pendency on the price or trading volume of the Parent Capital Stock or the Portfolio Securities or the credit rating of Parent or any of its Subsidiaries) (it being understood and agreed that this clause (d) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or the announcement of the Transaction Documents or the consummation of the transactions thereby or hereby), (e) any earthquakes, hurricanes, tornados, and other wind storms, floods, pandemics (including COVID-19) or epidemics or other natural disasters or acts of God, (f) any action taken or failure to act by Parent or its Subsidiaries which is expressly required by the Transaction Documents to which Parent or its Subsidiaries is a party (other than any such obligation to operate in the ordinary course or any action required by Section 5.9(a)) or that has been expressly consented to by the Company under the terms of this Agreement, (g) any failure, in and of itself, in the financial or operating performance of Parent to meet published or unpublished revenue or earning projections, forecasts, expectations or budgets for any period (provided, that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such failure, if not otherwise excluded from this definition of “Parent Material Adverse Effect,” may be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur), or (h) any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the Portfolio Company’s and its Subsidiaries’ businesses, assets, properties, Liabilities, results of operations and/or financial condition (it being understood that the underlying facts or occurrences giving rise or contributing to such material adverse effect may be taken into account when determining a Parent Material Adverse Effect to the extent not otherwise excluded by this definition), except in each of cases of clauses (a), (b), (c) and (e), to the extent that such changes, effects, events, occurrences, state of facts or developments affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which Parent and its Subsidiaries participate (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been a Parent Material Adverse Effect).

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“Parent Preferred Stock” means the Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share, to be issued by Parent.

“Parent PSU Awards” means restricted stock units with respect to shares of Parent Common Stock that are subject to performance-based vesting conditions.

“Parent Requisite Approvals” means the Parent Stockholder Approval and the Parent Disinterested Stockholder Approval.

“Parent Restricted Stock” means restricted shares of Parent Common Stock.

“Parent RSU Awards” means restricted stock units with respect to shares of Parent Common Stock, other than Parent PSU Awards.

“Parent Section 16 Officer” means any person that Parent has determined to be an “officer” of Parent within the meaning of Rule 16a-1(f) of the Exchange Act.

“Parent Stock Option” means a stock option to purchase shares of Parent Common Stock.

“Parent Stock Plan” means the Charter Communications, Inc. 2019 Stock Incentive Plan, the Charter Communications, Inc. Amended and Restated 2009 Stock Incentive Plan, the Time Warner Cable Inc. 2011 Stock Incentive Plan and the Time Warner Cable Inc. 2006 Stock Incentive Plan.

“Parent Stockholder” means a holder of Parent Capital Stock.

“Parent Tax Opinion” means (a) the tax opinion, dated as of the Closing Date, referred to in Section 6.2(e) and (b) if required in connection with the filing of the Registration Statement, the opinion as to the material U.S. federal income tax consequences of the Merger, to be delivered by Parent Tax Counsel for purposes of the Registration Statement, including the Joint Proxy Statement.

“Parent Tax Opinion Representation Letter” means the representation letter substantially in the form of Exhibit C, with such changes, updates or refinements, agreed to (with such agreement not to be unreasonably withheld, conditioned or delayed) by Parent, the Company, Parent Tax Counsel and Company Tax Counsel, as may be reasonably necessary to reflect any changes in, or clarifications of, facts prior to the Closing, to be executed by Parent, and dated and effective as of the Closing Date (and if applicable, as of the date of any Tax Opinions to be delivered in connection with the Registration Statement), delivered to each of the tax counsel providing the Tax Opinions as a condition to, and in connection with, the issuance of the Tax Opinions.

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“Parent Tax Opinion Representations” means the representations in the Parent Tax Opinion Representation Letter.

“Party” means any of the Company, Parent, Merger Sub and Merger LLC.

“Patents” means patents and industrial designs, patent and industrial design applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith.

“Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes or other payments that are not yet due and payable, (b) Encumbrances for Taxes being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents or the Parent SEC Documents, as applicable, filed prior to the date of this Agreement, (c) Encumbrances in favor of vendors, mechanics, carriers, workmen, warehousemen, repairmen, materialmen or similar Encumbrances arising under applicable Law in the ordinary course of business, which would not materially impair the use, operation or value of the asset subject thereto, (d) valid non-exclusive licenses to Intellectual Property in the ordinary course of business consistent with past practice, (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (f) with respect to any licensed or leased asset or property, the rights of any lessor, lessee, licensor or licensee under the applicable lease or license made in the ordinary course of business consistent with past practice or in effect as of the date of this Agreement, (g) liens securing Indebtedness of the Company and/or its Subsidiaries described on Section 1.1(c) of the Company Disclosure Letter (and identified thereon as being secured by such liens) so long as the terms of such Indebtedness, as in effect on the date of this Agreement, require the incurrence of such liens to secure such Indebtedness, (h) liens or other encumbrances described on Section 1.1(c) of the Parent Disclosure Letter, (i) defects, imperfections or irregularities in title, easements, covenants, restrictions and rights of way and other similar Encumbrances, or other liens of record, zoning, building and other similar codes and restrictions, with respect to real property, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use, (j) (i) with respect to any securities, any transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Law or (ii) restrictions under organizational documents of the issuer of such securities, (k) Encumbrances set forth in any Transaction Document, (l) liens on Parent Capital Stock owned by the Company securing the Company Margin Facility that are expected to be released at or prior to the Effective Time (such release to be evidenced by draft customary payoff and lien release documentation delivered prior to the Effective Time), (m) any Encumbrances under the Stockholders Agreement and (n) liens securing Indebtedness of the Company and/or its Subsidiaries permitted to be incurred under Section 5.1(g) that are expected to be released on or prior to the Effective Time (such release to be evidenced by draft customary payoff and lien release documentation delivered prior to the Effective Time).

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“Permitted Margin Loan Refinancings” means any Indebtedness in the form of loans incurred by the Company and/or its Subsidiaries (excluding the GCI Business) in consultation with Parent within one year of the stated maturity of the Company Margin Facility in exchange for, or the net proceeds of which are used or will be used for, the extension, redemption, renewal, replacement, repurchase, settlement, refunding or refinancing in whole or in part of the Company Margin Facility (including any available undrawn commitments, any delayed draw facility under the Margin Loan Agreement and any unused incremental loan borrowing capacity permitted by Section 2.15 of the Margin Loan Agreement) (the “Refinanced Indebtedness”); provided that:

(a)            the principal amount (including any available undrawn commitments, any delayed draw facility under the Margin Loan Agreement and any unused incremental loan borrowing capacity permitted by Section 2.15 of the Margin Loan Agreement) of the Permitted Margin Loan Refinancing does not exceed the principal amount (including any available undrawn commitments, any delayed draw facility under the Margin Loan Agreement and any unused incremental loan borrowing capacity permitted by Section 2.15 of the Margin Loan Agreement) of the Refinanced Indebtedness; and

(b)            such Permitted Margin Loan Refinancing (i) is on customary (or better than customary) market terms and conditions; (ii) does not contain any right on the part of the holder(s) thereof to convert or exchange such Indebtedness for equity; (iii) is prepayable and terminable, at the Company’s (or its applicable Subsidiary’s) option, without premium, penalty or make-whole protection of any kind (excluding, for the avoidance of doubt, customary SOFR breakage) upon advance notice no longer than the relevant notice periods applicable to the Refinanced Indebtedness; (iv) (A) shall have no borrowers, issuers, guarantors, grantors, pledgors or other obligors or providers of credit support, other than Persons acting in such capacity(ies) under the applicable Refinanced Indebtedness and (B) shall not be secured by any collateral other than collateral securing such Refinanced Indebtedness; and (v) if in the form of a margin loan facility, has provisions corresponding to Section 2.09 of the Margin Loan Agreement no less favorable to the Company in any material respect than Section 2.09 (including the definitions referenced therein) of the Margin Loan Agreement (as in effect on the date hereof).

Notwithstanding anything herein to the contrary, any Indebtedness constituting a Permitted Margin Loan Refinancing that replaces revolving loans or facilities under the Company Margin Facility shall be deemed a Company Margin Facility for purposes of this Agreement (i.e., entitled to the same treatment).

“Person” means (a) any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or (b) any Group comprised of two (2) or more of the foregoing.

“Personal Data” means any and all information that, (a) alone or in combination with other information, allows the identification of a living individual (including IP address, digital signature, name, address, telephone number, email address or usernames in combination with a password or security code that would allow access to an online account, date of birth, social security number, bank account number, government-issues identification number, credit card number, credit history and criminal history) and is “Personal Data” as that term is defined in Article 4 of the GDPR or (b) is “Personally Identifiable Information” under any Data Security Requirements in any jurisdiction applicable to the processing of that Personal Data.

“Portfolio Securities” means the securities of the entities set forth on Section 1.1(d) of the Company Disclosure Letter and Section 1.1(d) of the Parent Disclosure Letter, as applicable.

“Potter Anderson” means Potter Anderson & Corroon LLP.

“Privileged Information” shall mean any and all Protected Information regardless of whether shared with, by, or among any Represented Person or their respective Affiliates (or any of their respective Representatives), that was created prior to the Closing and would ordinarily be protected by the attorney-client privilege or similar protections (including attorney work-product protections), as to which the Company, prior to the Closing, had any rights whatsoever, either by itself or in conjunction with another Person.

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“Protected Information” shall mean any and all (a) documents, information, or other materials (including analyses, memoranda, spreadsheets and drafts of any of the foregoing) whether written (in physical form or electronic media) or oral (including any written notes derived therefrom) created prior to the Closing by or for the benefit of any Represented Persons and/or any of their respective Affiliates or Representatives, and (b) communications prior to the Closing, whether written (in physical form or electronic media) or oral (including any written notes derived therefrom) that occur between or among any of the following: any Represented Persons, any of their respective Affiliates or any of their respective Representatives (including, for the avoidance of doubt, strictly internal communications), in the case of each of clause (a) or (b), to the extent actually (or reasonably deemed to be) in the possession or control of the Company on or prior to the Closing and relating to:

(i)             the businesses or affairs of the Company and its Affiliates to the extent such information described in clause (a) or (b) of the introductory paragraph to this definition also primarily relates to (1) any of the Persons set forth in clauses (iv), (v) or (vi) of the definition of Represented Persons (other than to the extent such Persons are acting in their capacities as employees, officers, directors or stockholders of the Company) or the respective employees, officers, directors or stockholders of the Persons set forth in clause (vi) of the definition of Represented Persons to the extent acting in their capacities as such or (2) Parent or any of its Affiliates;

(ii)            the transactions contemplated by (together with any actions taken in anticipation of, or in consideration of any alternatives to, the transactions contemplated by) this Agreement or the GCI Divestiture; or

(iii)           any analyses or presentations prepared or conducted by any financial advisor to the Company with respect to, in connection with or in anticipation of the transactions described in immediately preceding clause (ii) (including the relevant portions of any related materials shared with any transaction committee of the Company Board or the Company Board);

provided, however, that, notwithstanding the foregoing and for the avoidance of doubt, the following shall not be deemed to be Protected Information: (A) financial statements, schedules and other financial information to the extent relating to the Company and/or its Subsidiaries, including auditors’ work papers and correspondence with, to or from auditors, (B) any of the information described in clause (a) or (b) to the introductory paragraph of this definition to the extent relating to or arising out of the Company’s SEC or Nasdaq compliance, reporting or similar obligations, including its financial reporting and accounting requirements, as a public company (other than to the extent relating to the matters described in clause (ii) of this definition), (C) documentation executed or delivered by or to the Company in connection with the issuance of the Exchangeable Debentures, including the Exchangeable Debentures Indentures, together with any analyses regarding the structure or terms, or interpreting the provisions, thereof, and (D) corporate record books of the Company and/or any of its Subsidiaries, including minutes from meetings of or actions taken by the Company Board (other than meetings of or actions taken by any transaction committee of the Company Board or the Company Board, in each case to the extent such meetings or actions relate to any of the matters described in clause (i), (ii) or (iii) above) or any Board of Directors or similar governing body of any of the Company’s Subsidiaries, and minutes from meetings of or formal actions taken by the stockholders of the Company or any of the Company’s Subsidiaries.

“Qurate” means Qurate Retail, Inc., a Delaware corporation (f/k/a Liberty Interactive Corporation).

“Representatives” means, with respect to any Person, its financial advisors, legal counsel, financing sources, accountants, insurers or other advisors, agents or representatives, including its officers and directors.

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“Sarbanes Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Sherman” means Sherman & Howard L.L.C.

“Skadden” means Skadden, Arps, Slate, Meagher & Flom LLP.

“State Commissions” means any state Governmental Authority that has issued Communications Licenses to the Company or its Subsidiaries, or any successor to any such state Governmental Authority.

“Stock Issuance” means the issuance of (a) shares of Parent Class A Common Stock to holders of shares of Company Common Stock and (b) shares of Parent Preferred Stock to holders of Company Preferred Stock, in each case, as part of the Merger Consideration.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity (a) that is consolidated with such Person for purposes of financial reporting under GAAP or (b) in which such Person (i) owns, directly or indirectly, more than fifty percent (50%) of the voting power represented by the outstanding voting securities or more than fifty percent (50%) of the equity securities, profits interest or capital interest, (ii) is entitled to elect at least one-half of the board of directors or similar governing body or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively; provided, that for purposes of this Agreement, (a) neither Parent, the Portfolio Company nor any of their respective Subsidiaries will be deemed to be a Subsidiary of the Company or a Subsidiary of any of the Company’s Subsidiaries and (b) neither the Portfolio Company nor any of its Subsidiaries will be deemed to be a Subsidiary of Parent or a Subsidiary of any of Parent’s Subsidiaries.

“Superior Company Proposal” means a bona fide written Alternative Company Transaction Proposal which the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal, (a) is reasonably likely to be consummated on the terms proposed, (b) is more favorable from a financial point of view to the Company, the Company Stockholders and the Company Disinterested Stockholders than the terms of the Merger and the other transactions contemplated hereby and (c) is otherwise on terms that the Company Board has determined to be superior to the transactions contemplated hereby; provided, however, that, for purposes of this definition of “Superior Company Proposal,” the term “Alternative Company Transaction Proposal” shall have the meaning assigned to such term in this Agreement, except that each reference to twenty-five percent (25%) in the definition of “Alternative Company Transaction” when used in the definition of “Alternative Company Transaction Proposal” shall be replaced with a reference to eighty percent (80%).

“Superior Parent Proposal” means a bona fide written Alternative Parent Transaction Proposal which the Parent Special Committee or the Parent Board (acting at the recommendation of the Parent Special Committee) determines in good faith (after consultation with its outside legal counsel and financial advisors), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal, (a) is reasonably likely to be consummated on the terms proposed, (b) is more favorable from a financial point of view to Parent, the Parent Stockholders and the Parent Disinterested Stockholders than the terms of the Merger and the other transactions contemplated hereby and (c) is otherwise on terms that the Parent Special Committee or the Parent Board (acting at the recommendation of the Parent Special Committee) has determined to be superior to the transactions contemplated hereby; provided, however, that, for purposes of this definition of “Superior Parent Proposal,” the term “Alternative Parent Transaction Proposal” shall have the meaning assigned to such term in this Agreement, except that each reference to twenty-five percent (25%) in the definition of “Alternative Parent Transaction” when used in the definition of “Alternative Parent Transaction Proposal” shall be replaced with a reference to eighty percent (80%).

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“Tax” or “Taxes” means (a) any and all federal, state, local and foreign taxes and other assessments, governmental charges, duties, fees, levies and Liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, escheat, employment, excise and property taxes and (b) all interest, penalties and additions imposed with respect to such amounts in clause (a).

“Tax Opinion Representations” means the representations in the Company Tax Opinion Representation Letter and the Parent Tax Opinion Representation Letter.

“Tax Opinions” means the Parent Tax Opinion and the Company Tax Opinion.

“Tax Return” means a report, return, certificate, form or similar statement or document, including any amendment thereof or any attachment thereto, supplied to or filed with or required to be supplied to or filed with a Governmental Authority in connection with the determination, assessment or collection of any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Agreement Joinder” means the Assumption and Joinder Agreement to Tax Sharing Agreement, dated as of the date hereof, by and among Parent, the Company and Qurate.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than the Company, Parent or any of their respective Affiliates.

“Trademarks” means trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names, social media handle registrations and all other indicia of origin, all applications, registrations and renewals in connection therewith and all goodwill associated with any of the foregoing.

“Transaction Documents” means this Agreement, the Voting Agreement, the Liberty Media Letter Agreement, the Liberty Media Side Letter, the Exchange Side Letter, the Joinder Agreements, the GCI Divestiture Documents, and the Stockholders and Letter Agreement Amendment.

“Treasury Regulations” means the regulations promulgated under the Code in effect on the date of this Agreement and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“Wachtell Lipton” means Wachtell, Lipton, Rosen & Katz.

“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988 or any similar state, local or foreign Law.

“Wholly Owned Subsidiary” means, as to any Person, a Subsidiary of such Person, 100% of the Equity and voting interest in which is beneficially owned or owned of record, directly and/or indirectly, by such Person.

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“Willful Breach” means a material breach of a Party’s covenants and agreements set forth in this Agreement that is the consequence of an act or omission by a Party with the Knowledge that the taking of such act or failure to take such action would be a material breach of such Party’s covenants or agreements in this Agreement.

Section 1.2         Additional Defined Terms.

Term	Section

A/N	Recitals
Affiliate Contract	3.23(a)
Agreement	Preamble
Alternative Tax-Free Transactions	5.11(g)
Amended Company Notice Period	5.4(b)(ii)
Amended Parent Notice Period	5.6(b)(ii)
Book Entry Shares	2.6(a)(ii)
Certificate	2.6(a)(ii)
Certificate of Merger	2.3(a)
Charter Holdings Equity Securities	5.2(c)
Closing 2.4
Closing Date	2.4
Code	Recitals
Combination Recitals
Common Consideration	2.6(a)(ii)(3)
Company Preamble
Company Board	Recitals
Company Board Recommendation	3.4(b)
Company Disinterested Stockholder Approval	3.4(c)
Company Disinterested Stockholders	3.4(c)
Company ERISA Affiliate	See definition of Company Plan, 1.1
Company Material Contract	3.17(a)
Company Notice Period	5.4(b)(ii)
Company Offer	5.6(b)(ii)
Company Other Interests	3.3(c)
Company Owned Parent Shares	Recitals
Company Recourse Related Party	7.3(f)
Company SEC Documents	3.6(a)
Company Stockholder Approval	3.4(c)
Company Stockholders Meeting	5.7(a)
Company Tax Counsel	6.3(d)
Company Vote Date	7.1(b)(iii)
Confidentiality Agreement	5.8(d)
D&O Insurance	5.14(b)
D&O Tail	5.14(b)
Delaware Courts	8.11
DGCL	Recitals
Dissenting Shares	2.6(e)
DLLCA	Recitals
Drop Dead Date	7.1(b)(i)
Effective Time	2.3(a)
Exchange Agent	2.7(a)

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Exchange Fund	2.7(a)
Exchangeable Shortfall Amount	5.22(a)(i)(1)
Extended Date	5.14(a)
Fractional Share	2.6(f)
GCI Business	5.24(a)
GCI Divestiture	5.24(a)
GCI Divestiture Shortfall Amount	5.22(e)
GCI Event	5.24(f)
GCI Spinco	5.24(a)(iii)
GDPR	See definition of Data Security Requirements 1.1
Grizzly Merger Sub	3.14(h)
Indemnified Parties	5.14(a)
Intended Tax Treatment	5.11(a)
Joint Proxy Statement	5.7(a)
Letter Agreement	Recitals
Maffei Voting Agreement	Recitals
Malone Voting Agreement	Recitals
Margin Loan Agreement	See definition of Company Margin Facility, 1.1
Merger	Recitals
Merger Consideration	2.6(a)(ii)(4)
Merger Consideration Value	2.8(a)(i)
Merger LLC	Preamble
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Stockholder Consent	4.3(d)
Necessary Information	5.27(c)
Parent	Preamble
Parent Board	Recitals
Parent Board Recommendation	4.3(c)
Parent Closing Price	2.8(a)(ii)
Parent Disinterested Stockholder Approval	4.3(f)
Parent Disinterested Stockholders	4.3(f)
Parent Financial Statements	4.5(b)
Parent Notice Period	5.6(b)(ii)
Parent Offer	5.4(b)(ii)
Parent Recourse Related Party	7.3(g)
Parent SEC Documents	4.5(a)
Parent Special Committee	Recitals
Parent Special Committee Recommendation	4.3(b)
Parent Stockholder Approval	4.3(f)
Parent Stockholders Meeting	5.7(a)
Parent Tax Counsel	6.2(e)
Parent Vote Date	7.1(b)(iv)
Permitted Parent Access Circumstance	5.27(c)
Portfolio Company	See definition of Affiliate, 1.1
Post-Closing Representation	5.27(a)
Preferred Consideration	2.6(a)(ii)(4)
Proposed Change in Tax Law	5.11(f)
Qualified Plan	3.16(d)
Qurate TSA	3.14(h)
Refinanced Indebtedness	See definition of Permitted Margin Loan Refinancings, 1.1

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Registration Statement	5.7(a)
Represented Persons	5.27(a)
Separation Principles	5.24(a)
Series A Consideration	2.6(a)(ii)(1)
Series B Consideration	2.6(a)(ii)(2)
Series C Consideration	2.6(a)(ii)(3)
Stockholders Agreement	Recitals
Stockholders and Letter Agreement Amendment	Recitals
Surviving Company	2.1(b)
Surviving Corporation	2.1(a)
Termination Fee	7.3(a)
Upstream Effective Time	2.3(b)
Upstream Merger	Recitals
Upstream Merger Certificate	2.3(b)
Use	3.12(c)
Voting Agreements	Recitals
Voting Company Debt	3.2(c)
Voting Parent Debt	4.2(c)

Section 1.3         Terms Generally.

(a)            The definitions in Section 1.1 and Section 1.2 will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules) in their entirety and not to any part hereof unless the context otherwise requires. All references herein to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. Any references to any statute or regulation are to such statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions), unless the context otherwise requires. Any reference in this Agreement to a “day” or “number of days” (without the explicit qualification of “business”) will be interpreted as a reference to a calendar day or number of calendar days, as the case may be. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice will be deferred until, or may be taken or given on, the next Business Day. As used herein, and unless the context otherwise requires, the phrase “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) (x) with respect to information to be made available to Parent, posted and made available to Parent on the Company due diligence data site or otherwise delivered to Wachtell Lipton by the Company or its Representatives in connection with the transactions contemplated by the Transaction Documents at least one (1) Business Day prior to the date of this Agreement, and (y) with respect to information to be made available to the Company, posted or made available to the Company on Parent’s due diligence data site or delivered to O’Melveny by Parent or its Representatives in connection with the transactions contemplated by the Transaction Documents at least one (1) Business Day prior to the date of this Agreement or (B) filed or furnished to the SEC (and publicly available) at least two (2) Business Days prior to the date of this Agreement.

(b)            References to “the Company” in the phrase “the Company and its Subsidiaries, taken as a whole”, including for purposes of Article III, will be deemed to include the Company’s equity interest in Parent through the Company’s ownership of Parent Class A Common Stock and the related value to the Company thereof and the Company’s equity interest in the Portfolio Company through the Company’s ownership of the Portfolio Securities and the related value to the Company thereof; provided, that in no event shall Parent, the Portfolio Company or any of their respective Subsidiaries constitute a Subsidiary of the Company or any of its Subsidiaries.

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(c)            For all purposes of this Agreement, each Party hereto acknowledges and agrees that none of the representations and warranties set forth in Article III (other than Section 3.14 (Tax) and Section 3.15 (Tax Matters)) or in any certificate delivered by the Company pursuant hereto (including with respect to the condition set forth in Section 6.2(a)) are being made with respect to Parent, its Subsidiaries, the Portfolio Company, its Subsidiaries or the respective businesses of the Portfolio Company or Parent (including their respective Subsidiaries) or, if the GCI Divestiture is consummated, GCI Spinco, GCI, their respective Subsidiaries or the GCI Business, and that Parent, the Portfolio Company, their respective Subsidiaries, and the respective businesses of the Portfolio Company and Parent and, if the GCI Divestiture is consummated, GCI Spinco, GCI, their respective Subsidiaries and the GCI Business shall be excluded from the representations and warranties set forth in Article III (other than Section 3.14 (Tax) and Section 3.15 (Tax Matters)) and in any certificate delivered by the Company pursuant hereto for all purposes of this Agreement (including for purposes of Section 6.2(a)), except that (i) this sentence shall not limit (A) any representations or warranties herein by the Company regarding the Company’s or any of its Subsidiaries’ ownership of the Portfolio Securities or the Company Owned Parent Shares or (B) any statement, representation or warranty made in the Company Tax Opinion Representation Letter and (ii) notwithstanding anything to the contrary in this Agreement, each and every representation and warranty set forth in Article III (other than Section 3.15 (Tax Matters)) with respect to, for or relating to GCI Spinco, GCI, any of their respective Subsidiaries or the GCI Business shall be deemed to be qualified by and subject to an exception for “Company Material Adverse Effect”.

(d)            For all purposes of this Agreement, each Party hereto acknowledges and agrees that none of the representations and warranties set forth in Article IV (other than Section 4.11 (Tax Matters)) or in any certificate delivered by Parent pursuant hereto (including as such representations and warranties are included in the condition set forth in Section 6.3(a)) are being made with respect to the Portfolio Company and its Subsidiaries or the business of the Portfolio Company and that the Portfolio Company, its Subsidiaries and the business of the Portfolio Company shall be excluded from the representations and warranties set forth in Article IV (other than Section 4.11 (Tax Matters)) and in any certificate delivered by Parent pursuant hereto for all purposes of this Agreement, except that this sentence shall not limit (i) any representations or warranties herein by Parent regarding Parent’s or any of its Subsidiaries’ ownership of the Portfolio Securities or (ii) any statement, representation or warranty made in the Parent Tax Opinion Representation Letter.

(e)            For the avoidance of doubt, the phrase “Parent and its Subsidiaries” will be deemed to include Merger Sub and Merger LLC prior to the Effective Time, the Surviving Corporation following the Effective Time and the Surviving Company following the Upstream Effective Time.

Article II

THE COMBINATION

Section 2.1         The Combination.

(a)            Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue as the surviving corporation in the Merger (hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

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(b)            Upon the terms and subject to the conditions set forth in this Agreement (which constitutes a “plan of merger” for purposes of Section 18-209(i) of the DLLCA) and in accordance with the DGCL, the DLLCA and the authorization of the Upstream Merger by Merger LLC in accordance with Merger LLC’s governing documents, Section 267 of the DGCL, Section 18-209(i) of the DLLCA and the Upstream Merger Certificate, following the Effective Time and at the Upstream Effective Time, the Surviving Corporation shall be merged with and into Merger LLC and the separate corporate existence of the Surviving Corporation shall thereupon cease. Merger LLC shall continue as the surviving company in the Upstream Merger (sometimes hereinafter referred to as the “Surviving Company”), and the separate existence of Merger LLC with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Upstream Merger. At the Upstream Effective Time, the effect of the Upstream Merger shall be as provided in this Agreement, the Upstream Merger Certificate and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Upstream Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Surviving Corporation and Merger LLC shall vest in the Surviving Company, and all debts, Liabilities and duties of the Surviving Corporation and Merger LLC shall become the debts, Liabilities and duties of the Surviving Company.

Section 2.2         Organizational Documents.

(a)            At the Effective Time, the Company Charter as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation and shall not be amended or restated in connection with the Merger.

(b)            The Parties shall take all necessary action so that, at the Effective Time, the Company Bylaws as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as the bylaws of Merger Sub read immediately prior to the Effective Time (with any necessary changes, including the name of the Surviving Corporation) and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter further amended (subject to Section 5.14(a)) in accordance with their terms, the terms of the certificate of incorporation of the Surviving Corporation and the DGCL.

(c)            At the Upstream Effective Time, the certificate of formation of Merger LLC, as in effect immediately prior to the Upstream Effective Time, shall be the certificate of formation of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Company’s certificate of formation and limited liability company agreement.

(d)            At the Upstream Effective Time, the limited liability company agreement of Merger LLC, as in effect immediately prior to the Upstream Effective Time, shall be the limited liability company agreement of the Surviving Company, until thereafter amended (subject to Section 5.14(a)) in accordance with applicable Law and the applicable provisions of such limited liability company agreement.

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Section 2.3         Effective Time; Upstream Effective Time.

(a)            Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, (i) first, Parent shall file (or cause to be filed) the Certificate of Designations with the Secretary of State of the State of Delaware, which shall become effective upon the filing of the Certificate of Designations with the Secretary of State of the State of Delaware or such later date and time as set forth therein and mutually agreed by Parent and the Company but in all events prior to the Effective Time and (ii) second, the Company shall file (or cause to be filed) a certificate of merger containing the provisions required by, and executed in accordance with, Section 251(c) of the DGCL (the “Certificate of Merger”), together with any required related certificates, filings or recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”); provided, however, that in no event shall the Effective Time be prior to the time the Certificate of Designations has become effective.

(b)            Immediately following the effectiveness of the Certificate of Merger, Merger LLC shall file (or cause to be filed) a certificate of ownership and merger with respect to the Upstream Merger containing the provisions required by, and executed in accordance with, Section 267 of the DGCL and Section 18-209(i) of the DLLCA (and as authorized by Merger LLC in accordance with Section 267 of the DGCL, Section 18-209 of the DLLCA and Merger LLC’s governing documents) (the “Upstream Merger Certificate”), together with any required related certificates, filings or recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA. The Upstream Merger shall become effective upon the filing of the Upstream Merger Certificate with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Upstream Merger Certificate (such time, the “Upstream Effective Time”). The Effective Time shall, in all events, precede the Upstream Effective Time.

Section 2.4         Closing. Unless this Agreement shall have been terminated in accordance with Section 7.1, the closing of the Combination (the “Closing”) shall occur on the later of (a) June 30, 2027 and (b) the third (3rd) Business Day after all of the conditions set forth in Article VI shall have been satisfied or waived (to the extent waivable) by the Party entitled to the benefit of the same (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other date and time as agreed to by the Parties in writing or pursuant to Section 5.11(f) (the date on which the Closing occurs, the “Closing Date”). The Closing shall take place via the electronic exchange of documents and signature pages on the Closing Date or at such other place and time as agreed to by the Parties hereto.

Section 2.5         Directors and Officers.

(a)            The Parties shall take all necessary action such that from and after the Effective Time the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.

(b)            The Parties shall take all necessary action such that, from and after the Upstream Effective Time, the officers of Merger LLC immediately prior to the Upstream Effective Time shall be the officers of the Surviving Company until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.

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Section 2.6         Effect on Capital Stock.

(a)            Effect on Company Capital Stock and Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholders, any of the Parties, or any other Person:

(i)         Cancelled Shares. Each share of Company Common Stock or Company Preferred Stock (A) held by the Company as treasury stock or by any of its Wholly Owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor and (B) owned by Parent or any of its Wholly Owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor.

(ii)        Conversion of Company Capital Stock. Except as otherwise provided in Section 2.6(a)(i), and subject to Section 2.6(b) and Section 2.6(e):

(1)            Each share of Company Series A Common Stock issued and outstanding immediately prior to the Effective Time shall automatically, and without any election on the part of the Company Stockholders, be converted into and become the right to receive a number of validly issued, fully paid and nonassessable shares of Parent Class A Common Stock equal to the Common Exchange Ratio, with any Fractional Share to be treated in accordance with Section 2.6(f) (such shares of Parent Class A Common Stock, the “Series A Consideration”);

(2)            Each share of Company Series B Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall automatically, and without any election on the part of the Company Stockholders, be converted into and become the right to receive a number of validly issued, fully paid and nonassessable shares of Parent Class A Common Stock equal to the Common Exchange Ratio, with any Fractional Share treated in accordance with Section 2.6(f) (such shares of Parent Class A Common Stock, the “Series B Consideration”);

(3)            Each share of Company Series C Common Stock issued and outstanding immediately prior to the Effective Time shall automatically, and without any election on the part of the Company Stockholders, be converted into and become the right to receive a number of validly issued, fully paid and nonassessable shares of Parent Class A Common Stock equal to the Common Exchange Ratio, with any Fractional Share treated in accordance with Section 2.6(f) (such shares of Parent Class A Common Stock, the “Series C Consideration” and, together with the Series A Consideration and the Series B Consideration, the “Common Consideration”); and

(4)            Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically, and without any election on the part of the Company Stockholders, be converted into and become the right to receive one validly issued, fully paid and nonassessable share of Parent Preferred Stock (such shares of Parent Preferred Stock, the “Preferred Consideration”, and together with the Common Consideration, the “Merger Consideration”).

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From and after the Effective Time, all shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to be outstanding and shall cease to exist, and, except as otherwise provided in Section 2.6(a)(i) and subject to Section 2.6(b), Section 2.6(c) and Section 2.6(e), each holder of (A) a certificate (a “Certificate”) that immediately prior to the Effective Time represented such shares or (B) such shares immediately prior to the Effective Time in non-certificated book-entry form (the “Book Entry Shares”) shall, in each case, thereafter cease to have any rights with respect to such shares of Company Capital Stock, except the right to receive the Merger Consideration to be issued in consideration therefor, cash in lieu of any Fractional Share pursuant to Section 2.6(f) and any dividends or other distributions to which holders of shares become entitled in accordance with this Article II upon the surrender of such Certificate (subject to Section 2.7(h)) or exchange of Book Entry Shares in accordance with Section 2.7.

(iii)       Effect on Merger Sub Common Stock. Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and shall become one (1) share of Series A common stock of the Surviving Corporation.

(b)            Changes to Stock. If at any time during the period between the date of this Agreement and the Effective Time, any change in outstanding Parent Capital Stock or Company Capital Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, split-up, reverse stock-split, exchange, readjustment or other similar transaction of or involving shares or any stock dividend thereon with a record date, payment date or ex-dividend date during such period, or any similar extraordinary transaction or event (including any merger, consolidation, share exchange, business combination or similar transaction as a result of which Parent Capital Stock or Company Capital Stock will be converted or exchanged (other than any conversion by any holder thereof of Company Series B Common Stock into Company Series A Common Stock pursuant to the terms of the Company Charter, other than any GCI Divestiture and other than the exchange of any shares of Company Series B Common Stock for such shares of Company Series C Common Stock (or vice versa) pursuant to the Exchange Agreement or the Exchange Side Letter), the Merger Consideration, the Common Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately and equitably adjusted to provide the Company Stockholders the same economic effect as contemplated by this Agreement prior to such event (with any such adjustments that are made to Company Equity Awards to be determined by the Company Board (or an authorized committee thereof) in its sole discretion). For the avoidance of doubt, neither the declaration nor payment by the Company of quarterly cash dividends on the Company Preferred Stock in accordance with the terms of the Company Charter prior to the Effective Time will require any adjustment under this Section 2.6(b).

(c)            Post-Closing Company Preferred Stock Dividends. Parent shall pay (or cause a Subsidiary of Parent to pay) all dividends declared by the Company Board in accordance with the Company Charter on the Company Preferred Stock to the extent that the payment date for such dividends is after the Closing and the record date therefor precedes the Closing. The declared dividends shall be paid by Parent on the payment date to the holders of record of Company Preferred Stock as of the close of business on the record date therefor. Any dividends declared by the Company Board on the Company Preferred Stock will be conditioned on the record date occurring prior to the Closing Date.

(d)            Conversion of Surviving Corporation Shares. At the Upstream Effective Time, by virtue of the Upstream Merger and without any action on the part of any of the Parties or holders of any securities of the Surviving Corporation or Merger LLC, (i) each limited liability company interest of Merger LLC issued and outstanding immediately prior to the Upstream Effective Time shall remain outstanding as a limited liability company interest of the Surviving Company and (ii) each share of capital stock of the Surviving Corporation shall be cancelled and shall cease to exist, and no securities or other consideration shall be delivered in exchange therefor.

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(e)            Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Series B Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (“Dissenting Shares”) shall not be converted at the Effective Time into or represent the right to receive the Series B Consideration pursuant to Section 2.6(a)(ii)(2), but instead, and in lieu thereof, each holder of a Dissenting Share shall only be entitled to payment of the fair value of such Dissenting Share in accordance with and to the extent provided in Section 262 of the DGCL, unless and until any such holder fails to perfect, waives or effectively withdraws or otherwise loses their rights to appraisal and payment thereunder; provided, that if any such holder shall fail to perfect or otherwise shall waive, effectively withdraw or lose the right to appraisal under Section 262 of the DGCL with respect to any Dissenting Shares, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been cancelled and converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Series B Consideration without any interest thereon, upon surrender of such Dissenting Share pursuant to Section 2.7 hereof, and shall not thereafter be deemed to be a Dissenting Share.

(f)             Fractional Shares. Notwithstanding anything to the contrary contained herein, holders of record of Company Common Stock shall not be entitled to receive a fraction of a share of Parent Class A Common Stock (each, a “Fractional Share”) as Common Consideration pursuant to the Merger and any holder of record of Company Common Stock entitled to receive a fractional share of Parent Class A Common Stock (after aggregating all shares of Parent Class A Common Stock into which such holder of record’s shares of Company Common Stock have been converted pursuant to Section 2.6(a)(ii) hereof), but for this Section 2.6(f), shall be entitled to receive a cash payment in lieu thereof (without interest) in accordance with this Section 2.6(f). Parent shall cause the Exchange Agent to aggregate all Fractional Shares that are otherwise issuable pursuant to the terms hereof into whole shares and cause such whole shares to be sold at prevailing market prices on behalf of those holders of record who would have otherwise been entitled to receive a Fractional Share, and each such holder of record who would have otherwise been entitled to receive a Fractional Share shall be entitled to receive cash, without interest, rounded down to the nearest cent, in lieu of such Fractional Share in an amount equal to such holder’s pro rata share of the total cash proceeds (net of any fees to the Exchange Agent) from such sales. The Exchange Agent will have sole discretion to determine when, how and through which broker-dealers such sales will be made without any influence by any Party. Following such sales, the applicable holders of record will receive a cash payment in the form of a check or wire transfer in an amount equal to their pro rata share of the total net proceeds, less any applicable withholding taxes. If such holders of record physically hold one or more Certificates, the check for any cash that such holders of record may be entitled to receive instead of Fractional Shares will be mailed to such holders separately. The Parties acknowledge that the payment of cash in lieu of Fractional Shares does not represent separately bargained-for consideration and merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of Fractional Share.

Section 2.7         Exchange of Certificates and Book Entry Shares.

(a)            Exchange Agent. Prior to the Effective Time, Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) in the Merger for the purpose of exchanging Certificates and Book Entry Shares for the applicable Merger Consideration (including to pay to holders of such Certificates and Book Entry Shares cash in lieu of Fractional Shares, if any, pursuant to Section 2.6(f)). Prior to the Effective Time, Parent shall enter into or shall have entered into an exchange agent agreement with the Exchange Agent in a form reasonably acceptable to the Company, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement and such agreement shall be reasonably acceptable to the Company. Parent will make available to the Exchange Agent, at or prior to the Effective Time, a number of shares of Parent Class A Common Stock and Parent Preferred Stock sufficient to pay the aggregate Merger Consideration pursuant to Section 2.6(a) (such shares of Parent Class A Common Stock and Parent Preferred Stock, together with any cash in lieu of Fractional Shares, dividends or distributions with respect thereto, the “Exchange Fund”). Promptly after the Effective Time and in any event within ten (10) Business Days after the Effective Time, Parent will cause the Exchange Agent to send to each holder of record (as of immediately prior to the Effective Time) of a Certificate (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or by appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company in the United States) and shall have such other terms as shall be reasonably requested by the Company prior to the Closing for use in effecting delivery of shares of Company Common Stock or Company Preferred Stock to the Exchange Agent and (ii) instructions for effecting the surrender of Certificates in exchange for the Merger Consideration issuable and payable in respect thereof (including any cash in lieu of Fractional Shares pursuant to Section 2.6(f)) and any dividends or other distributions to which such holders are entitled pursuant to Section 2.7(d). Each holder of Book Entry Shares immediately prior to the Effective Time shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the applicable Merger Consideration payable pursuant to Section 2.1 (including cash in lieu of any Fractional Shares pursuant to Section 2.6(f)). In lieu thereof, each holder of record of one or more Book Entry Shares may provide an “agent’s message” in customary form with respect to any Book Entry Share (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request).

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(b)            Exchange Procedure. Each holder of shares of Company Common Stock or Company Preferred Stock that have been converted into the right to receive the Common Consideration or the Preferred Consideration, respectively, to be issued in consideration therefor, upon surrender to the Exchange Agent of a Certificate (subject to Section 2.7(h)), together with a properly completed letter of transmittal, or upon receipt by the Exchange Agent of an appropriate agent’s message (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of book-entry transfer of Book Entry Shares, will be entitled to receive (i) the number of whole shares of Parent Class A Common Stock or Parent Preferred Stock (which shall be in non-certificated book-entry form unless a physical Certificate is requested) that such holder has the right to receive pursuant to Section 2.6, (ii) cash in lieu of Fractional Shares, if any, that such holder has the right to receive pursuant to Section 2.6(f) and (iii) a check or other form of payment in the amount equal to any dividends and other distributions, if any, payable in respect of such whole shares pursuant to Section 2.7(d). Any such Certificate or Book Entry Share shall forthwith be cancelled. No interest shall be paid or accrued on any Merger Consideration (including any cash in lieu of any Fractional Share pursuant to Section 2.6(f)) or on any unpaid dividends and distributions payable to holders of Certificates or Book Entry Shares. Until so surrendered, each Certificate and Book Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration (including any cash in lieu of Fractional Shares pursuant to Section 2.6(f)) and any dividends and other distributions in accordance with Section 2.7(d), without interest.

(c)            Certificate Holder. If any portion of the Merger Consideration (including any cash in lieu of any Fractional Shares pursuant to Section 2.6(f), or any other payment provided for in this Article II) is to be paid to or registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment or registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of Merger Consideration (including any cash in lieu of any Fractional Shares pursuant to Section 2.6(f), or other payment) shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment or registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

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(d)            Dividends and Distributions. No dividends or other distributions with respect to shares of Parent Class A Common Stock or Parent Preferred Stock issued pursuant to the Merger shall be paid to the holder of any unsurrendered Certificates or non-exchanged Book Entry Shares that the holder thereof has the right to receive upon the surrender or exchange thereof until such Certificates (subject to Section 2.7(h)) or Book Entry Shares, as applicable, are properly surrendered or exchanged in accordance with this Section 2.7. Promptly following such surrender or exchange, there shall be paid, without interest, to the record holder of the shares of Parent Class A Common Stock or Parent Preferred Stock issued in exchange therefor (i) all dividends and other distributions payable in respect of such shares of Parent Class A Common Stock or Parent Preferred Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender or exchange and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Class A Common Stock and Parent Preferred Stock with a record date after the Effective Time but with a payment date subsequent to the date of such surrender or exchange. For purposes of dividends or other distributions in respect of shares of Parent Class A Common Stock or Parent Preferred Stock, all shares of Parent Class A Common Stock or Parent Preferred Stock to be issued pursuant to the Merger shall be entitled to dividends and other distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(e)            No Further Ownership Rights. The Merger Consideration (including any cash in lieu of any Fractional Shares pursuant to Section 2.6(f), and any other payments) paid in accordance with the terms of this Article II in respect of shares of Company Capital Stock converted pursuant to Section 2.6 shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book Entry Shares formerly representing shares of Company Common Stock or Company Preferred Stock are presented to the Surviving Corporation (or the Surviving Company, as applicable) or the Exchange Agent for any reason, such Certificates shall be canceled and such Certificates or Book Entry Shares shall be exchanged as provided in this Article II.

(f)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Common Stock or Company Preferred Stock for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock or Company Preferred Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for the Merger Consideration (including any cash in lieu of any Fractional Shares pursuant to Section 2.6(f), and any other payment in accordance with this Article II).

(g)            No Liability. None of Parent, Merger Sub, Merger LLC, the Company or the Exchange Agent shall be liable to any Person in respect of any Parent Class A Common Stock or Parent Preferred Stock from the Exchange Fund properly delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Shares shall not have been surrendered or exchanged prior to the date on which the applicable Merger Consideration (including any cash in lieu of any Fractional Shares pursuant to Section 2.6(f)) would escheat to or become the property of any Governmental Authority, any such Merger Consideration (including any cash in lieu of any Fractional Shares pursuant to Section 2.6(f)) shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

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(h)            Lost Certificates. If any Certificate shall have been lost, stolen, materially defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, materially defaced or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in respect of such lost, stolen, materially defaced or destroyed Certificate the Merger Consideration issuable in respect thereof (including any cash in lieu of any Fractional Shares pursuant to Section 2.6(f)) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(d), with respect to each share of Company Common Stock or Company Preferred Stock formerly represented by such Certificate.

(i)             Withholding Rights. Parent, Merger Sub, Merger LLC, the Company and the Exchange Agent shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law. To the extent that amounts are so deducted or withheld by Parent, Merger Sub, Merger LLC, the Company or the Exchange Agent, as applicable, and timely paid to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.8         Company Equity Awards.

(a)            Immediately prior to the Effective Time, any vesting conditions applicable to each Company Stock Option that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and at the Effective Time, each Company Stock Option shall, automatically and without any action on the part of the holder thereof, be converted into the right to receive that number of validly issued, fully paid and nonassessable shares of Parent Class A Common Stock (rounded down to the nearest whole share) equal to the quotient of (x) the product of (A) the excess, if any, of the Merger Consideration Value over the per share exercise price of the applicable Company Stock Option, multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, divided by (y) the Parent Closing Price. Any Company Stock Option that has an exercise price per share of Company Common Stock that is equal to or greater than the Merger Consideration Value shall be canceled for no consideration. For purposes of this Section 2.8(a), the terms:

(i)         “Merger Consideration Value” means the product of (x) the Common Exchange Ratio multiplied by (y) the Parent Closing Price.

(ii)        “Parent Closing Price” means the volume-weighted average price of Parent Class A Common Stock for the five (5) consecutive trading days ending two (2) trading days prior to the Closing Date as reported by Bloomberg, L.P.

(b)            Effective as of ten (10) Business Days prior to the Closing Date (or such other date on or around that time as may be determined by the Company Board (or authorized committee thereof)), each Company Unit Award (excluding each GCI Employee Unit Award) that is outstanding as of such time, shall, automatically and without any required action on the part of the holder thereof, accelerate and become fully vested (with applicable performance goals in respect of performance periods that are incomplete at such time, if any, being deemed satisfied at 100% of target) and all such shares of Company Common Stock underlying such Company Unit Award, less applicable tax withholdings, that are outstanding as of the Effective Time shall be treated as outstanding shares of Company Common Stock in the Merger and be treated as provided for in Section 2.6 and Section 2.7.

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(c)            Effective as of ten (10) Business Days prior to the Closing Date (or such other date on or around that time as may be determined by the Company Board (or authorized committee thereof)), any vesting conditions applicable to each Company Restricted Common Stock Award that is outstanding as of such time shall, automatically and without any required action on the part of the holder thereof, accelerate and become fully vested, and all shares of Company Common Stock subject to each Company Restricted Common Stock Award, less applicable tax withholdings, shall be treated as provided for in Section 2.6 and Section 2.7.

(d)            Prior to the Effective Time, the Company Board (or authorized committee thereof) shall take such action and adopt such resolutions as are required or appropriate to (i) effectuate the treatment of the Company Equity Awards pursuant to the terms of this Section 2.8 and (ii) if requested by Parent in writing, cause the Company Stock Plans to terminate effective as of the Effective Time.

Section 2.9         Further Assurances. If, at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the transactions contemplated by the Transaction Documents or to carry out the purposes and intent of the Transaction Documents at or after the Effective Time, then the Company, Parent, the Surviving Corporation or the Surviving Company, as applicable, and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate such contemplated transactions and to carry out the purposes and intent of the Transaction Documents.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 1.3(c) and except as set forth in (a) the Company SEC Documents filed and publicly available at least two (2) Business Days prior to the date of this Agreement (other than any disclosure set forth under “Risk Factors” or any “forward-looking statements” section or that are similarly cautionary, non-specific or predictive in nature) (provided, that in no event will any disclosure in the Company SEC Documents qualify or limit the representations and warranties in Sections 3.1 (Organization; Standing and Power), 3.2 (Capitalization), 3.4 (Authorization), 3.15 (Tax Matters), 3.18 (Anti-Takeover Statutes), 3.19 (Ownership in Parent), 3.20 (Brokers and Other Advisors) or 3.21 (Opinion of Financial Advisor) of this Agreement) or (b) the corresponding section of the Company Disclosure Letter (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosed with respect to any other section but only to the extent the relevance of a disclosure or statement therein to a section of this Article III is reasonably apparent on its face without independent inquiry and that the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent, Merger LLC and Merger Sub as follows (provided, that no representation or warranty is made in this Article III with respect to the substance of any financial or other information (A) which has directly been provided by Parent specifically for the purpose of assisting the Company with its SEC reporting obligations as a public company, or (B) extracted (and reproduced in the Company SEC Documents without any material or substantive alteration thereto, or any analysis or further calculation or interpretation thereof) from the Parent SEC Documents):

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Section 3.1         Organization; Standing and Power. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clauses (b) and (c) as would not, individually or in the aggregate, reasonably be expected to have (x) a Company Material Adverse Effect or (y) a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents to which the Company is a party prior to the Drop Dead Date. The Company has made available to Parent, prior to the date of this Agreement, a complete and correct copy of the Company Governance Instruments in effect as of the date of this Agreement.

Section 3.2         Capitalization.

(a)            The authorized capital stock of the Company consists of (i) five hundred million (500,000,000) shares of Company Series A Common Stock, (ii) eighteen million seven hundred fifty thousand (18,750,000) shares of Company Series B Common Stock, (iii) five hundred million (500,000,000) shares of Company Series C Common Stock, and (iv) fifty million (50,000,000) shares of preferred stock, par value $0.01 per share, issuable in series with seven million three hundred thousand (7,300,000) shares designated as Company Preferred Stock. No other shares of capital stock of, or other equity or voting interests in, the Company are authorized.

(b)            As of the close of business on November 8, 2024, (i) 18,238,386 shares of Company Series A Common Stock were issued and outstanding, (ii) 2,020,332 shares of Company Series B Common Stock were issued and outstanding, (iii) 122,589,376 shares of Company Series C Common Stock were issued and outstanding (which figure includes 1,135 Company Restricted Common Stock Awards), (iv) 7,183,812 shares of Company Preferred Stock were issued and outstanding, (v) no shares of Company Common Stock were held in treasury by the Company, (vi) a total of 8,594,337 shares of Company Common Stock were available for future awards under the Company Stock Plans, (vii)  95,410 shares of Company Series B Common Stock were subject to outstanding unexercised Company Series B Stock Options, (viii) 4,246,075 shares of Company Series C Common Stock were subject to outstanding unexercised Company Series C Stock Options, (ix) 371,275 shares of Company Series C Common Stock were subject to outstanding Company RSU Awards, (x) 74,927 shares of Company Series C Common Stock were subject to outstanding Company PSU Awards, and (xi) no other shares of Company Capital Stock of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and non-assessable and were issued in compliance with applicable securities Laws. There are no preemptive or similar rights granted by the Company or any Subsidiary of the Company to any holders of any class of securities of the Company or any Subsidiary of the Company. No shares of the Company are owned by any Subsidiary of the Company. From the close of business on November 8, 2024 through the date of this Agreement, there have been no issuances, repurchases or redemptions by the Company of shares of Company Capital Stock or other equity interests in the Company or issuances by the Company of options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of Company Capital Stock or other equity interests in the Company or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of shares of Company Capital Stock or other equity interests in the Company, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or the settlement of Company Unit Awards or the withholding of shares for the satisfaction of applicable tax withholding requirements (or as to Company Stock Options, the applicable exercise price) related to Company Stock Options, Company Unit Awards, or Company Restricted Common Stock Awards, in each case outstanding as of the close of business on November 8, 2024 and in accordance with the terms thereof.

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(c)            Neither the Company nor any Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders or the stockholders of any such Subsidiary on any matter (“Voting Company Debt”).

(d)            Except as set forth in Section 3.2(b), or pursuant to any Transaction Document, other than the Company Equity Awards, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible into or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock, or other equity interests in the Company. As of the date of this Agreement, except pursuant to any Transaction Document, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. Other than the Voting Agreements, there are no proxies, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries. There are no agreements pursuant to which the Company or any of its Subsidiaries is a party or is bound pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of its Subsidiaries.

(e)            Section 3.2(e) of the Company Disclosure Letter sets forth, in all material respects, the following information as of the close of business on November 8, 2024 with respect to each outstanding Company Equity Award: the aggregate number of shares issuable thereunder (based on the target and maximum levels of performance with respect to Company PSU Awards), the type of Company Equity Award and series of Company Common Stock subject to such award, the grant date, the expiration date (if applicable), the exercise price or reference price (if applicable) and the vesting schedule. Each Company Stock Option was granted under a Company Stock Plan (or predecessor plan referenced therein) in accordance with applicable Law and the terms of the Company Stock Plan (or predecessor plan referenced therein) applicable thereto.

(f)            The Company is not party to any “poison pill” rights plan or similar plan or agreement relating to any shares of Company Capital Stock or other equity interests of the Company.

(g)            No event or circumstance has occurred that has resulted or will result, pursuant to the terms of the 2053 Exchangeable Debentures Indenture, in (i) an adjustment to the number of Reference Shares (as defined in the 2053 Exchangeable Debentures Indenture) attributable to each Debenture (as defined in the 2053 Exchangeable Debentures Indenture) from 1.8901 shares of Parent Common Stock, (ii) a Reference Share being anything other than one (1) share of Parent Common Stock or (iii) the Adjusted Principal Amount (as defined in the 2053 Exchangeable Debentures Indenture) not being equal to the Original Principal Amount (as defined in the 2053 Exchangeable Debentures Indenture), in each case other than any such event or circumstance that resulted or results from actions taken by Parent or any of its Affiliates. As of the date hereof, the aggregate outstanding Adjusted Principal Amount (as defined in the 2053 Exchangeable Debentures Indenture) of the 2053 Exchangeable Debentures is $965,000,000.

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(h)            No event or circumstance has occurred that has resulted or will result, pursuant to the terms of the 2054 Exchangeable Debentures Indenture, in (i) an adjustment to the number of Reference Shares (as defined in the 2054 Exchangeable Debentures Indenture) attributable to each Debenture (as defined in the 2054 Exchangeable Debentures Indenture) from 2.5442 shares of Parent Common Stock, (ii) a Reference Share being anything other than one (1) share of Parent Common Stock or (iii) the Adjusted Principal Amount (as defined in the 2054 Exchangeable Debentures Indenture) not being equal to the Original Principal Amount (as defined in the 2054 Exchangeable Debentures Indenture), in each case other than any such event or circumstance that resulted or results from actions taken by Parent or any of its Affiliates. As of the date hereof, the aggregate outstanding Adjusted Principal Amount (as defined in the 2054 Exchangeable Debentures Indenture) of the 2054 Exchangeable Debentures is $860,000,000.

Section 3.3         Subsidiaries.

(a)            Each Subsidiary of the Company (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation or organization, (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have (x) a Company Material Adverse Effect or (y) a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents to which the Company is a party prior to the Drop Dead Date.

(b)            All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with applicable securities Laws. All of the outstanding capital stock, or other equity interests in, each Wholly Owned Subsidiary of the Company is owned by the Company, its Subsidiaries or by the Company and another Subsidiary. All of the outstanding capital stock or other equity interests in each Wholly Owned Subsidiary of the Company is owned free and clear of any Encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interest), other than Permitted Encumbrances.

(c)            Section 3.3(c) of the Company Disclosure Letter (i) lists, as of the date of this Agreement, (A) each Non-GCI Subsidiary of the Company, (B) its jurisdiction of incorporation or organization, (C) the location of its principal executive office and (D) the type and number of interests held of record by the Company and (ii) lists any other Person (other than GCI Spinco, GCI and their respective Subsidiaries) in which the Company or any of its Non-GCI Subsidiaries owns Equity (other than Subsidiaries of the Company) and sets forth all Equity of such Person that is owned, in whole or in part, directly or indirectly, by the Company or its Subsidiaries (such equity interests referred to in this clause (ii), collectively, the “Company Other Interests”). All Company Other Interests (including, for purposes of this sentence only, and only prior to the consummation of the GCI Divestiture, Equity of GCI Spinco (when in existence), GCI and their respective Subsidiaries) are fully paid and non-assessable and are owned, directly or indirectly, by the Company or one of its Subsidiaries free and clear of any Encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Company Other Interests), other than Permitted Encumbrances. Except as provided by any Transaction Document, there are no restrictions with respect to the Company (or any Subsidiary of the Company, as applicable) voting any of the Company Other Interests. The Company has made available to Parent complete and correct copies of any stockholders’ agreements, voting agreements or other agreements with respect to the ownership of Company Other Interests in effect as of the date of this Agreement to which the Company or any of its Non-GCI Subsidiaries are a party.

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Section 3.4         Authorization.

(a)            The Company has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject, in the case of the Merger, to the receipt of the Company Stockholder Approval and the Company Disinterested Stockholder Approval. Assuming the accuracy of the representations in Section 4.15, the execution, delivery and performance of the Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of the Transaction Documents to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, other than, with respect to the Merger, the Company Stockholder Approval and the Company Disinterested Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by Parent, Merger Sub and Merger LLC, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b)            The Company Board has unanimously (i) determined that the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and the Company Disinterested Stockholders, (ii) approved (including for purposes of Section 203 of the DGCL) and declared advisable the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, (iii) directed that this Agreement be submitted to the Company Voting Stockholders (including the Company Disinterested Stockholders) for adoption and (iv) resolved to recommend that the Company Voting Stockholders (including the Company Disinterested Stockholders) approve the adoption of this Agreement (such recommendation, the “Company Board Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn.

(c)            Assuming the accuracy of the representations in Section 4.15, the only votes of the holders of any class or series of Company Capital Stock necessary to adopt the Transaction Documents and to consummate the transactions contemplated hereby and thereby are the adoption of this Agreement by: (i) the affirmative vote of holders of a majority of the aggregate voting power of the outstanding shares of Company Series A Common Stock, Company Series B Common Stock and Company Preferred Stock entitled to vote thereon, voting together as a single class in accordance with the Company Charter (the “Company Stockholder Approval”), and (ii) the affirmative vote of holders of a majority of the aggregate voting power of the outstanding shares of Company Series A Common Stock, Company Series B Common Stock and Company Preferred Stock entitled to vote thereon (other than any outstanding shares of Company Capital Stock beneficially owned, directly or indirectly, by (A) Parent and its Subsidiaries, (B) the Malone Group, the Maffei Group and their respective Affiliates, (C) A/N and its Affiliates, (D) the members of the Parent Board and the Parent Section 16 Officers, (E) the members of the Company Board and the Company Section 16 Officers or (F) the immediate family members (as defined in Item 404 of Regulation S-K) of any of the foregoing), voting together as a single class (the “Company Disinterested Stockholder Approval” and the holders of Company Capital Stock entitled to vote on the Company Disinterested Stockholder Approval, the “Company Disinterested Stockholders”).

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Section 3.5         Consents and Approvals; No Violations.

(a)            The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, expiration of any applicable waiting period, consent or approval of any Governmental Authority by the Company other than (i) as may be required by Competition Laws, including the HSR Act, (ii) the declaration of effectiveness under the Securities Act of the Registration Statement, (iii) the filing with the SEC of (A) the Joint Proxy Statement in definitive form and (B) such reports and other filings under the Exchange Act as may be required in connection with the Transaction Documents and the transactions contemplated hereby and thereby, (iv) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws or the rules and regulations of Nasdaq, (v) the filing of the Certificate of Merger, the Upstream Merger Certificate, the Certificate of Designations or other documents as required by the DGCL or DLLCA, (vi) Tax filings or (vii) such other actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have (x) a Company Material Adverse Effect or (y) a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents to which the Company is a party prior to the Drop Dead Date.

(b)            The execution, delivery and, subject to the receipt of the Company Stockholder Approval and the Company Disinterested Stockholder Approval, performance by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company Governance Instruments or similar organizational documents of any of its Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(a) have been obtained and all filings and other obligations described in Section 3.5(a) have been made (and any applicable waiting periods, including any applicable HSR Act waiting periods, and any agreements not to close, shall have expired or been terminated), and assuming the accuracy of the representations in Section 4.15, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments or requirements to purchase or redeem any Indebtedness or capital stock pursuant to, any of the terms, conditions or provisions of any material Contract to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or (iv) result in any Encumbrance (except for Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries, except, with respect to clauses (ii), (iii) and (iv) of this Section 3.5(b) as would not, individually or in the aggregate, reasonably be expected to have (x) a Company Material Adverse Effect or (y) a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents to which the Company is a party prior to the Drop Dead Date.

Section 3.6         SEC Reports and Financial Statements.

(a)            The Company has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed or furnished by the Company since the Lookback Date (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Sarbanes Act, the Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b)            Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference in the Company SEC Documents, (i) complied, as of its respective date of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with Regulation S-X under the Exchange Act and with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries, as of the respective dates thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments that are not in the aggregate material).

(c)            Since the Lookback Date, the Company has maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rules 13a-15 and 15d-15 under the Exchange Act) substantially as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document, or any amendment thereto, its conclusions about the effectiveness of the internal control structures and procedures as of the end of the period covered by such report or amendment based on such evaluation. In connection with the Company management’s most recently completed assessment of the Company’s internal controls over financial reporting, (i) the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and audit committee any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) to the Company’s Knowledge there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. To the Company’s Knowledge, no executive officer or director of the Company has received or otherwise had or obtained knowledge of, and no auditor, accountant, employee or Representative of the Company has provided written notice to the Company or any executive officer or director of, any substantive complaint or allegation that the Company or any of its Subsidiaries has engaged in improper accounting practices.

(d)            As of the date of this Agreement and to the Company’s Knowledge, there are no outstanding or unresolved comments in any comment letters from the Staff of the SEC relating to the Company SEC Documents and received by the Company prior to the date of this Agreement. None of the Company SEC Documents filed on or prior to the date of this Agreement is, to the Company’s Knowledge, subject to ongoing SEC review or investigation.

(e)            Since the Lookback Date, except as disclosed in the Company SEC Documents, no event has occurred and no transactions or series of transactions, agreements, arrangements, understandings or relationship or relationships to which the Company or any of its Subsidiaries was or is to be a party exists that would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K.

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(f)             Since the Lookback Date, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 3.7         No Undisclosed Liabilities.

(a)            Except as reflected or specifically reserved against or disclosed in the balance sheet of the Company dated September 30, 2024 included in the Form 10-Q filed by the Company with the SEC on November 7, 2024 (or described in the notes thereto) or as reflected or specifically reserved against or disclosed in the balance sheet of the Company dated December 31, 2023 included in the Form 10-K filed by the Company with the SEC on February 16, 2024 (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities except (i) Liabilities incurred since September 30, 2024 in the ordinary course consistent with past practice, (ii) Liabilities incurred in connection with the Transaction Documents or the transactions contemplated hereby and thereby or (iii) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, that in no event shall any Liability of Parent, the Portfolio Company, GCI or any of their respective Subsidiaries be deemed a Liability of the Company or any of its Subsidiaries for purposes of this Section 3.7(a). Neither the Company nor any of its Subsidiaries is a party to, or has any legally binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or legally binding arrangement (including any Contract or legally binding arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or legally binding arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of the Company or any of its Subsidiaries.

(b)            Section 3.7(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all expenses and Liabilities of the Company or any of its Non-GCI Subsidiaries that are equal to or exceed $10,000,000 in any twelve (12) month period since the Lookback Date.

(c)            To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has incurred or accrued any material Liabilities pursuant to the Contract underlying the Indemnification Agreement Joinder.

Section 3.8         Absence of Certain Changes.

(a)            Since December 31, 2023, there have been no changes, effects, events, occurrences, state of facts or developments that have had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)            Since December 31, 2023 until the date hereof, the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the ordinary course consistent with past practice, except for Liabilities incurred in connection with the Transaction Documents or the transactions contemplated hereby and thereby; and

(c)            Since December 31, 2023 until the date hereof, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of Section 5.1.

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Section 3.9         Litigation. There are no Actions pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or any of its or their respective properties or relating to the Transaction Documents and the transactions contemplated hereby and thereby that would, individually or in the aggregate, reasonably be expected to have (x) a Company Material Adverse Effect or (y) a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents to which the Company is a party prior to the Drop Dead Date. As of the date of this Agreement, neither the Company nor any of its Subsidiaries (nor any of its or their respective properties) is subject to or bound by any material Order. The Company and each of its Subsidiaries, as applicable, have complied with, and are now in compliance with, all Orders to which it is subject to or bound, except as would not, individually or in the aggregate, reasonably be expected to have (x) a Company Material Adverse Effect or (y) a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents to which the Company is a party prior to the Drop Dead Date.

Section 3.10        Compliance with Applicable Laws.

(a)            The Company and each of its Subsidiaries have, since the Lookback Date, complied, and are in compliance, in all material respects, with all applicable Laws. Since the Lookback Date, (i) to the Company’s Knowledge, no material unresolved investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened in writing and (ii) to the Company’s Knowledge, no Governmental Authority has indicated in writing an intention to conduct any such investigation or review.

(b)            The Company and its Subsidiaries (i) hold all material Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective properties, and all such Governmental Permits are in full force and effect and (ii) are in material compliance with all terms and conditions of such Governmental Permits and, to the Company’s Knowledge, no such Governmental Permits are subject to any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification action by the issuing Governmental Authority.

(c)            As of the date of this Agreement, the Company is not required to register as an “investment company” under the Investment Company Act of 1940.

Section 3.11         Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Except as set forth in Section 3.11 of the Company Disclosure Letter, neither the Company nor any of its Non-GCI Subsidiaries is party to any leaseholds, subleases or licenses under which the Company or any of its Subsidiaries leases, subleases or licenses any real property as a tenant to conduct its business.

Section 3.12       Intellectual Property, IT Systems, Data Privacy and Security.

(a)            Neither the Company or any of its Non-GCI Subsidiaries owns any Intellectual Property. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is infringing, misappropriating or otherwise violating in any material respect, the Intellectual Property rights of any Person.

(b)            The Company IT Systems are in good repair and working condition in all material respects (including with respect to working condition, performance and capacity) to effectively perform all information technology operations for which they are currently used.

(c)            The Company and its Subsidiaries (i) have a privacy policy or policies regarding the collection, use, protection, security, disclosure, share, transfer and sale, transmission (collectively, “Use”) of Personal Data and (ii) to the Company’s Knowledge, are in compliance in all material respects with the privacy policies applicable to the Company and its Subsidiaries and all applicable Data Security Requirements. No claim or action is pending or threatened in writing against the Company or any of its Subsidiaries relating to its Use of Personal Data that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the execution, delivery or performance of the Transaction Documents to which the Company is a party, nor the consummation of the transactions contemplated hereby and thereby, will result in any violation, in any material respect, of (i) any of the Company’s or its Subsidiaries’ privacy policies, or (ii) of any agreement of the Company or its Subsidiaries with respect to the Use of Personal Data, in the case of each of the foregoing, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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(d)            The Company and its Subsidiaries have established, and are in compliance in all material respects with, (i) information security policies or programs that (A) include safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary data, and (B) are designed to protect against unauthorized access to and disclosure of the Company IT Systems and proprietary data and (ii) business continuity and back-up and disaster recovery plans and procedures. Neither the Company nor its Subsidiaries have been notified in writing by any Third Party (including pursuant to an audit by such Third Party) of, and to the Company’s Knowledge there is not, any material data security, information security or other technological deficiency with respect to the Company IT Systems that is unmitigated or lacks compensating security controls, or that presents a material risk of unauthorized Use or loss of any Personal Data. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has suffered a material security breach with respect to any proprietary data or trade secrets since the Lookback Date.

Section 3.13       Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). All such insurance policies are in full force and effect.  Neither the Company nor any of its Subsidiaries have received written notice of cancellation of any such insurance policy or is in material breach of, or material default under, any such insurance policy, and all premiums due thereunder have been timely paid. There is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 3.14       Tax. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)            (i) all Tax Returns required to be filed with any Governmental Authority by or on behalf of the Company or any of its Subsidiaries have been timely filed when due (taking into account any extension of time within which to file); (ii) all such Tax Returns are true, accurate and complete and have been prepared in compliance with all applicable Laws; (iii) all Taxes due and payable by the Company or any of its Subsidiaries (including any Taxes that are required to be collected, deducted or withheld in connection with any amounts paid or owing to, or received or owing from, any employee, creditor, independent contractor or other Third Party) have been timely paid (or collected or withheld and remitted) to the appropriate Governmental Authority, except for Taxes or Tax matters being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents filed prior to the date of this Agreement; (iv) since January 1, 2018, no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return of a particular type that the Company or any of its Subsidiaries is or may be subject to Tax, or required to file Tax Returns, of such type in that jurisdiction, other than any such claims that have been fully resolved; and (v) there are no Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Permitted Encumbrances);

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(b)            each of the Company and its Subsidiaries has complied with all applicable Laws relating to the withholding of Taxes and has, within the time and the manner prescribed by applicable Law, withheld from and paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws;

(c)            no outstanding written claim has been received by, and no audit, action, or proceeding is in progress or threatened in writing, against or with respect to the Company or any of its Subsidiaries in respect of any Tax, and all deficiencies, assessments or proposed adjustments asserted against the Company or any of its Subsidiaries by any Governmental Authority have been paid or fully and finally settled;

(d)            neither the Company nor any of its Subsidiaries (i) has any Liability for the Taxes of any Person (other than the Company or any of their respective Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by operation of Law, (ii) is a party to any Tax sharing, allocation or indemnification agreement or arrangement (other than (x) any agreement or arrangement solely among the Company or any of their respective Subsidiaries, or (y) commercial agreements or arrangements entered into in the ordinary course, the primary subject matter of which does not relate to Taxes), (iii) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) or (iv) is, or since January 1, 2018 has been, a member of any affiliated, combined, consolidated, unitary or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which is the Company or any of their respective Subsidiaries);

(e)            no waiver or extension of any statute of limitations in respect of any Taxes or any extension of time with respect to any Tax assessment or deficiency is in effect for the Company or any of its Subsidiaries (other than extensions of time to file Tax Returns obtained automatically in the ordinary course of business);

(f)            neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations;

(g)            during the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code; and

(h)            no amounts are reasonably expected to be payable to Qurate or any other Person by the Company or any of its Subsidiaries as a result of obligations arising pursuant to the Tax Sharing Agreement, dated as of March 9, 2018 (the “Qurate TSA”), between Qurate and Grizzly Merger Sub 1, LLC, a Delaware limited liability company (successor to GCI Liberty, Inc., a Delaware corporation) (“Grizzly Merger Sub”), and to which the Company became a party pursuant to that certain Assumption and Joinder Agreement to the Tax Sharing Agreement, dated as of August 6, 2020, by and among the Company, Grizzly Merger Sub and Qurate; the statute of limitations for all material Taxes which are covered by the Qurate TSA are closed and no outstanding written claim has been received and no audit, action, or proceeding is in progress or threatened in writing, for which the Company or any of its Subsidiaries may reasonably be expected to have liability under the Qurate TSA.

Section 3.15         Tax Matters.

(a)            Neither the Company nor any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that would reasonably be expected to (i) prevent or preclude the Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) result in any gain or loss being recognized by holders of Company Common Stock pursuant to the Combination (other than with respect to the receipt of GCI Spinco stock, cash received in lieu of fractional shares of GCI Spinco stock, cash received in lieu of Fractional Shares, or cash paid in respect of Dissenting Shares) under Sections 354 and 356 of the Code, (iii) result in any gain or loss (other than, for the avoidance of doubt, gain or loss recognized on the receipt of property other than Parent Capital Stock) being recognized by the Company on the deemed exchange of its assets for Parent Capital Stock in the Combination under Sections 361(a) or 361(b) of the Code, or (iv) prevent or preclude the Company from making the Company Tax Opinion Representations.

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(b)            The Company is not aware of any fact, agreement, plan or other circumstance, and has not taken any action, which fact, agreement, plan, circumstance or action would reasonably be expected to prevent or preclude the Company from delivering the Company Tax Opinion Representation Letter immediately prior to the Closing.

Section 3.16       Employees and Employee Benefits.

(a)            Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Company Plan.

(b)            (i) A copy of each material Company Plan and all material amendments thereto are publicly available on EDGAR or have been made available to Parent; and (ii) the Company has made available to Parent any material non-routine communication from or to any Governmental Authority regarding any such plan within the past three years.

(c)            Neither the Company, any Company ERISA Affiliate, GCI nor any of its Subsidiaries maintain, sponsor or contribute to or have any obligation to maintain, sponsor or contribute to, or have had any such obligation during the past six-year period preceding the Closing Date, and no Company Plan (nor any such plan maintained or contributed to by GCI or any of its Subsidiaries) is (i) a defined benefit pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Neither the Company, any Company ERISA Affiliate, GCI nor any of its Subsidiaries has incurred any liability that has not been satisfied to a multiemployer plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a multiemployer plan.

(d)            Each Company Plan and each employee benefit plan of GCI and its Subsidiaries, in each case, intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) has received from the Internal Revenue Service a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion letter or in the case of a volume submitter plan, a favorable advisory letter) as to its qualification under Section 401(a) of the Code, and to the Company’s Knowledge, no event or condition exists, whether by action or by failure to act, that would reasonably be expected to adversely affect the qualified status of any such Qualified Plan. (i) Each Company Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Plan, (ii) there is no pending or, to the Company’s Knowledge, threatened material Action against any Company Plan, any fiduciary thereof, the Company or any of its Subsidiaries, other than routine claims for benefits and (iii) with respect to each Company Plan, all material contributions, reimbursements and premium payments that are due have been made, and all material contributions, reimbursements and premium payments for any period ending on or before the Closing that are not yet due have been made or properly accrued.

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(e)            Neither the execution of the Transaction Documents to which the Company is a party nor the consummation of the transactions contemplated hereby and thereby (either alone or together with any other event) will (i) result in the accelerated vesting or payment of, or any increase in, or in the funding of, any compensation or benefits to any employee, officer or director (other than with respect to the treatment of Company Equity Awards in accordance with Section 2.8), (ii) result in the entitlement of any employee, officer or director to additional compensation, including severance or termination pay or benefits, (iii) result in any forgiveness of indebtedness of any current or former employee or independent contractor of the Company, (iv) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans, or (v) result in payment or funding of any amount or provision of any benefit that would, individually or in combination with any other such payment or benefit, reasonably be expected to constitute an “excess parachute payment” under Section 280G(b)(1) or 4999 of the Code.

(f)            With respect to each Company Plan which is a group health plan, the Company and the Company ERISA Affiliates have complied in all material respects with the health care continuation provisions of Section 4980B of the Code and corresponding provisions of ERISA, and neither the Company nor any of the Company ERISA Affiliates have incurred any Liability under Section 4980 of the Code. No Company Plan provides, and neither the Company nor any Subsidiary of the Company has any current or potential obligation to provide, any post-retirement medical, dental or life insurance benefits to any current or former employees (other than coverage mandated by applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985).

(g)            No current or former director, officer, employee, independent contractor or consultant of the Company or any Subsidiary of the Company is entitled to receive any gross-up or additional payment from the Company or any of its Subsidiaries by reason of any Tax under Section 409A or Section 4999 of the Code or otherwise.

(h)            No Action (other than routine claims for benefits) is pending against or, to the Company’s Knowledge, is threatened against, any Company Plan that, individually or in the aggregate, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i)             Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, agreement with any works council, or other labor Contract. To the Company’s Knowledge, there are no pending or threatened labor union organizing activities or proceedings being conducted with respect to any Company Employees, and no such activities or proceedings have occurred within the past three years. Except as would not reasonably be expected to be material, there is no labor strike, lockout, slowdown or stoppage pending or, to the Company’s Knowledge, threatened against or affecting the Company or any Subsidiary of the Company and no such strike, lockout, slowdown or stoppage has occurred since the Lookback Date.

(j)             The Company is in compliance in all material respects, and in the past three years has complied in all material respects, with all applicable Laws governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, worker classification, contractors, immigration, collective bargaining, discrimination, harassment, whistleblowing, disability rights or benefits, equal opportunity, restrictive covenants, plant closures and layoffs, employee trainings and notices, civil rights, safety and health and workers’ compensation. There are, and for the past three years there has been, no material Actions pending or, to the Company’s Knowledge, threatened to be brought or filed against the Company, by or before any Governmental Authority concerning labor- or employment-related matters.

(k)            There is no material unfair labor practice charge, material labor grievance, labor arbitration, strike, lockout, work stoppage, picketing, handbilling or other material labor dispute against or affecting the Company or any Subsidiary of the Company pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary of the Company, and no such labor dispute or activity has occurred within the past three years.

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(l)            Since the Lookback Date, the Company has promptly, thoroughly and impartially investigated all sexual harassment, assault or misconduct, or other discrimination or retaliation allegations, in each case, that were made against any current or former employee of the Company at the level of Senior Vice President or above or member of the Company Board, and, in each case, of which the Company is aware or has been made aware. With respect to each such allegation with potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any material liability with respect to any such allegations.

Section 3.17       Material Contracts.

(a)            Section 3.17(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.17(a) to which the Company or any of its Non-GCI Subsidiaries is a party or bound (any Contract of the type described in this Section 3.17(a), a “Company Material Contract”):

(i)         any Contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act (other than any Company Plan);

(ii)        any Contract relating to Indebtedness (whether incurred, assumed, guaranteed, endorsed or secured by any asset) of the Company or any of its Non-GCI Subsidiaries with a principal amount or net obligation in excess of $25,000,000, other than financial guarantees entered into in the ordinary course of business consistent with past practice for an aggregate amount not in excess of $25,000,000 (including the amount of Indebtedness outstanding under each such Contract (other than as to any leases) as of the date of this Agreement);

(iii)       any Contract that (A) limits or purports to limit, in any material respect, the ability of the Company or any of its Non-GCI Subsidiaries to compete in any line of business or within any geographic area or with any Person or (B) grants a Third Party (1) any exclusivity, (2) most favored nation, (3) any right of first refusal or right of first offer or (4) other similar provisions to the foregoing (1) through (3) (other than Contracts (x) entered into in the ordinary course of business consistent with past practice that are not material to the conduct of the business of the Company and its Non-GCI Subsidiaries taken as a whole and (y) that do not purport to bind Affiliates of the Company (including Parent or any of its Affiliates after the Effective Time));

(iv)       any Contract involving future payments, performance of services or delivery of goods or materials to or by the Company and its Non-GCI Subsidiaries of an amount or value reasonably expected to exceed $50,000,000 in the next five (5) years from the date hereof;

(v)       any Contract entered into after the Lookback Date involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than equipment, supplies or inventory in the ordinary course consistent with past practice) or capital stock or other equity interests of another Person for aggregate consideration (in one or a series of related transactions) under such Contract of $25,000,000 or more;

(vi)       any Contract relating to the acquisition, ownership (including rights of first offer or rights of first refusal), disposition, conversion, pledging, hedging or voting of any Parent Common Stock (including any calls, puts, options or other derivative instruments relating to the Exchangeable Debentures), other than any of the Transaction Documents;

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(vii)      any Contract that obligates the Company or any of its Non-GCI Subsidiaries to make any future capital investment or capital expenditure, other than Contracts entered into in the ordinary course of business consistent with past practice and under which the obligation to make future capital investment or capital expenditure does not exceed $50,000,000 in the aggregate;

(viii)     any Affiliate Contracts;

(ix)       any registration rights, stockholders, investors rights or similar agreements with respect to the Company or any of its Non-GCI Subsidiaries or any Company Other Interests held by the Company or any of its Non-GCI Subsidiaries;

(x)        any collective bargaining agreement or other Contract with any labor union or other employee representative or group;

(xi)       any joint venture, partnership or limited liability company agreements or any other similar agreement or arrangement relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company that is material to the business of the Company and its Non-GCI Subsidiaries, taken as a whole, other than any agreements or arrangements with respect to Wholly Owned Subsidiaries of the Company; and

(xii)      any Contract that commits the Company or any of its Non-GCI Subsidiaries to enter into any of the foregoing.

(b)            The Company has made available to Parent correct and complete copies of all Company Material Contracts, in effect as of the date of this Agreement, including all material amendments or other material modifications with respect thereto. As of the date of this Agreement, neither the Company nor any of its Non-GCI Subsidiaries nor, to the Company’s Knowledge, any other party to a Company Material Contract, is in breach or violation of, or in default under, any Company Material Contract, and each Company Material Contract is valid and binding on the Company or one or more of its Non-GCI Subsidiaries, as applicable, and, to the Company’s Knowledge, each other party thereto, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of the Company and one or more of its Non-GCI Subsidiaries, as applicable, and, to the Company’s Knowledge, each other party thereto, in the case of each of the foregoing, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Non-GCI Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Material Contract.

Section 3.18        Anti-Takeover Statutes. Assuming the accuracy of the representations in Section 4.15, the Company has taken all action necessary to exempt the Transaction Documents and the transactions contemplated hereby and thereby from any antitakeover or similar statute or regulation, and accordingly, no restrictions on business combinations in any “fair price,” “business combination,” “control share acquisition,” “moratorium,” or other similar anti-takeover statute or regulation enacted in any jurisdiction applies to the Transaction Documents or any of the transactions contemplated hereby and thereby. No other “anti-takeover” stockholders rights plan, “poison pill,” anti-takeover provision or other similar device is in effect to which the Company is a party or is otherwise bound, and, at the Effective Time, none of the foregoing will be applicable to the Company, the Merger, the Upstream Merger, the Transaction Documents or any of the transactions contemplated hereby or thereby. In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights will be available to the holders of Company Common Stock (other than holders of the Company Series B Common Stock) or Company Preferred Stock in connection with the Merger.

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Section 3.19       Ownership in Parent. As of the date of this Agreement, the Company holds directly or indirectly the Company Owned Parent Shares, including sole legal and beneficial ownership thereto; provided that, for the avoidance of doubt, this representation is not being made with respect to any shares of Parent Class A Common Stock owned by the executive officers and/or directors of the Company in their respective individual capacities or through entities for estate planning purposes. All of the Company Owned Parent Shares (as reduced by any share repurchases by Parent) are owned free and clear of any and all Encumbrances other than any Permitted Encumbrances. Except for the Company Owned Parent Shares, the Company does not beneficially own any Parent Common Stock or Parent Preferred Stock or any options or other rights to purchase or receive Parent Common Stock or Parent Preferred Stock.

Section 3.20       Brokers and Other Advisors. Except for fees payable to JPMorgan Chase & Co., no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by the Company or its Subsidiaries in connection with the Transaction Documents or the transactions contemplated hereby and thereby based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 3.21       Opinion of Financial Advisor. J.P. Morgan Securities LLC, the Company’s financial advisor, has delivered to the Company Board its opinion (to be confirmed in writing), to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Common Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Company Common Stock (other than (a) Parent and its Subsidiaries, (b) the Malone Group, the Maffei Group and their respective Affiliates, (c) A/N and its Affiliates, (d) the members of the Parent Board and the Parent Section 16 Officers, (e) the members of the Company Board and the Company Section 16 Officers and (f) the immediate family members (as defined in Item 404 of Regulation S-K) of any of the foregoing). A true, correct and complete written copy of such opinion will be delivered promptly after the date of this Agreement to Parent for informational purposes only. Parent, on behalf of itself and its officers, directors and Affiliates, agrees and acknowledges that such written opinion is being furnished to Parent solely for informational purposes and none of Parent, its officers, directors and Affiliates may rely on such written opinion for any purpose.

Section 3.22       Disclosure Documents. The information with respect to the Company or any of its Subsidiaries that the Company supplied or will supply to Parent specifically for inclusion or incorporation by reference in (a) the Registration Statement, or any amendment or supplement thereto will not, at the time the Registration Statement is filed with the SEC and at the time it is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement is filed with the SEC and at the time it becomes effective) or (b) the Joint Proxy Statement will not, on the date that the Joint Proxy Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Registration Statement and the Joint Proxy Statement supplied by the Company will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. The representations and warranties contained in this Section 3.22 do not apply to statements or omissions included or incorporated by reference in the Registration Statement or the Joint Proxy Statement based upon information supplied to the Company by Parent, Merger Sub or Merger LLC or any of their respective Representatives for use or incorporation by reference therein.

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Section 3.23       Affiliate Transactions.

(a)            Except as set forth in Section 3.23(a) of the Company Disclosure Letter, no officer, director, Affiliate (including any of the Persons referred to in clauses (i) through (vii) of the definition of “Affiliate”) or associate of the Company, or officer, director or associate of any Affiliate (including any of the Persons referred to in clauses (i) through (vii) of the definition of “Affiliate”) of the Company, or, to the Knowledge of the Company, any individual in such officer’s or director’s immediate family (a) is or was a party to any Contract entered into since the Lookback Date with the Company or any of its Non-GCI Subsidiaries (other than arising under or in connection with employment-related Contracts, Company Plans, confidentiality Contracts or Contracts solely between or among the Company and/or its Wholly Owned Subsidiaries (other than GCI Spinco, GCI and their respective Subsidiaries)), including any Contract that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act (each such Contract, an “Affiliate Contract”), (b) is indebted in any respect to the Company (other than advances to employees in the ordinary course of business), or (c) has any material ownership interest (other than indirectly as an equityholder of the Company) in (i) any material property (tangible or intangible) used by the Company or any of its Non-GCI Subsidiaries or (ii) any material supplier, customer, lessor, lessee or competitor of the Company or any of its Non-GCI Subsidiaries.

(b)            Section 3.23(b) of the Company Disclosure Letter sets forth all transactions between the Company or any of its Non-GCI Subsidiaries, on the one hand, and any director, officer, Affiliate (including any of the Persons referred to in clauses (i) through (vii) of the definition of “Affiliate”) or associate of the Company or any of its Non-GCI Subsidiaries, on the other hand, in excess of $1,000,000 that was entered into since the Lookback Date, other than any transaction arising under or in connection with employment-related Contracts, Company Plans, confidentiality Contracts or Contracts solely between or among the Company and/or its Wholly Owned Subsidiaries (other than GCI Spinco, GCI and their respective Subsidiaries).

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT,
MERGER SUB AND MERGER LLC

Subject to Section 1.3(d) and except as set forth in (a) the Parent SEC Documents filed and publicly available at least two (2) Business Days prior to the date of this Agreement (other than any disclosure set forth under “Risk Factors”, or any “forward-looking statements” section or that are similarly cautionary, non-specific or predictive in nature or “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, or under the heading “Regulatory Matters,” “Competition” and “Legal Proceedings” that is predictive or forward-looking) (provided, that in no event will any disclosure in the Parent SEC Documents qualify or limit the representations and warranties in Sections 4.1 (Organization; Standing and Power), 4.2 (Capitalization), 4.3 (Authorization), 4.11 (Tax Matters), 4.12 (Brokers and Other Advisors), 4.14 (Opinion of Financial Advisor), 4.15 (Ownership of Company Common Stock) or 4.17 (Anti-Takeover Statutes) of this Agreement) or (b) the corresponding section of the Parent Disclosure Letter (it being agreed that disclosure of any item in any section of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section but only to the extent the relevance of a disclosure or statement therein to a section of this Article IV is reasonably apparent on its face without independent inquiry and that the mere inclusion of an item in the Parent Disclosure Letter as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect), Parent, Merger Sub and Merger LLC represent and warrant to the Company as follows:

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Section 4.1         Organization; Standing and Power. (a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (c) Merger LLC is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, (d) each of Parent, Merger Sub and Merger LLC has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (e) each of Parent, Merger Sub and Merger LLC is duly qualified or licensed to do business as a foreign corporation and foreign entity, respectively, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clauses (d) and (e) as would not, individually or in the aggregate, reasonably be expected to have (x) a Parent Material Adverse Effect or (y) a material adverse effect on the ability of Parent to consummate the transactions contemplated by the Transaction Documents to which any of Parent, Merger Sub and Merger LLC is a party prior to the Drop Dead Date. Parent has made available to the Company, prior to the date of this Agreement, a complete and correct copy of the Parent Governance Instruments and the organizational documents of Merger Sub and Merger LLC, in each case, in effect as of the date of this Agreement.

Section 4.2         Capitalization.

(a)            The authorized capital stock of Parent consists of (i) nine hundred million (900,000,000) shares of Parent Class A Common Stock, (ii) one thousand (1,000) shares of Parent Class B Common Stock, and (iii) two hundred fifty million (250,000,000) shares of preferred stock, par value $0.001 per share, issuable in series. No other shares of capital stock of, or other equity or voting interests in, Parent are authorized.

(b)            As of the close of business on November 8, 2024, (i) 142,197,306 shares of Parent Class A Common Stock were issued and outstanding (which figure includes 13,353 shares of Parent Restricted Stock issued and outstanding), (ii) one (1) share of Parent Class B Common Stock was issued and outstanding, (iii) no shares of preferred stock of Parent were issued and outstanding, (iv) 3,703,162 shares of Parent Common Stock were held in treasury by Parent or owned by its Subsidiaries, (v) a total of 10,165,345 shares of Parent Class A Common Stock were available for future awards under the Parent Stock Plans, (vi) 2,962,007 shares of Parent Class A Common Stock were reserved for issuance upon the vesting of outstanding Parent RSU Awards, (vii) 4,428,757 shares of Parent Class A Common Stock were reserved for issuance upon the vesting of outstanding Parent PSU Awards (assuming the achievement of applicable performance conditions at the maximum level of performance), (viii) 13,468,961 shares of Parent Class A Common Stock were reserved for issuance upon the exercise of outstanding unexercised Parent Stock Options, and (ix) no other shares of capital stock of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, and are fully paid and non-assessable and were issued in compliance with applicable securities Laws. Except as set forth in the Parent Governance Instruments, the Stockholders Agreement, the Letter Agreement and the Stockholders and Letter Agreement Amendment, there are no preemptive or similar rights granted by Parent to any holders of any class of securities of Parent. From the close of business on November 8, 2024 through the date of this Agreement, there have been no issuances, repurchases or redemptions by Parent of shares of Parent Capital Stock or other equity interests in Parent or issuances by Parent of options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of Parent Capital Stock or other equity interests in Parent or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of shares of Parent Capital Stock or other equity interests in Parent, other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options or the settlement of Parent RSU Awards and Parent PSU Awards, or the withholding of shares for the satisfaction of applicable tax withholding requirements related to Parent Restricted Stock, in each case outstanding as of the close of business on November 8, 2024 and in accordance with the terms thereof.

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(c)            Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with Parent Stockholders on any matter (“Voting Parent Debt”).

(d)            Except as set forth in Section 4.2(b) or pursuant to any Transaction Document, other than Parent Equity Awards, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent is a party or by which Parent is bound (i) obligating Parent to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible into or exercisable for or exchangeable into any capital stock of, or other equity interest in, Parent or any Voting Parent Debt, (ii) obligating Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, Parent. As of the date of this Agreement, except pursuant to any Transaction Document, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent. Other than the Parent Governance Instruments, the Stockholders Agreement, the Letter Agreement and the Stockholders and Letter Agreement Amendment, there are no proxies, voting trusts or other agreements or understandings to which Parent is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, Parent. Other than the Parent Governance Instruments, the Stockholders Agreement, the Letter Agreement and the Stockholders and Letter Agreement Amendment, there are no agreements pursuant to which Parent or any of its Subsidiaries is a party or is bound pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of its Subsidiaries.

(e)            The authorized capital stock of Merger Sub consists solely of one thousand (1,000) shares of Merger Sub common stock. As of the date of this Agreement, there are one thousand (1,000) shares of Merger Sub common stock issued and outstanding, all of which are held directly by Merger LLC. All of the outstanding shares of Merger Sub common stock have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights. The authorized equity interests of Merger LLC consist solely of limited liability company interests, all of which are held directly by Parent. All of the outstanding limited liability company interests of Merger LLC have been duly authorized and validly issued.

(f)             The shares of Parent Class A Common Stock and Parent Preferred Stock to be issued as part of the Merger Consideration and pursuant to Section 2.8 have been (or, in the case of Parent Preferred Stock, will be upon filing of the Certificate of Designations) duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable and the issuance thereof will not be subject to any preemptive or other similar right.

(g)            Parent is not party to any “poison pill” rights plan or similar plan or agreement relating to any shares of Parent Capital Stock or other equity interests of Parent.

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Section 4.3         Authorization.

(a)            Each of Parent, Merger Sub and Merger LLC has all requisite corporate, limited liability company or other power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject, in the case of the Stock Issuance and the Merger, to the receipt of the Parent Stockholder Approval and the Parent Disinterested Stockholder Approval and the effectiveness of the Merger Sub Stockholder Consent. Assuming the accuracy of the representations in Section 3.19, the execution, delivery and performance of the Transaction Documents to which any of Parent, Merger Sub and Merger LLC is a party, and the consummation by Parent, Merger Sub and Merger LLC of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of Parent, Merger Sub and Merger LLC, and no other corporate or other proceedings on the part of Parent, Merger Sub and Merger LLC are necessary to authorize the execution and delivery of the Transaction Documents to which any of Parent, Merger Sub and Merger LLC is a party or the consummation of the transactions contemplated hereby and thereby, other than, with respect to the Stock Issuance and the Merger: (i) the Parent Requisite Approvals and (ii) the effectiveness of the Merger Sub Stockholder Consent. Merger LLC has taken all action as is necessary or advisable to authorize the Upstream Merger in accordance with Merger LLC’s governing documents and Section 267 of the DGCL and Section 18-209(i) of the DLLCA, and such authorization is and shall be the only limited liability company authorization of Merger LLC necessary to authorize the Upstream Merger. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub and Merger LLC and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent, Merger Sub and Merger LLC, enforceable against Parent, Merger Sub and Merger LLC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b)            The Parent Special Committee has unanimously (i) determined that the Transaction Documents to which Parent is a party and the transactions contemplated hereby and thereby, including the Certificate of Designations and the Merger, are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders (including the Parent Disinterested Stockholders) and (ii) recommended that the Parent Board approve (including for purposes of Section 203 of the DGCL) and declare advisable the Transaction Documents to which Parent is a party and the transactions contemplated hereby and thereby, including the Certificate of Designations and the Merger, and direct that the Stock Issuance and this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the Parent Stockholders for approval and resolve to recommend that the Parent Stockholders approve the Stock Issuance and this Agreement and the transactions contemplated hereby, including the Merger (such recommendation, the “Parent Special Committee Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn.

(c)            The Parent Board, including at least a majority of (a) the Unaffiliated Directors (as defined in the Parent Charter and the Stockholders Agreement) and (b) the directors designated by A/N pursuant to the Stockholders Agreement, upon the unanimous recommendation of the Parent Special Committee, has unanimously (i) determined that the Transaction Documents to which Parent is a party and the transactions contemplated hereby and thereby, including the Certificate of Designations and the Merger and including the consideration to be paid in connection therewith, are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders (including the Parent Disinterested Stockholders), (ii) approved (including for purposes of Section 203 of the DGCL) and declared advisable the Transaction Documents to which Parent is a party and the transactions contemplated hereby and thereby, including the Certificate of Designations and the Merger, (iii) directed that the Stock Issuance and this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the Parent Stockholders for approval, and (iv) resolved to recommend that the Parent Stockholders approve the Stock Issuance and this Agreement and the transactions contemplated hereby (such recommendation, the “Parent Board Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn.

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(d)            The Merger Sub Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the sole stockholder of Merger Sub approve the adoption of this Agreement and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption. As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn. Prior to the execution of this Agreement, Merger LLC, as sole stockholder of Merger Sub, duly executed and delivered to Merger Sub a written consent, such consent to be effective immediately following the execution and delivery of this Agreement, approving this Agreement and the transactions contemplated hereby, including the Merger, pursuant to Section 228 of the DGCL (the “Merger Sub Stockholder Consent”). Parent has delivered to the Company a copy of the Merger Sub Stockholder Consent, which is currently in effect and has not been rescinded, modified or withdrawn.

(e)            The sole member of Merger LLC has (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Merger LLC and its sole member, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) taken all action as is necessary or advisable to cause Merger LLC to authorize the Upstream Merger in accordance with Merger LLC’s governing documents, Section 267 of the DGCL and Section 18-209 of the DLLCA. As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn.

(f)             Assuming the accuracy of the representations in Section 3.19, the only votes of the holders of any class or series of Parent Capital Stock necessary to adopt the Transaction Documents and to consummate the transactions contemplated hereby and thereby are: (i) the approval of the Stock Issuance by the affirmative vote of a majority of the votes cast by the holders of Parent Capital Stock at the Parent Stockholders Meeting (the “Parent Stockholder Approval”), and (ii) the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the affirmative vote of holders of a majority of the aggregate voting power of the outstanding shares of Parent Capital Stock entitled to vote thereon (other than any outstanding shares of Parent Capital Stock beneficially owned, directly or indirectly, by (A) the Company and its Affiliates, (B) the Malone Group, the Maffei Group and their respective Affiliates, (C) A/N and its Affiliates, (D) the members of the Company Board and Company Section 16 Officers, (E) the members of the Parent Board and the Parent Section 16 Officers or (F) the immediate family members (as defined in Item 404 of Regulation S-K) of any of the foregoing), voting together as a single class (the “Parent Disinterested Stockholder Approval” and the holders of Parent Capital Stock entitled to vote on the Parent Disinterested Stockholder Approval, the “Parent Disinterested Stockholders”).

Section 4.4         Consents and Approvals; No Violations.

(a)            The execution, delivery and performance by Parent, Merger Sub and Merger LLC of the Transaction Documents to which it is a party and the consummation by Parent, Merger Sub and Merger LLC of the transactions contemplated hereby and thereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, expiration of any applicable waiting period, consent or approval of any Governmental Authority by Parent, Merger Sub and Merger LLC other than (i) as may be required by Competition Laws, including the HSR Act, (ii) the declaration of effectiveness under the Securities Act of the Registration Statement, (iii) the filing with the SEC of (A) the Joint Proxy Statement in definitive form and (B) such reports and other filings under the Exchange Act as may be required in connection with the Transaction Documents and the transactions contemplated hereby and thereby, (iv) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws or the rules and regulations of Nasdaq, (v) the filing of the Certificate of Merger, the Upstream Merger Certificate, the Certificate of Designations or other documents as required by the DGCL and the DLLCA, (vi) Tax filings or (vii) such other actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have (x) a Parent Material Adverse Effect or (y) a material adverse effect on the ability of Parent to consummate the transactions contemplated by the Transaction Documents to which any of Parent, Merger Sub and Merger LLC is a party prior to the Drop Dead Date.

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(b)            The execution, delivery and, subject to the receipt of the Parent Stockholder Approval and the Parent Disinterested Stockholder Approval, performance by Parent, Merger Sub and Merger LLC of the Transaction Documents to which it is a party, and the consummation by Parent, Merger Sub or Merger LLC of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate any provision of the Parent Governance Instruments or the certificate of incorporation or bylaws of Merger Sub or the certificate of formation or limited liability company agreement of Merger LLC, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.4(a) have been obtained and all filings and other obligations described in Section 4.4(a) have been made (and any applicable waiting periods, including any applicable HSR Act waiting periods, and any agreements not to close, shall have expired or been terminated), and assuming the accuracy of the representations in Section 3.4, conflict with or violate any Law applicable to Parent, Merger Sub or Merger LLC or by which any property or asset of Parent, Merger Sub or Merger LLC is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments or requirements to purchase or redeem any Indebtedness or capital stock pursuant to, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party or by which any property or asset of Parent or any of its Subsidiaries is bound or (iv) result in any Encumbrance (except for Permitted Encumbrances) on any property or asset of Parent, Merger Sub, or Merger LLC, except, with respect to clauses (ii), (iii) and (iv) of this Section 4.4(b) as would not, individually or in the aggregate, reasonably be expected to have (x) a Parent Material Adverse Effect or (y) a material adverse effect on the ability of Parent to consummate the transactions contemplated by the Transaction Documents to which any of Parent, Merger Sub and Merger LLC is a party prior to the Drop Dead Date.

Section 4.5         SEC Reports and Financial Statements.

(a)            Parent has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed or furnished by Parent since the Lookback Date (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Parent SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Sarbanes Act, the Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference in the Parent SEC Documents (the “Parent Financial Statements”), (i) complied, as of its respective date of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with Regulation S-X under the Exchange Act and with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of Parent and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments that are not in the aggregate material).

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(c)            Since the Lookback Date, Parent has maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rules 13a-15 and 15d-15 under the Exchange Act) substantially as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document, or any amendment thereto, its conclusions about the effectiveness of the internal control structures and procedures as of the end of the period covered by such report or amendment based on such evaluation. In connection with Parent’s management’s most recently completed assessment of Parent’s internal controls over financial reporting, (i) Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and audit committee any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) to Parent’s Knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. To Parent’s Knowledge, no executive officer or director of Parent has received or otherwise had or obtained knowledge of, and no auditor, accountant, employee or Representative of Parent has provided written notice to Parent or any executive officer or director of, any substantive complaint or allegation that Parent or any of its Subsidiaries has engaged in improper accounting practices.

(d)            As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters from the Staff of the SEC relating to the Parent SEC Documents and received by Parent prior to the date of this Agreement. None of the Parent SEC Documents filed on or prior to the date of this Agreement is, to Parent’s Knowledge, subject to ongoing SEC review or investigation.

(e)            Since the Lookback Date, except as disclosed in Parent’s definitive proxy statements included in the Parent SEC Documents and for the Transaction Documents, no event has occurred and no transactions or series of transactions, agreements, arrangements, understandings or relationship or relationships to which Parent or any of its Subsidiaries was or is to be a party exists that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K.

(f)            Since the Lookback Date, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

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Section 4.6         No Undisclosed Liabilities. Except as reflected or specifically reserved against in the balance sheet of Parent dated September 30, 2024 included in the Form 10-Q filed by Parent with the SEC on November 1, 2024 (or described in the notes thereto), neither Parent nor any of its Subsidiaries has any Liabilities except (a) Liabilities incurred since September 30, 2024 in the ordinary course consistent with past practice, (b) Liabilities incurred in connection with the Transaction Documents or the transactions contemplated hereby and thereby or (c) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided, that in no event shall any Liability of the Portfolio Company or any of its Subsidiaries be deemed a Liability of Parent or any of its Subsidiaries for purposes of this Section 4.6. Neither Parent nor any of its Subsidiaries is a party to, or has any legally binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or legally binding arrangement (including any Contract or legally binding arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or legally binding arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, Parent or any of its Subsidiaries in the Parent Financial Statements or Parent SEC Documents.

Section 4.7         Absence of Certain Changes. Since December 31, 2023, there have been no changes, effects, events, occurrences, state of facts or developments that have had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.8         Litigation. There are no Actions pending or, to Parent’s Knowledge, threatened, against Parent or any of its Subsidiaries (including Merger Sub and Merger LLC) or any of its or their respective properties, or relating to the Transaction Documents and the transactions contemplated hereby and thereby that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any of its Subsidiaries (including Merger Sub and Merger LLC) (or any of its or their respective properties) is subject to or bound by any material Order. Parent and each of its Subsidiaries (including Merger Sub and Merger LLC), as applicable, have complied with, and are now in compliance with, all Orders to which such Persons are a party or bound, except as would not, individually or in the aggregate, reasonably be expected to have (x) a Parent Material Adverse Effect or (y) a material adverse effect on the ability of Parent to consummate the transactions contemplated by the Transaction Documents to which any of Parent, Merger Sub and Merger LLC is a party prior to the Drop Dead Date.

Section 4.9         Compliance with Applicable Laws.

(a)            Parent and each of its Subsidiaries have, since January 1, 2020, complied, and are in compliance, in all material respects, with all applicable Laws. Since January 1, 2020, (i) to Parent’s Knowledge, no material unresolved investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries is pending or threatened in writing, and (ii) to Parent’s Knowledge, no Governmental Authority has indicated in writing an intention to conduct any such investigation or review.

(b)            Parent and its Subsidiaries (i) hold all material Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective properties, and all such Governmental Permits are in full force and effect and (ii) are in material compliance with all terms and conditions of such Governmental Permits and, to Parent’s Knowledge, no such Governmental Permits are subject to any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification action by the issuing Governmental Authority.

(c)            As of the date of this Agreement, Parent is not required to register as an “investment company” under the Investment Company Act of 1940.

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Section 4.10       Tax. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a)            (i) all Tax Returns required to be filed with any Governmental Authority by or on behalf of Parent or any of its Subsidiaries have been timely filed when due (taking into account any extension of time within which to file); (ii) all such Tax Returns are true, accurate and complete and have been prepared in compliance with all applicable Laws; (iii) all Taxes due and payable by Parent or any of its Subsidiaries (including any Taxes that are required to be collected, deducted or withheld in connection with any amounts paid or owing to, or received or owing from, any employee, creditor, independent contractor or other Third Party) have been timely paid (or collected or withheld and remitted) to the appropriate Governmental Authority, except for Taxes or Tax matters being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Parent SEC Documents filed prior to the date of this Agreement; (iv) since January 1, 2018, no written claim has been made by any Governmental Authority in a jurisdiction where Parent or any of its Subsidiaries does not file a Tax Return of a particular type that Parent or any of its Subsidiaries is or may be subject to Tax, or required to file Tax Returns, of such type in that jurisdiction, other than any such claims that have been fully resolved; and (v) there are no Encumbrances on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Permitted Encumbrances);

(b)            each of Parent and its Subsidiaries has complied with all applicable Laws relating to the withholding of Taxes and has, within the time and the manner prescribed by applicable Law, withheld from and paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws;

(c)            no outstanding written claim has been received by, and no audit, action, or proceeding is in progress or threatened in writing, against or with respect to Parent or any of its Subsidiaries in respect of any Tax, and all deficiencies, assessments or proposed adjustments asserted against Parent or any of its Subsidiaries by any Governmental Authority have been paid or fully and finally settled;

(d)            neither Parent nor any of its Subsidiaries (i) has any Liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by operation of Law, (ii) is a party to any Tax sharing, allocation or indemnification agreement or arrangement (other than (x) any agreement or arrangement solely among Parent or any of its Subsidiaries, or (y) commercial agreements or arrangements entered into in the ordinary course of business the primary subject matter of which does not relate to Taxes), (iii) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) or (iv) is, or since January 1, 2018 has been, a member of any affiliated, combined, consolidated, unitary or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which is Parent or any of its Subsidiaries);

(e)            no waiver or extension of any statute of limitations in respect of any Taxes or any extension of time with respect to any Tax assessment or deficiency is in effect for Parent or any of its Subsidiaries (other than extensions of time to file Tax Returns obtained automatically in the ordinary course of business);

(f)            neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations; and

(g)            during the five-year period ending on the date of this Agreement, neither Parent nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code.

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Section 4.11       Tax Matters.

(a)            All of the issued and outstanding shares of common stock of Merger Sub are owned directly by Merger LLC, free and clear of any Encumbrances.

(b)            For U.S. federal tax purposes, Merger LLC is disregarded as an entity separate from Parent.

(c)            Neither Parent nor any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that would reasonably be expected to (i) prevent or preclude the Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) result in any gain or loss being recognized by holders of Company Common Stock pursuant to the Combination (other than with respect to the receipt of GCI Spinco stock, cash received in lieu of fractional shares of GCI Spinco stock, cash received in lieu of Fractional Shares, or cash paid in respect of Dissenting Shares) under Sections 354 and 356 of the Code, (iii) result in any gain or loss (other than, for the avoidance of doubt, gain or loss recognized on the receipt of property other than Parent Capital Stock) being recognized by the Company on the deemed exchange of its assets for Parent Capital Stock in the Combination under Sections 361(a) or 361(b) of the Code, or (iv) prevent or preclude Parent from making the Parent Tax Opinion Representations.

(d)            Parent is not aware of any fact, agreement, plan or other circumstance, and has not taken any action, which fact, agreement, plan, circumstance or action would reasonably be expected to prevent or preclude Parent from delivering the Parent Tax Opinion Representation Letter immediately prior to the Closing.

Section 4.12       Brokers and Other Advisors. Except for fees payable to Centerview Partners LLC and Citigroup Global Markets Inc., no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by Parent or its Subsidiaries (including Merger Sub and Merger LLC) in connection with the Transaction Documents or the transactions contemplated hereby and thereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries (including Merger Sub and Merger LLC).

Section 4.13       Disclosure Documents. The information with respect to Parent or any of its Subsidiaries (including Merger Sub and Merger LLC) that Parent supplied or will supply to the Company specifically for inclusion or incorporation by reference in (a) the Registration Statement, or any amendment or supplement thereto will not, at the time the Registration Statement is filed with the SEC and at the time it is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement is filed with the SEC and at the time it becomes effective) or (b) the Joint Proxy Statement will not, on the date that the Joint Proxy Statement is first mailed to the Company Stockholders and the Parent Stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Registration Statement and the Joint Proxy Statement supplied by Parent or any of its Subsidiaries (including Merger Sub and Merger LLC) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. The representations and warranties contained in this Section 4.13 do not apply to statements or omissions included or incorporated by reference in the Registration Statement or the Joint Proxy Statement based upon information supplied to Parent, Merger Sub or Merger LLC by the Company, its Subsidiaries or any of their respective Representatives for use or incorporation by reference therein.

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Section 4.14       Opinion of Financial Advisors. The Parent Special Committee has received the opinion of Centerview Partners LLC, financial advisor to the Parent Special Committee, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Common Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to Parent. Parent has received the opinion of Citigroup Global Markets, Inc., financial advisor to Parent, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Common Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to Parent. True, correct and complete written copies of such opinions will be delivered promptly after the date of this Agreement to the Company for informational purposes only.

Section 4.15       Ownership of Company Common Stock. As of the date of this Agreement and since the Lookback Date, Parent does not beneficially own, and has not beneficially owned, any shares of Company Common Stock nor any Convertible Securities of the Company. As of the date of this Agreement, none of Parent, Merger Sub or Merger LLC is an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company to whom the restrictions on business combinations apply.

Section 4.16       Operations of Merger Sub and Merger LLC. Each of Merger Sub and Merger LLC has been formed solely for the purpose of engaging in the Combination and, from the date of their formation until the Effective Time, neither Merger Sub nor Merger LLC have or will have engaged in any activities or incurred any Liabilities or obligations other than in connection with the Transaction Documents and the transactions contemplated hereby and thereby.

Section 4.17       Anti-Takeover Statutes. Assuming the accuracy of the representations in Section 3.19, Parent has taken all action necessary to exempt the Transaction Documents and the transactions contemplated hereby and thereby from any antitakeover or similar statute or regulation, and accordingly, no restrictions on business combinations in any “fair price,” “business combination,” “control share acquisition,” “moratorium,” or other similar anti-takeover statute or regulation enacted in any jurisdiction applies to the Transaction Documents, or any of the transactions contemplated hereby and thereby. No other “anti-takeover” stockholders rights plan, “poison pill,” anti-takeover provision or other similar device is in effect to which Parent, Merger Sub or Merger LLC is a party or is otherwise bound, and, at the Effective Time, none of the foregoing will be applicable to Parent, Merger Sub, Merger LLC, the Merger, the Upstream Merger, the Transaction Documents or any of the transactions contemplated hereby or thereby.

Section 4.18       Sufficient Funds. Assuming the accuracy of the representations and warranties set forth in Article III and the Company’s compliance with its obligations in this Agreement, on the Closing Date, Parent and its Subsidiaries (including Merger LLC and Merger Sub) will, collectively, have sufficient funds to permit Merger Sub to (a) pay all fees and expenses payable by the Company on the Closing Date and (b) repay (i) the Company Margin Facility in full on the Closing Date and (ii) all Company Debt outstanding as of the Closing Date that is either (x) subject to repayment pursuant to Section 5.22(a)(ii) or (y) required to be repaid on the Closing date in accordance with its terms as a result of the consummation of the transactions contemplated by the Transaction Documents (in each case up to amounts permitted to be outstanding thereunder in accordance with the terms hereof). Notwithstanding anything to the contrary contained herein, Parent, Merger Sub and Merger LLC acknowledge and agree that their obligations to consummate the transactions contemplated by the Transaction Documents are not contingent upon any of their ability to obtain any third party financing.

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Article V

COVENANTS

Section 5.1          Conduct of the Company’s Business Pending the Effective Time. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except (i) as required by applicable Law, (ii) as expressly required or expressly permitted by this Agreement, any other Transaction Document or as expressly required by any Company Governance Instrument in effect as of the date of this Agreement, or any action or omission in connection with the GCI Divestiture in accordance with this Agreement, including the evaluation, negotiation, discussion, execution, implementation, performance and/or consummation thereof in accordance with this Agreement, (iii) as consented to in writing by the Parent Special Committee (which consent shall not be unreasonably conditioned, withheld or delayed), (iv) as set forth in Section 5.1 of the Company Disclosure Letter or (v) with respect to GCI Spinco, GCI, or any of their respective Subsidiaries, the GCI Business, the Portfolio Company or any of its Subsidiaries, including in connection with any GCI Proceeding (provided, that, any action taken pursuant to this clause (v) prior to the consummation of the GCI Divestiture shall not (x) result in any Liability (other than (I) any Tax Liability resulting from or in connection with the GCI Divestiture expressly contemplated by the Separation Principles or (II) any de minimis Liabilities or reasonable fees, cost and expenses of advisors and legal counsel) for which the Company and the Non-GCI Subsidiaries, or following the Effective Time, Parent and its Subsidiaries, would or would reasonably be expected to be held directly or indirectly liable or (y) (I) materially impair, hinder, impede or delay or (II) prohibit or prevent the consummation of the Combination), the Company will, and will cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business in all material respects and (B) use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with material customers, suppliers, licensors, licensees, distributors and other Third Parties. In addition to and without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except (1) as required by applicable Law, (2) as expressly required or expressly permitted by this Agreement, any other Transaction Document or as expressly required by any Company Governance Instrument in effect as of the date of this Agreement, or any action or omission in connection with the GCI Divestiture in accordance with this Agreement, including the evaluation, negotiation, discussion, execution, implementation, performance and/or consummation thereof in accordance with this Agreement, (3) as consented to in writing by the Parent Special Committee (which consent shall not be unreasonably conditioned, withheld or delayed), (4) as set forth in Section 5.1 of the Company Disclosure Letter or (5) with respect to GCI Spinco, GCI, or any of their respective Subsidiaries, the GCI Business, the Portfolio Company or any of its Subsidiaries, including in connection with any GCI Proceeding (provided, that any action taken pursuant to this clause (5) prior to the consummation of the GCI Divestiture, shall not (I) result in any Liability (other than (x) any Tax Liability resulting from or in connection with the GCI Divestiture expressly contemplated by the Separation Principles or (y) any de minimis Liabilities or reasonable fees, cost and expenses of advisors and legal counsel) for which the Company and the Non-GCI Subsidiaries, or following the Effective Time, Parent and its Subsidiaries, would or would reasonably be expected to be held directly or indirectly liable or (II) (x) materially impair, hinder, impede or delay or (y) prohibit or prevent the consummation of the Combination):

(a)            Governing Documents. The Company shall not amend or propose to amend the Company Governance Instruments and shall cause each of its Subsidiaries not to amend or propose to amend its respective certificate of incorporation or bylaws or similar organizational or governing documents, other than in the case of any such Subsidiary, ministerial or administrative changes not adverse to the interests of Parent.

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(b)            No Dissolution or Reorganizations. The Company shall not authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries.

(c)            Issuance of Securities. The Company shall not, and shall cause each of its Subsidiaries not to: (i) authorize for issuance, issue or deliver, sell or transfer or agree or commit to issue, deliver, sell or transfer any shares of capital stock of or other equity interest in the Company or any of its Subsidiaries or Convertible Securities or other rights of any kind to acquire, any shares of capital stock of or any other equity interest in the Company or any of its Subsidiaries, other than (A) the issuance of Company Common Stock pursuant to the exercise, vesting or settlement of Company Equity Awards outstanding as of the date hereof and governed by the Company Stock Plans and applicable award agreements, (B) issuances of capital stock or other equity interest from any Wholly Owned Subsidiary to the Company or any other Wholly Owned Subsidiary, (C) the issuance of shares of Company Series A Common Stock upon the conversion of any shares of Company Series B Common Stock pursuant to the Company Charter, (D) any issuances of any shares of Company Capital Stock pursuant to the Exchange Agreement, or (E) the issuance of shares of Company Series C Common Stock upon the exchange of any shares of Company Series B Common Stock for such shares of Company Series C Common Stock (or vice versa) pursuant to the Exchange Agreement or the Exchange Side Letter; (ii) amend or modify any term or provision of any of its outstanding equity securities; or (iii) except as contemplated by Section 2.8, accelerate or waive any restrictions pertaining to the vesting of any Company Equity Awards, warrants or other rights of any kind to acquire any shares of capital stock or other equity interests in the Company.

(d)            No Dispositions. The Company shall not, and shall cause each of its Subsidiaries not to, sell, pledge, dispose of, transfer, lease, license, exercise, convert or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, exercise, conversion or Encumbrance of: (i) any tangible or intangible property or assets of the Company or any of its Subsidiaries material to the operation of the businesses of the Company and its Subsidiaries, taken as a whole, except (A) pledges or other Encumbrances to the extent they are a Permitted Encumbrance, (B) to the Company or a Wholly Owned Subsidiary of the Company, (C) pursuant to Contracts in effect as of the date of this Agreement and set forth in the Company Disclosure Letter, (D) as permitted under the Stockholders and Letter Agreement Amendment, (E) subject to Section 5.22(f), as may be required pursuant to the Margin Loan Agreement and related documents (as in effect on the date of this Agreement or as amended or replaced in accordance with the terms hereof), and (F) for any deemed sales or dispositions pursuant to Section 16 of the Exchange Act; or (ii) any Company Owned Parent Shares, except (A) as permitted under the Stockholders and Letter Agreement Amendment, (B) subject to Section 5.22(f), as may be required pursuant to the Margin Loan Agreement and related documents (as in effect on the date of this Agreement or as amended or replaced in accordance with the terms hereof), (C) in connection with any business combination transaction, including any merger, consolidation, share exchange, tender offer, exchange offer or other similar transaction, reorganization, recapitalization, dissolution, liquidation, reverse stock-split or other similar transaction by or involving Parent or (D) for any deemed sales or dispositions pursuant to Section 16 of the Exchange Act.

(e)            No Acquisitions. The Company shall not, and shall cause each of its Subsidiaries not to, acquire or agree to acquire, directly or indirectly, by purchase, merger, consolidation or otherwise, equity or assets of another Person for a purchase price in excess of $25,000,000 in the aggregate for all such acquisitions.

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(f)            Dividends; Changes in Stock. The Company shall not, and shall cause each of its Subsidiaries not to, and shall not propose or commit to (and shall cause each of its Subsidiaries not to propose or commit to): (i) declare, set aside, make or pay any dividend or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company (other than any dividend or distribution (A) by a Wholly Owned Subsidiary of the Company to the Company or another Wholly Owned Subsidiary of the Company, (B) preferential dividends on the Company Preferred Stock as contemplated by the Company Charter or (C) in connection with any GCI Divestiture) or, except with respect to the Voting Agreements, enter into any voting agreement with respect to the capital stock of the Company (it being understood the solicitation and receipt of proxies in connection with obtaining the Company Requisite Approvals shall not be restricted hereby); (ii) reclassify, combine, split or subdivide any capital stock of the Company or issue or authorize the issuance of any other securities in substitution for shares of capital stock of the Company or any of its Subsidiaries, other than (A) in connection with any GCI Divestiture, (B) the issuance of any Certificate in replacement of any lost or destroyed Certificate representing then previously existing shares of Company Capital Stock, (C) in connection with the exercise, settlement or vesting of any Company Equity Awards, including the withholding of shares to satisfy withholding Tax obligations in respect of Company Equity Awards, (D) the conversion of Company Series B Common Stock pursuant to the Company Charter, or (E) the exchange of shares of Company Series B Common Stock for shares of Company Series C Common Stock (or vice versa) in accordance with the Exchange Agreement or the Exchange Side Letter; or (iii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of or other equity interests in the Company or any of its Subsidiaries, other (A) in connection with any GCI Divestiture, (B) the issuance of any Certificate in replacement of any lost or destroyed Certificate representing then previously existing shares of Company Capital Stock, (C) in connection with the exercise, settlement or vesting of any Company Equity Awards, including the withholding of shares to satisfy withholding Tax obligations in respect of Company Equity Awards, (D) the conversion of Company Series B Common Stock pursuant to the Company Charter, or (E) the exchange of shares of Company Series B Common Stock for shares of Company Series C Common Stock (or vice versa) in accordance with the Exchange Agreement or the Exchange Side Letter.

(g)            Investments; Indebtedness. The Company shall not and shall not agree to, and shall cause each of its Subsidiaries not to and not to agree to: (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances, capital contributions or investments by the Company or a Wholly Owned Subsidiary of the Company to or in the Company or any Wholly Owned Subsidiary of the Company (other than GCI or any of its Subsidiaries) in the ordinary course of business that would not reasonably be expected to result in a material adverse tax consequence for the Company or its Subsidiaries (other than GCI and its Subsidiaries), taken as a whole; (ii) incur, assume, prepay, repay, amend or modify any Indebtedness other than (v) the incurrence of Indebtedness represented by revolving borrowings under the Company Margin Facility and any incremental loan borrowings permitted under Section 2.15 of the Company Margin Facility made (1) in an amount that does not exceed $25 million at any time outstanding to address the payment of working capital expenses (including, for the avoidance of doubt, corporate overhead expenses) in the ordinary course of business consistent with past practice, (2) to address the payment of fees and expenses relating to the transactions contemplated hereby or expressly permitted by the terms of this Agreement, (3) to address the payment, repayment, redemption, repurchase or settlement of any Company Debt (including, for the avoidance of doubt, any interest and any related premiums) in accordance with this Agreement and/or the Stockholders and Letter Agreement Amendment, as applicable, and (4) the payment of any Tax Liabilities incurred as a result of the GCI Divestiture or Tax Liabilities of the Company and the Non-GCI Subsidiaries, (w) the payment, repayment, redemption, repurchase or settlement of any Company Debt (including any interest and any related premiums) (1) as contemplated by Section 5.22 (including, for the avoidance of doubt, any put, call or exchange contemplated by Section 5.22(c)), (2) as contemplated by the Stockholders and Letter Agreement Amendment, (3) that represents revolving borrowings under the Company Margin Facility or interest on any Company Debt and (4) that represents term loans under the Company Margin Facility to the extent needed to reduce the LTV Ratio (as defined in the Margin Loan Agreement as in effect on the date of this Agreement) under the Margin Loan Agreement from greater than 50% to 50% (in the case of this clause (4), solely after Parent is afforded a reasonable opportunity to (A) repurchase shares of Parent Common Stock from the Company (provided, that, for the avoidance of doubt, any such repurchase shall not result in the pro forma Equity Interests (as defined in the Stockholders and Letter Agreement Amendment) of the shares of Parent Common Stock then owned by the Company being less than 25.25% after giving effect to the repurchase of shares from the Company), (B) make loans to the Company under a Parent Loan Facility and/or (C) instruct the Company and its Subsidiaries to pledge unencumbered Company Owned Parent Shares to support the Company Margin Facility, in each case, to the extent necessary to so reduce the LTV Ratio), (x) borrowings and the payment and repayment of borrowings (including interest) under any Parent Loan Facility, (y) (1) amendments to or modifications of the Margin Loan Agreement (and any related documents) provided that (A) such amendment or modification does not increase the amount of Indebtedness (including any unused incremental borrowing capacity permitted by Section 2.15 of the Margin Loan Agreement) that may be borrowed under the Margin Loan Agreement, (B) such amendment or modification does not introduce any prepayment or similar fees or penalties, (C) only reasonable fees for such amendment or modification are incurred or paid in connection therewith, (D) solely with respect to any amendment or modification made more than one year prior to the stated maturity of the Company Margin Facility, such amendment or modification does not have the effect of making Section 2.09 of the Margin Loan Agreement (including any definition referenced therein) less favorable to the Company in any material respect, (E) such amendment does not add obligors or require that additional Company Common Stock be pledged thereunder other than pursuant to provisions no less favorable than those set forth in the Margin Loan Agreement and related documents as in effect on the date of this Agreement and (F) after giving effect thereto, the loans and commitments outstanding thereunder are prepayable and terminable, as applicable, at any time without premium or penalty (subject to notice requirements and breakage obligations consistent with the Margin Loan Agreement as in effect on the date of this Agreement) and (2) any Permitted Margin Loan Refinancings and (z) amendments or modifications to any Exchangeable Debentures Indenture in connection with any redemption or put right notice (as contemplated by Section 5.22) to irrevocably elect to settle any repurchase or exchange obligations in cash; (iii) assume, guarantee, endorse, grant an Encumbrance on any of its assets as security (other than Permitted Encumbrances) or otherwise become liable or responsible (directly or contingently) for Indebtedness of another Person other than, in any case, guarantees related to the Parent Loan Facility; or (iv) to the extent outstanding, take any action that would result in a change to the number of Reference Shares (as defined in each Exchangeable Debentures Indenture as in effect on the date of this Agreement) from that set forth in Section 3.2(b) (other than as a result of any action by the Parent (or successor to Parent) or any change resulting from the transactions contemplated by the Transaction Documents (including or any requested action by the Parent pursuant to Section 5.22)).

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(h)            Benefits Changes. Except as required under the terms of any Company Plan as in effect on the date of this Agreement, the Company shall not, and shall cause each of its Subsidiaries (excluding GCI Spinco, GCI and their respective Subsidiaries to the extent that any such actions would not result in any Liability to Parent, the Company or any of its Subsidiaries (other than GCI and its Subsidiaries)) not to: (i) increase or commit to increase the compensation or benefits of, or grant, pay or commit to grant or pay any new severance benefits or entitlements to, any current or former Company Employee, non-employee director or other individual service provider; (ii) make or forgive any loans or advances to, or grant, pay or commit to grant or pay any transaction, retention or change-in-control entitlement to, any current or former Company Employee, non-employee director or other individual service provider (other than advances of expenses to any director or officer of the Company in connection with advancement obligations in effect on the date of this Agreement); (iii) establish, adopt, or enter into any Company Plan or any plan, program, policy, practice, agreement or arrangement that would be a Company Plan if in effect on the date of this Agreement, including any new pension, other retirement, deferred compensation, equity or equity-based compensation, or other compensation or benefit agreement, plan or arrangement for the benefit of any current or former Company Employee, non-employee director or other individual service provider; (iv) amend, modify or terminate any existing Company Plan; (v) accelerate the timing of vesting or payment of compensation or benefits to any current or former Company Employee, non-employee director or other individual service provider; (vi) renew or enter into any modification of any collective bargaining agreement or implement or announce any reduction in labor force; (vii) provide any funding for any rabbi trust or similar arrangement; (viii) hire, engage or promote any employees, other than to fill existing positions below the level of vice president that are or become vacant; (ix) terminate (other than for cause) any employee at or above the level of vice president; (x) take any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act or require notice to employees, or trigger any other obligations or liabilities, under the WARN Act or any similar state, local or foreign Law; or (xi) except as may be required by GAAP, materially change the manner in which contributions to any broad-based Company Plans are made or the basis on which such contributions are determined.

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(i)            Accounting Matters. The Company shall not change its method of accounting, except (i) as required by changes in GAAP or Regulation S-X under the Exchange Act or (ii) as may be required by a change in applicable Law. The Company shall not, and shall cause each of its Subsidiaries not to, change its or any such Subsidiary’s fiscal year.

(j)            Tax Matters. The Company shall not, and shall not permit any of its Non-GCI Subsidiaries to: (i) make, change or revoke any material Tax election (other than (A) in the ordinary course consistent with past practice or (B) in connection with the GCI Divestiture and as expressly contemplated by the Separation Principles); (ii) settle or compromise any material Tax Liability with any Governmental Authority for an amount materially in excess of the amount reserved or provided for in accordance with GAAP in the Company SEC Documents; (iii) surrender any right to claim a material refund of Taxes, (iv) consent to any extension or waiver (other than extensions of time to file Tax Returns obtained in the ordinary course of business) of the limitation period applicable to any claim for or assessment of Taxes in excess of $1,000,000 relating to the Company or any of its Non-GCI Subsidiaries, (v) change any material method of Tax accounting; (vi) enter into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law); (vii) apply for any Tax ruling; (viii) file any amended U.S. federal income or other material Tax Return; (ix) enter into any Tax allocation, indemnity, sharing or similar agreement (other than any provisions contained in commercial agreements entered into the ordinary course of business the primary purpose of which does not relate to Taxes); or (x) initiate or enter into any voluntary disclosure agreement or similar agreement with any Governmental Authority with respect to Taxes in excess of $1,000,000.

(k)            Capital Expenditures. The Company shall not, and shall cause each of its Subsidiaries not to, authorize, or enter into any commitment for, any capital expenditures that would result in the aggregate amount of such capital expenditure authorizations, commitments and spend at any point in time from and after the date of this Agreement exceeding $25,000,000 during any 12-month period, other than any capital expenditure authorizations, commitments and spend in accordance with the annual budget set forth on Section 5.1(k) of the Company Disclosure Letter.

(l)            Lines of Business. The Company shall not, and shall cause each of its Subsidiaries not to, (i) enter into any new line of business, other than the lines of business in which the Company and its Subsidiaries are currently engaged as of the date of this Agreement or (ii) establish any non-Wholly Owned Subsidiary or joint venture.

(m)            Discharge of Liabilities. The Company shall not, and shall cause each of its Subsidiaries not to, pay, discharge, settle or compromise, or fail to defend, any Actions before any Governmental Authority or consent to the entry of any Order in connection therewith, other than (i) in the ordinary course consistent with past practice where the amounts paid or to be paid by the Company and its Subsidiaries are in an amount less than $25,000,000 in the aggregate (net of amounts covered by insurance policies of the Company and its Subsidiaries), (ii) that do not involve the admission of wrongdoing by the Company or any of its Subsidiaries and (iii) that do not impose restrictions (in any material respect) on the business of the Company or any of its Subsidiaries, or on the Surviving Corporation or the Surviving Company, as applicable, following the Effective Time or the Upstream Effective Time.

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(n)            No Rights Plan. The Company shall not adopt or implement any stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan, in each case that would prohibit, restrict or delay, or otherwise be applicable to, the Merger.

(o)            Material Contracts. Other than with respect to Company Debt governed by Section 5.1(g), the Company shall not, and shall cause each of its Subsidiaries not to, amend (other than renewals), modify or terminate (other than expirations and/or non-renewals pursuant to its terms) any Company Material Contract or enter into any Contract (other than upsells or renewals in accordance with the terms thereof) which would have been a Company Material Contract if entered into prior to the date hereof, except, in any such case, (i) in the ordinary course of business or (ii) in connection with the transactions contemplated by the Transaction Documents.

(p)            Affiliate Transactions. Except (i) in the ordinary course of business consistent with past practice, (ii) if any such transaction would not result in any obligation or Liability to the Company or any of its Subsidiaries, and (iii) for any Affiliate Contracts in effect on the date hereof (including any renewals in accordance with the terms thereof after the date hereof), the Company shall not, and shall cause each of its Subsidiaries not to, enter into any transactions between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, (A) any director, officer, Affiliate or associate of the Company or any of its Subsidiaries or (B) any of the Persons referred to in clauses (i) through (vii) of the definition of “Affiliate”.

(q)            General. The Company shall not, and shall cause each of its Subsidiaries not to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing set forth in this Section 5.1.

Section 5.2          Conduct of Parent’s Business Pending the Effective Time. From the date of this Agreement until the Effective Time, except (i) as required by applicable Law, (ii) as expressly required or expressly permitted by this Agreement or any other Transaction Document, or as expressly required by any Parent Governance Instrument in effect as of the date of this Agreement, (iii) as consented to in writing by the Company (which consent shall not be unreasonably conditioned, withheld or delayed) or (iv) as set forth in Section 5.2 of the Parent Disclosure Letter:

(a)            Governing Documents. Parent shall not, and shall cause each of Merger Sub and Merger LLC not to, amend the Parent Governance Instruments or the organizational or governing documents of Merger Sub or Merger LLC in a manner that would adversely affect the holders of Company Capital Stock relative to other holders of Parent Capital Stock; provided, that, the foregoing shall not prohibit the filing of the Certificate of Designations.

(b)            No Dissolution or Reorganization. Parent shall not authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries; provided, that, the foregoing shall not prohibit any Excluded Alternative Parent Transaction.

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(c)            Issuance; Dividends; Changes in Stock. Parent shall not: (i) reclassify, combine, adjust, split or subdivide any capital stock of Parent or any equity security (including any units) in Charter Communications Holdings, LLC (the “Charter Holdings Equity Securities”), other than where equitable adjustments are made to the number of shares of Parent Capital Stock constituting the Merger Consideration pursuant to Section 2.6(b); (ii) issue or authorize the issuance of shares of capital stock of Parent or Charter Holdings Equity Securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Parent or Charter Holdings Equity Securities, other than (A) the issuance of Parent Capital Stock pursuant to the Transaction Documents or Parent Equity Awards governed by the Parent Stock Plans, (B) the issuance, grant or sale of Parent Class A Common Stock for or in excess of fair market value or (C) in connection with any Excluded Alternative Parent Transaction or other acquisition transactions that would not constitute Alternative Parent Transactions; (iii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of or other equity interests in Parent or Charter Holdings Equity Securities, other than (A) subject to clause (iv), in connection with the exercise, settlement or vesting of any equity awards with respect to shares of capital stock of Parent, including the withholding of shares to satisfy withholding Tax obligations in respect of such equity awards, (B) as required pursuant to the governance documents of Charter Communications Holdings, LLC or the Parent Governance Instruments or (C) any cash repurchases of capital stock of Parent or Charter Holdings Equity Securities made pursuant to ordinary course share repurchase programs and the Stockholders and Letter Agreement Amendment; or (iv) declare with a record date or ex-dividend date that is at or prior to the Closing or pay at or prior to the Closing any dividend or other distribution payable in cash, stock, property or otherwise, with respect to capital stock or other equity interests of Parent or with respect to Charter Holdings Equity Securities.

(d)            General. Parent shall not, and shall cause each of its Subsidiaries not to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing set forth in this Section 5.2.

Section 5.3          No Solicitation by the Company; Alternative Company Transaction.

(a)            The Company will, and will cause each of its Subsidiaries and each of the directors, officers and employees of the Company and each of its Subsidiaries to, and shall instruct and use reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Third Party or its Representatives conducted prior to the date of this Agreement with respect to any Alternative Company Transaction Proposal. The Company will promptly request each such Person that has, within the twelve (12) months preceding the date of this Agreement, executed a confidentiality agreement in connection with its consideration of any Alternative Company Transaction to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries and will promptly terminate access by all Persons (other than Parent and its Representatives) to any physical or electronic data rooms relating to a possible Alternative Company Transaction. The Company shall not, and shall cause its Subsidiaries and each of its and its Subsidiaries’ directors, officers and employees not to, and shall instruct and use reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage any inquiries or the making or announcement of any proposal or offer (including any proposal or offer to the Company Stockholders) that constitutes, or would reasonably be expected to lead to, an Alternative Company Transaction Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding any Alternative Company Transaction Proposal or (iii) furnish to any Person any non-public information with respect to the Company and its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person or Group (other than Parent and its Representatives), in each case to knowingly facilitate or encourage the making of, or knowingly cooperate in any way that would reasonably be expected to lead to, any Alternative Company Transaction Proposal, except in each case as expressly permitted by this Section 5.3; provided, that, notwithstanding anything to the contrary in this Agreement, the Company or any of its Representatives may in any event (A) inform any Person that makes an Alternative Company Transaction Proposal of the restrictions imposed by the provisions of this Section 5.3 or (B) waive any standstill provisions in any agreement with any Person or Group solely to the extent such standstill provisions would prohibit such Person or Group from making an Alternative Company Transaction Proposal privately to the Company Board.

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(b)            If, following the date of this Agreement and prior to obtaining the Company Requisite Approvals, the Company receives a bona fide written Alternative Company Transaction Proposal which did not result from a breach of this Section 5.3, upon a good faith determination by the Company Board, after consultation with its outside legal counsel and financial advisor, (i) that based on information then available such Alternative Company Transaction Proposal either constitutes a Superior Company Proposal or would reasonably be expected to result in a Superior Company Proposal (excluding for purposes of determining whether such Alternative Company Transaction Proposal would reasonably be expected to result in a Superior Company Proposal, any assessment of the likelihood that the Malone Group would vote in favor of, tender into or otherwise support such Alternative Company Transaction Proposal) and (ii) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, and subject to compliance with Section 5.3(c), the Company and its Representatives may then take the following actions notwithstanding anything to the contrary contained in Section 5.3(a):

(i)            Furnish any information with respect to the Company and its Subsidiaries to, and afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, the Person or Group (and their respective Representatives) making such Alternative Company Transaction Proposal; provided, that prior to furnishing any such information, it receives from such Person or Group an executed confidentiality agreement containing terms and restrictions at least as restrictive as the terms contained in the Confidentiality Agreement (other than de minimis differences but including a customary “standstill” agreement by such Person or Group, which standstill shall not prohibit such Person or Group from making an Alternative Company Transaction Proposal privately to the Company Board) and that does not contain any express provision requiring the Company or its Subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses of any nature; provided, further, that the Company shall not furnish to any such Person or Group any information furnished by or on behalf of Parent or its Representatives to the Company or its Representatives or made available pursuant to the Confidentiality Agreement; and

(ii)           Following the execution of the confidentiality agreement referenced in the foregoing clause (i), engage in discussions or negotiations with such Person or Group (and their Representatives) with respect to such Alternative Company Transaction Proposal.

(c)            In addition to the obligations of the Company set forth in Sections 5.3(a), 5.3(b) and 5.4, as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Company Transaction Proposal or any initial request for information from, or for the initiation of negotiations with, the Company or its Representatives concerning an Alternative Company Transaction Proposal, the Company shall provide the Parent Special Committee with an initial written notice of such Alternative Company Transaction Proposal or request. Such notice shall include a written summary of the material terms and conditions of such Alternative Company Transaction Proposal or request (including unredacted copies of any such written Alternative Company Transaction Proposal or request), and the identity of the Person or Group making such Alternative Company Transaction Proposal or request. In addition, the Company shall (i) keep the Parent Special Committee reasonably currently informed of the status of, and negotiations (if any) regarding, and any material developments affecting the terms and conditions of, such Alternative Company Transaction Proposal or request and (ii) provide the Parent Special Committee promptly (and in any event within forty-eight (48) hours) with all non-public information concerning the Company or any of its Subsidiaries that is made available to the Person or Group making such Alternative Company Transaction Proposal or request (or any of their Representatives), which was not previously made available to the Parent Special Committee or its Representatives. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after any determination) advise the Parent Special Committee in writing if the Company Board determines to begin providing information or engaging in discussions concerning an Alternative Company Transaction Proposal pursuant to Section 5.3(b).

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(d)            The Company shall not, and shall not permit any of its Subsidiaries, or any of its or their Representatives on the Company’s or its Subsidiaries’ behalf, to, enter into any confidentiality agreement that prohibits the Company or any of its Subsidiaries from complying with its obligations to Parent under this Agreement.

Section 5.4          Company Change of Recommendation.

(a)            Except as expressly permitted by this Section 5.4, the Company Board shall not, nor shall any committee thereof, directly or indirectly, (i) make a Company Adverse Recommendation Change or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) constituting, or providing for, any Alternative Company Transaction Proposal (other than a confidentiality agreement as contemplated by Section 5.3(b)(i)) or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Requisite Approvals, the Company Board may, subject to compliance with Section 5.4(b), solely in response to (1) a Company Intervening Event, make a Company Adverse Recommendation Change under clause (a) of the definition thereof or (2) a Superior Company Proposal that did not result from a breach of Section 5.3, make a Company Adverse Recommendation Change, if, in either case, the Company Board determines in good faith, after consultation with its outside legal counsel and outside financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(b)            The Company shall not make a Company Adverse Recommendation Change in response to a Company Intervening Event or a Superior Company Proposal unless:

(i)            in the case of a Superior Company Proposal, such Superior Company Proposal has been made and has not been withdrawn and continues to be a Superior Company Proposal; and

(ii)            the Company shall have first (A) provided to Parent and the Parent Special Committee five (5) Business Days’ prior written notice (the “Company Notice Period”), which notice shall state expressly (1) that a Company Intervening Event has occurred or that the Company has received a Superior Company Proposal, as applicable, (2) (x) in the case of a Company Intervening Event, the material facts underlying such Company Intervening Event in reasonable detail or (y) in the case of a Superior Company Proposal, the material terms and conditions of the Superior Company Proposal (including the form and per share value of the consideration offered therein and the identity of the Person or Group making the Superior Company Proposal), and the Company shall provide to Parent and the Parent Special Committee unredacted copies of the relevant transaction agreements with the Person or Group making such Superior Company Proposal and other material documents related thereto (it being understood and agreed that any amendment (or subsequent amendment) to the financial terms, including to the proposed purchase price, or to any other material term of such Superior Company Proposal or any material change to the relevant facts and circumstances underlying the Company Intervening Event shall each require the Company to provide a new notice to Parent and the Parent Special Committee in accordance with this Section 5.4(b), provided, that the Company Notice Period in connection with any such new notice shall be four (4) Business Days (the “Amended Company Notice Period”), but no such Amended Company Notice Period shall shorten the Company Notice Period) and (3) that in response to such Company Intervening Event or Superior Company Proposal, the Company intends to make a Company Adverse Recommendation Change, and (B) prior to making a Company Adverse Recommendation Change, during the Company Notice Period or the Amended Company Notice Period, as applicable, to the extent requested by the Parent Special Committee, engaged, and directed its Representatives to engage, in good faith negotiations with the Parent Special Committee and its Representatives during such Company Notice Period or Amended Company Notice Period, as applicable, to amend this Agreement to permit the Company Board not to make such Company Adverse Recommendation Change, and considered in good faith any bona fide offer (a “Parent Offer”) by Parent to the Company, and, after such negotiations and good faith consideration of such Parent Offer, if any, the Company Board again makes the determination described in the last sentence of Section 5.4(a) (it being understood that the delivery of the notification contemplated by this Section 5.4(b) shall not, in and of itself, constitute a Company Adverse Recommendation Change).

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(c)            Notwithstanding any Company Adverse Recommendation Change, this Agreement shall be submitted to the Company Stockholders at the Company Stockholders Meeting for the purpose of obtaining the Company Requisite Approvals, and nothing contained herein (unless this Agreement is otherwise terminated in accordance with its terms) shall relieve the Company of such obligation.

(d)            Except as expressly prohibited by this Section 5.4, nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communication to Company Stockholders in connection with the making or amendment of a tender offer or exchange offer) or (ii) making any “stop-look-and-listen” or similar communication to the Company Stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act; provided, that (A) in no event shall this Section 5.4(d) affect the obligations specified in this Section 5.4 (or the consequences thereof in accordance with this Agreement) or the definition of Company Adverse Recommendation Change and (B) any such disclosure (other than the issuance by the Company of a “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that is otherwise within the definition of “Company Adverse Recommendation Change” shall be deemed a Company Adverse Recommendation Change for all purposes of this Agreement.

Section 5.5          No Solicitation by Parent; Alternative Parent Transaction.

(a)            Parent will, and will cause each of its Subsidiaries and each of the directors, officers and employees of Parent and each of its Subsidiaries to, and shall instruct and use reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Third Party or its Representatives conducted prior to the date of this Agreement with respect to any Alternative Parent Transaction Proposal. Parent will promptly request each such Person that has, within the twelve (12) months preceding the date of this Agreement, executed a confidentiality agreement in connection with its consideration of any Alternative Parent Transaction (other than an Excluded Alternative Parent Transaction) to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of Parent or any of its Subsidiaries and will promptly terminate access by all Persons (other than the Company and its Representatives) to any physical or electronic data rooms relating to a possible Alternative Parent Transaction (other than an Excluded Alternative Parent Transaction). Parent shall not, and shall cause its Subsidiaries and each of its and its Subsidiaries’ directors, officers and employees not to, and shall instruct and use reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage any inquiries or the making or announcement of any proposal or offer (including any proposal or offer to the Parent Stockholders) that constitutes, or would reasonably be expected to lead to, an Alternative Parent Transaction Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding any Alternative Parent Transaction Proposal or (iii) furnish to any Person any non-public information with respect to Parent and its Subsidiaries, or afford access to the business, properties, assets, books or records of Parent or any of its Subsidiaries to any Person or Group (other than the Company and its Representatives), in each case to knowingly facilitate or encourage the making of, or knowingly cooperate in any way that would reasonably be expected to lead to, any Alternative Parent Transaction Proposal, except in each case as expressly permitted by this Section 5.5; provided, that, notwithstanding anything to the contrary in this Agreement, Parent or any of its Representatives may in any event (A) inform any Person that makes an Alternative Parent Transaction Proposal of the restrictions imposed by the provisions of this Section 5.5 or (B) waive any standstill provisions in any agreement with any Person or Group solely to the extent such standstill provisions would prohibit such Person or Group from making an Alternative Parent Transaction Proposal privately to the Parent Board or the Parent Special Committee.

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(b)            If, following the date of this Agreement and prior to obtaining the Parent Requisite Approvals, Parent receives a bona fide written Alternative Parent Transaction Proposal which did not result from a breach of this Section 5.5, upon a good faith determination by the Parent Special Committee or the Parent Board (following the recommendation of the Parent Special Committee), after consultation with its outside legal counsel and financial advisor, (i) that based on information then available such Alternative Parent Transaction Proposal either constitutes a Superior Parent Proposal or would reasonably be expected to result in a Superior Parent Proposal (excluding for purposes of determining whether such Alternative Parent Transaction Proposal would reasonably be expected to result in a Superior Parent Proposal, any assessment of the likelihood that the Company or its Subsidiaries would vote in favor of, tender into or otherwise support such Alternative Parent Transaction Proposal) and (ii) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, and subject to compliance with Section 5.5(c), Parent and its Representatives may then take the following actions notwithstanding anything to the contrary contained in Section 5.5(a):

(i)            Furnish any information with respect to Parent and its Subsidiaries to, and afford access to the business, properties, assets, books or records of Parent or any of its Subsidiaries to, the Person or Group (and their respective Representatives) making such Alternative Parent Transaction Proposal; provided, that prior to furnishing any such information, it receives from such Person or Group an executed confidentiality agreement containing terms and restrictions at least as restrictive as the terms contained in the Confidentiality Agreement (other than de minimis differences but including a customary “standstill” agreement by such Person or Group, which standstill shall not prohibit such Person or Group from making an Alternative Parent Transaction Proposal privately to the Parent Board or the Parent Special Committee) and that does not contain any express provision requiring Parent or its Subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses of any nature; provided, further, that Parent shall not furnish to any such Person or Group any information furnished by or on behalf of the Company or its Representatives to Parent or its Representatives or made available pursuant to the Confidentiality Agreement; and

(ii)           Following the execution of the confidentiality agreement referenced in the foregoing clause (i), engage in discussions or negotiations with such Person or Group (and their Representatives) with respect to such Alternative Parent Transaction Proposal.

(c)            In addition to the obligations of Parent set forth in Sections 5.5(a), 5.5(b) and 5.6 as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Parent Transaction Proposal or any initial request for information from, or for the initiation of negotiations with, Parent or its Representatives concerning an Alternative Parent Transaction Proposal, Parent shall provide the Company with an initial written notice of such Alternative Parent Transaction Proposal or request. Such notice shall include a written summary of the material terms and conditions of such Alternative Parent Transaction Proposal or request (including unredacted copies of any such written Alternative Parent Transaction Proposal or request), and the identity of the Person or Group making such Alternative Parent Transaction Proposal or request. In addition, Parent shall (i) keep the Company reasonably currently informed of the status of, and negotiations (if any) regarding, and any material developments affecting the terms and conditions of, such Alternative Parent Transaction Proposal or request and (ii) provide the Company promptly (and in any event within forty-eight (48) hours) with all non-public information concerning Parent or any of its Subsidiaries that is made available to the Person or Group making such Alternative Parent Transaction Proposal or request (or any of their Representatives), which was not previously made available to the Company or its Representatives. Without limiting the foregoing, Parent shall promptly (and in any event within twenty-four (24) hours after any determination) advise the Company in writing if the Parent Special Committee or the Parent Board (acting at the recommendation of the Parent Special Committee) determines to begin providing information or engaging in discussions concerning an Alternative Parent Transaction Proposal pursuant to Section 5.5(b).

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(d)            Parent shall not, and shall not permit any of its Subsidiaries, or any of its or their Representatives on Parent’s or its Subsidiaries’ behalf, to, enter into any confidentiality agreement that prohibits Parent or any of its Subsidiaries from complying with its obligations to the Company under this Agreement.

Section 5.6          Parent Change of Recommendation.

(a)            Except as expressly permitted by this Section 5.6, the Parent Board shall not, nor shall any committee thereof, including the Parent Special Committee, directly or indirectly, (i) make a Parent Adverse Recommendation Change or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Parent or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) constituting, or providing for, any Alternative Parent Transaction Proposal (other than a confidentiality agreement as contemplated by Section 5.5(b)(i)) or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Parent Requisite Approvals, the Parent Special Committee or Parent Board (acting at the recommendation of the Parent Special Committee) may, subject to compliance with Section 5.6(b), solely in response to (1) a Parent Intervening Event, make a Parent Adverse Recommendation Change under clause (a) of the definition thereof or (2) a Superior Parent Proposal that did not result from a breach of Section 5.5, make a Parent Adverse Recommendation Change, if, in either case, the Parent Special Committee or the Parent Board (acting at the recommendation of the Parent Special Committee) determines in good faith, after consultation with its outside legal counsel and outside financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(b)            Parent shall not make a Parent Adverse Recommendation Change in response to a Parent Intervening Event or a Superior Parent Proposal unless:

(i)            in the case of a Superior Parent Proposal, such Superior Parent Proposal has been made and has not been withdrawn and continues to be a Superior Parent Proposal; and

(ii)            Parent shall have first (A) provided to the Company five (5) Business Days’ prior written notice (the “Parent Notice Period”), which notice shall state expressly (1) that a Parent Intervening Event has occurred or that Parent has received a Superior Parent Proposal, as applicable, (2) (x) in the case of a Parent Intervening Event, the material facts underlying such Parent Intervening Event, in reasonable detail, or (y) in the case of a Superior Parent Proposal, the material terms and conditions of the Superior Parent Proposal (including the form and per share value of the consideration offered therein and the identity of the Person or Group making the Superior Parent Proposal), and Parent shall provide to the Company unredacted copies of the relevant transaction agreements with the Person or Group making such Superior Parent Proposal and other material documents related thereto (it being understood and agreed that any amendment (or subsequent amendment) to the financial terms, including to the proposed purchase price, or to any other material term of such Superior Parent Proposal or any material change to the relevant facts and circumstances underlying the Parent Intervening Event shall each require Parent to provide a new notice to the Company in accordance with this Section 5.6(b), provided, that the Parent Notice Period in connection with any such new notice shall be four (4) Business Days (the “Amended Parent Notice Period”), but no such Amended Parent Notice Period shall shorten the Parent Notice Period) and (3) that in response to such Parent Intervening Event or Superior Parent Proposal, Parent intends to make a Parent Adverse Recommendation Change, and (B) prior to making a Parent Adverse Recommendation Change, during the Parent Notice Period or the Amended Parent Notice Period, as applicable, to the extent requested by the Company, engaged, and directed its Representatives to engage, in good faith negotiations with the Company and its Representatives during such Parent Notice Period or Amended Parent Notice Period, as applicable, to amend this Agreement to permit the Parent Special Committee or the Parent Board (acting at the recommendation of the Parent Special Committee) not to make such Parent Adverse Recommendation Change, and considered in good faith any bona fide offer (a “Company Offer”) by the Company to Parent, and, after such negotiations and good faith consideration of such Company Offer, if any, the Parent Special Committee or the Parent Board (acting at the recommendation of the Parent Special Committee) again makes the determination described in the last sentence of Section 5.6(a) (it being understood that the delivery of the notification contemplated by this Section 5.6(b) shall not, in and of itself, constitute a Parent Adverse Recommendation Change).

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(c)            Notwithstanding any Parent Adverse Recommendation Change, this Agreement shall be submitted to the Parent Stockholders at the Parent Stockholders Meeting for the purpose of obtaining the Parent Requisite Approvals, and nothing contained herein (unless this Agreement is otherwise terminated in accordance with its terms) shall relieve Parent of such obligation.

(d)            Except as expressly prohibited by this Section 5.6, nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) taking and disclosing to the Parent Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communication to Company Stockholders in connection with the making or amendment of a tender offer or exchange offer) or (ii) making any “stop-look-and-listen” or similar communication to the Parent Stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act; provided, that (A) in no event shall this Section 5.6(d) affect the obligations specified in this Section 5.6 (or the consequences thereof in accordance with this Agreement) or the definition of Parent Adverse Recommendation Change and (B) any such disclosure (other than the issuance by Parent of a “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that is otherwise within the definition of “Parent Adverse Recommendation Change” shall be deemed a Parent Adverse Recommendation Change for all purposes of this Agreement.

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Section 5.7          Registration Statement and Joint Proxy Statement.

(a)            As promptly as practicable following the date of this Agreement, Parent and the Company shall prepare, and (assuming Parent has received all required information from the Company) Parent shall file with the SEC a Registration Statement on Form S-4 (together with any amendments thereof or supplements thereto, the “Registration Statement”), in which the joint proxy statement (together with any amendments thereof or supplements thereto, the “Joint Proxy Statement”) furnished to (i) Company Stockholders (including the holders of Company Series C Common Stock) in connection with the meeting of the Company Voting Stockholders for the purpose of obtaining the Company Requisite Approvals (the “Company Stockholders Meeting”) and (ii) Parent Stockholders in connection with the meeting of the Parent Stockholders for the purpose of obtaining the Parent Requisite Approvals (the “Parent Stockholders Meeting”), will be included. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Joint Proxy Statement and any other filings required to be made with the SEC in connection with the transactions contemplated by the Transaction Documents to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act and to have the Staff of the SEC advise that it has no further comments on the Joint Proxy Statement as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Each of Parent and the Company shall furnish to the other all information concerning it and its respective Subsidiaries and Affiliates as may reasonably be requested by the other Party in connection with such actions and the preparation of the Joint Proxy Statement and the Registration Statement and any other filings required under applicable Law to be made with the SEC in connection with the transactions contemplated by the Transaction Documents, and shall reasonably cooperate and assist the other in connection with the preparation and filing of the Registration Statement and Joint Proxy Statement. The Company will cause the Joint Proxy Statement to be mailed to Company Stockholders and Parent will cause the Joint Proxy Statement to be mailed to Parent Stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(b)            All filings (including any amendments or supplements thereto) by the Company or Parent with the SEC in connection with the transactions contemplated by the Transaction Documents and all mailings by the Company or Parent to the Company Stockholders or Parent Stockholders, as applicable, in connection with the Merger and the other transactions contemplated by the Transaction Documents shall be subject to a reasonable period of prior review and reasonable comment by the other Party and its Representatives and such Party shall incorporate the other Party’s reasonable comments into such filings.

(c)            Each of Parent and the Company shall (i) as promptly as practicable notify the other of (A) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Joint Proxy Statement or the Registration Statement or any other filings required under applicable Law to be made with the SEC in connection with the transactions contemplated by the Transaction Documents (including the time when the Registration Statement becomes effective and the issuance of any stop order or suspension of qualifications of the Parent Class A Common Stock or the Parent Preferred Stock issuable in connection with the Merger for offering or sale in any jurisdiction) and (B) any request by the SEC for any amendment or supplements to the Joint Proxy Statement or the Registration Statement or any other filings required to be made with the SEC in connection with the transactions contemplated by the Transaction Documents, or for additional information with respect thereto and (ii) supply each other with copies of (A) all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to (x) the Joint Proxy Statement, (y) the Registration Statement or (z) any other filings required under applicable Law to be made with the SEC in connection with the transactions contemplated by the Transaction Documents and (B) all Orders of the SEC relating to the Registration Statement.

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(d)            If at any time prior to the Effective Time in the case of the Registration Statement and if at any time prior to the receipt of the Company Requisite Approvals and Parent Requisite Approvals in the case of the Joint Proxy Statement, any information relating to the Company, Parent, Merger Sub, Merger LLC or any of their respective Affiliates and Subsidiaries, directors or officers, is discovered by the Company, Parent, Merger Sub or Merger LLC, which such Party reasonably determines is required to be set forth in an amendment or supplement to the Joint Proxy Statement or the Registration Statement or any other filing required under applicable Law to be made with the SEC and disseminated to the Company Stockholders or the Parent Stockholders, so that none of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Stockholders or the Parent Stockholders.

(e)            Unless this Agreement has been terminated pursuant to Section 7.1, the Company shall duly give notice of, convene and hold the Company Stockholders Meeting (in compliance with applicable Law and the Company Governance Instruments) as promptly as practicable (but in no event later than forty-five (45) days) following the date the Registration Statement is declared effective under the Securities Act and the Staff of the SEC advises that it has no further comments on the Joint Proxy Statement or that the Company may commence mailing the Joint Proxy Statement and use good faith efforts to schedule the Company Stockholders Meeting on the same day or as close in time as reasonably practicable to the Parent Stockholders Meeting, for the purpose of seeking the Company Requisite Approvals and, subject to Section 5.4, the Company shall use its reasonable best efforts to solicit such adoption and obtain the Company Requisite Approvals. The Company (in consultation with Parent) shall set a single record date for persons entitled to notice of, and to vote at, the Company Stockholders Meeting. Notwithstanding the foregoing, the Company shall not adjourn or postpone the Company Stockholders Meeting without Parent’s prior written consent (acting through the Parent Special Committee) other than (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement that the Company Board has determined in good faith after consultation with outside legal counsel is necessary under Law is provided to the Company Stockholders in advance of a vote to obtain the Company Requisite Approvals, (B) if, as of the time for which the Company Stockholders Meeting is originally scheduled, there are insufficient shares of Company Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, (C) if additional time is reasonably required to solicit proxies in favor of the adoption of this Agreement, or (D) otherwise to comply with applicable Law; provided, that in the case of either clauses (A), (B), (C), or (D), the Company Stockholders Meeting shall only be adjourned or postponed for a minimum time that the Company determines in good faith to be reasonable under the circumstances (it being understood that any such adjournment or postponement shall not affect the Company’s obligation to hold the Company Stockholders Meeting as aforesaid) and, in the case of clauses (B) and (C) the Company Stockholders Meeting shall not be postponed more than once and shall not be postponed for a period of longer than 30 days following the originally scheduled date of the Company Stockholders Meeting without Parent’s prior written consent. The Company shall ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with applicable Law and the Company Governance Instruments. Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 5.7(e) (including its obligation to hold the Company Stockholders Meeting at which this Agreement shall be submitted to the Company Stockholders to obtain the Company Requisite Approvals as aforesaid) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Company Transaction Proposal or by a Company Adverse Recommendation Change. Prior to the date of the Company Stockholders Meeting, the Company shall, upon the reasonable request of Parent, direct the proxy solicitor or other agent of the Company to advise Parent as to the aggregate tally of proxies received by the Company with respect to the Company Requisite Approvals at the same frequency as such information is provided to the Company. Without the prior written consent of Parent, the Company Requisite Approvals shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by the Company Stockholders in connection therewith) that the Company shall propose to be voted on by Company Stockholders at the Company Stockholders Meeting. The Company Board shall not take any action that would cause any approval by the Company Stockholders other than the Company Requisite Approvals to be necessary to adopt the Transaction Documents and to consummate the transactions contemplated hereby and thereby. Except to the extent expressly permitted by Section 5.4, (i) the Company Board shall recommend that the Company Stockholders vote in favor of the adoption of this Agreement at the Company Stockholders Meeting and (ii) the Joint Proxy Statement shall include a statement to the effect that the Company Board recommends that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders Meeting.

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(f)            Unless this Agreement has been terminated pursuant to Section 7.1, Parent shall duly give notice of, convene and hold the Parent Stockholders Meeting (in compliance with applicable Law and the Parent Governance Instruments) as promptly as practicable (but in no event later than forty-five (45) days) following the date the Registration Statement is declared effective under the Securities Act and the Staff of the SEC advises that it has no further comments on the Joint Proxy Statement or that Parent may commence mailing the Joint Proxy Statement and use good faith efforts to schedule the Parent Stockholders Meeting on the same day or as close in time as reasonably practicable to the Company Stockholders Meeting, for the purpose of seeking the Parent Requisite Approvals and, subject to Section 5.6, Parent shall use its reasonable best efforts to solicit such adoption and obtain the Parent Requisite Approvals. Parent (in consultation with the Company) shall set a single record date for persons entitled to notice of, and to vote at, the Parent Stockholders Meeting. Notwithstanding the foregoing, Parent shall not adjourn or postpone the Parent Stockholders Meeting without the Company’s prior written consent other than (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement that the Parent Special Committee or the Parent Board (acting at the direction of the Parent Special Committee) has determined in good faith after consultation with outside legal counsel is necessary under Law is provided to the Parent Stockholders in advance of a vote to obtain the Parent Requisite Approvals, (B) if, as of the time for which the Parent Stockholders Meeting is originally scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, (C) if additional time is reasonably required to solicit proxies in favor of the approval of the Stock Issuance or this Agreement and the transactions contemplated hereby, including the Merger, or (D) otherwise to comply with applicable Law; provided, that in the case of either clauses (A), (B), (C), or (D), the Parent Stockholders Meeting shall only be adjourned or postponed for a minimum time that Parent (acting at the direction of the Parent Special Committee) determines in good faith to be reasonable under the circumstances (it being understood that any such adjournment or postponement shall not affect Parent’s obligation to hold the Parent Stockholders Meeting to obtain the Parent Requisite Approvals as aforesaid) and, in the case of clauses (B) and (C) the Parent Stockholders Meeting shall not be postponed more than once and shall not be postponed for a period of longer than 30 days following the originally scheduled date of the Parent Stockholders Meeting without the Company’s prior written consent. Parent shall ensure that all proxies solicited in connection with the Parent Stockholders Meeting are solicited in compliance with applicable Law and the Parent Governance Instruments. Without limiting the generality of the foregoing, Parent’s obligations pursuant to this Section 5.7(f) (including its obligation to hold the Parent Stockholders Meeting at which this Agreement shall be submitted to the Parent Stockholders to obtain the Parent Requisite Approvals as aforesaid) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Alternative Parent Transaction Proposal or by a Parent Adverse Recommendation Change. Prior to the date of the Parent Stockholders Meeting, Parent shall, upon the reasonable request of the Company, direct the proxy solicitor or other agent of Parent to advise the Company as to the aggregate tally of proxies received by Parent with respect to the Parent Requisite Approvals at the same frequency as such information is provided to Parent. Without the prior written consent of the Company, the Parent Requisite Approvals shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by the Parent Stockholders in connection therewith) that Parent shall propose to be voted on by the Parent Stockholders at the Parent Stockholders Meeting. The Parent Board shall not take any action that would cause any approval by the Parent Stockholders other than the Parent Requisite Approvals to be necessary to adopt the Transaction Documents and to consummate the transactions contemplated hereby and thereby. Except to the extent expressly permitted by Section 5.6, (i) the Parent Board shall recommend that the Parent Stockholders approve the Stock Issuance and this Agreement and the transactions contemplated hereby, including the Merger, at the Parent Stockholders Meeting and (ii) the Joint Proxy Statement shall include a statement to the effect that the Parent Board recommends that the Parent Stockholders vote in favor of approval of the Stock Issuance and this Agreement and the transactions contemplated hereby, including the Merger, at the Parent Stockholders Meeting.

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Section 5.8          Information and Access.

(a)            From the date of this Agreement until the Effective Time, but subject to Section 5.27, upon reasonable notice and subject to applicable Law, the Company will, and will cause its Subsidiaries, and will direct its and their officers, directors, employees, contractors, Representatives and Affiliates to, afford to the officers, employees, counsel, bankers, accountants and other authorized Representatives of Parent and the Parent Special Committee reasonable access during normal business hours and upon reasonable prior notice to all its properties, personnel, books and records for purposes of satisfying Parent’s rights and obligations under this Agreement and furnish promptly to such Persons such information concerning its business, properties, personnel and affairs as such Persons will from time to time reasonably request for purposes of satisfying Parent’s rights and obligations under this Agreement. The Company shall be entitled to have a Representative present at all times during any such inspection, and all such inspections granted pursuant to this Section 5.8 shall be subject to the Company’s reasonable security measures. Subject to the terms of this Agreement, the Company shall maintain and exercise complete control and supervision over the Company and its Subsidiaries.

(b)            From the date of this Agreement until the Effective Time, subject to applicable Law, Parent shall act reasonably and in good faith in responding to such requests for information as the Company will from time to time reasonably make, to the extent reasonably necessary to enable the Company to consummate the transactions contemplated hereby in accordance with the terms herewith and consistent with the Company’s rights and obligations under this Agreement.

(c)            No investigation or information provided pursuant to this Section 5.8 shall affect or otherwise obviate or diminish any representations or warranties of any Party or conditions to the obligations of any Party.

(d)            Each of the Company and Parent will hold all information furnished by or behalf of the other Party or its Representatives pursuant to this Section 5.8 in confidence in accordance with the provisions of that certain Non-Disclosure Agreement, dated as of August 29, 2024 (the “Confidentiality Agreement”), by and between the Company and Parent, provided that Parent shall be permitted to provide information to A/N on a confidential basis as reasonably requested by A/N and Parent shall use reasonable best efforts to cause A/N to comply with the confidentiality and use restrictions set forth in the Confidentiality Agreement with respect to such information.

(e)            Nothing in this Section 5.8 or in any other part of this Agreement shall require the Company or Parent, as applicable, to permit any inspection of, or to disclose:

(i)            any information concerning Alternative Company Transaction Proposals or Alternative Parent Transaction Proposals, which shall be governed by Section 5.3 and Section 5.4 (in the case of Alternative Company Transaction Proposals) and Section 5.5 and Section 5.6 (in the case of Alternative Parent Transaction Proposals);

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(ii)           any information regarding the deliberations of the Company Board, Parent Board or Parent Special Committee, as applicable, with respect to the transactions contemplated hereby or any similar transaction or transactions with any other Person, the entry into this Agreement, or any materials provided to the Company Board, Parent Board or Parent Special Committee, as applicable, in connection therewith;

(iii)          materials prepared by the Parent Special Committee’s or Parent’s financial or legal advisors or by the Company’s financial or legal advisors; or

(iv)          materials the disclosure of which (A) would jeopardize any attorney-client or other privilege or (B) would contravene any applicable Law, fiduciary duty or confidentiality obligation, provided, that Parent and the Company shall use commercially reasonable efforts to take such actions as may be reasonably required to allow such disclosure to be provided to the other Party or its Representatives without waiving privilege or causing a violation of applicable Law, fiduciary duty or confidentiality obligation.

(f)            Without limiting the generality of Section 5.8(a), from the date of this Agreement until the Effective Time, the Company will, and will cause its applicable Non-GCI Subsidiaries (and, solely until the consummation of the GCI Divestiture, GCI and its Subsidiaries) to, (i) with respect to any U.S. federal income or other material Tax Return of the Company or any of its Non-GCI Subsidiaries (or, solely with respect to taxable periods (or portions thereof) that end on or prior to the consummation of the GCI Divestiture, GCI and its Subsidiaries) that is required to be filed after the date of this Agreement, make commercially reasonable efforts to deliver a draft of such Tax Return to Parent for review and comment at least fifteen (15) days before it is due and consider in good faith Parent’s reasonable comments received by the Company within five (5) days after Parent received such Tax Return, (ii) with respect to any material Tax audit, action or other proceeding with respect to the Company or any of its Non-GCI Subsidiaries (or, solely with respect to taxable periods (or portions thereof) that end on or prior to the consummation of the GCI Divestiture, GCI and its Subsidiaries), promptly provide any updates (including any communications from a Governmental Authority) to Parent, and (iii) provide to Parent and its Subsidiaries such cooperation, documentation and information as Parent reasonably may request in connection with the foregoing.

Section 5.9          Reasonable Best Efforts.

(a)            Subject to the terms and conditions herein provided, each of Parent, Merger Sub, Merger LLC and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as reasonably practicable the transactions contemplated by or related to the Transaction Documents to which such Party is a party (including the satisfaction, but not waiver, of the Closing conditions set forth in Article VI).

(b)            In furtherance and not in limitation of the foregoing, each of Parent, Merger Sub, Merger LLC and the Company shall use their reasonable best efforts to obtain consents of all Governmental Authorities and Third Parties necessary to consummate the transactions contemplated by or related to the Transaction Documents. Each Party hereto shall, to the extent applicable, make appropriate filings, if necessary, pursuant to the HSR Act (or any other Competition Law) with respect to the transactions contemplated by or related to the Transaction Documents as promptly as reasonably practicable after the date that is one year prior to June 30, 2027 (and/or such other date as reasonably determined by the Parties such that the end of the initial waiting period under the HSR Act is no earlier than one year prior to the Closing); provided, that in connection with the GCI Divestiture, any such filing pursuant to the HSR Act shall be made as promptly as reasonably practicable to permit the GCI Divestiture, including any distributions to Company Stockholders, to be completed as contemplated by this Agreement, and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act (or any other Competition Law).

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(c)            Each of the Parties hereto shall use its reasonable best efforts, subject to applicable Laws, to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by the Transaction Documents and in connection with any investigation or other inquiry by or before a Governmental Authority relating to such transactions, including any proceeding initiated by a private party; (ii) promptly notify the other Party of any written communication to that party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and permit the other Party to review in advance any proposed communication relating to the transactions contemplated by the Transaction Documents; (iii) consult with the other Party prior to participating in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Transaction Documents and provide the other Party the opportunity to attend and participate in any such meeting, telephone call or discussion; and (iv) furnish the other party with copies of all correspondence, filings, and written communications (or a reasonably detailed summary of any oral communications) between them and their respective Representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to Transaction Documents. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, other than in the case of the GCI Divestiture or any Company Representative’s conversion of Company Capital Stock pursuant to Section 2.6, Parent will control (in a manner consistent with this Section 5.9) and lead all communications and strategy relating to obtaining the required approvals, if any, pursuant to the HSR Act (and any other Competition Laws), and the Company will not, and will cause its Subsidiaries and Representatives not to, (A) make any proposal to, or (except to the extent required by Law) any filings with, Governmental Authorities in respect of any matter related to the such required approvals without the prior written consent of Parent, given or withheld in Parent’s reasonable discretion (acting at the direction of the Parent Special Committee) or (B) otherwise contact Governmental Authorities to communicate with them in respect of any matter related to such required approvals without the prior written consent of Parent, given or withheld in Parent’s reasonable discretion (acting at the direction of the Parent Special Committee); provided, that Parent shall keep the Company reasonably informed on a current basis, consult with and consider in good faith the views and comments of the Company in connection with such communications and strategy.

(d)            In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.9, each of the Parties shall use its reasonable best efforts to resolve objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Combination; provided, however, that, notwithstanding anything to the contrary in the Transaction Documents, but subject to Section 5.24, (i) in no event shall the Company, Parent or any of their Subsidiaries, Affiliates or Representatives be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept or take any operational restriction, requirement or action, that is not conditional on the consummation of the Merger, and (ii) in no event shall Parent or any of its Subsidiaries, GCI Spinco, or the Company’s Representatives, be required to become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, Parent, GCI Spinco, Company Representative or any Subsidiary of any of the foregoing, (B) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, Parent, GCI Spinco, Company Representative or any Subsidiary of any of the foregoing in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, Parent, GCI Spinco, Company Representative or any Subsidiary of any of the foregoing.

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Section 5.10        Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions from or dispositions to Parent or the Company of shares of Parent Capital Stock or Company Capital Stock, as applicable, resulting from the transactions contemplated by the Transaction Documents (including securities deliverable upon exercise, vesting or settlement of any Company Equity Awards or Parent Equity Awards or other derivative securities) by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or the Company, respectively, to be exempt under Rule 16b-3 promulgated under the Exchange Act, including in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.11        Tax Matters.

(a)            Parent, the Company, Merger LLC and Merger Sub intend that, for U.S. federal income tax purposes, (i) the Combination shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) no gain or loss shall be recognized by holders of Company Common Stock pursuant to the Combination (other than with respect to the receipt of GCI Spinco stock, cash received in lieu of fractional shares of GCI Spinco stock, cash received in lieu of Fractional Shares, or cash paid in respect of Dissenting Shares) under Sections 354 and 356 of the Code, (iii) the receipt of stock of GCI Spinco by holders of Company Common Stock in the GCI Divestiture, if any, shall be treated as the receipt of “other property” described in Section 356 of the Code to which Section 356(a)(2) of the Code does not apply, and (iv) no gain or loss shall be recognized by the Company as a result of the Combination, including upon the receipt of proceeds pursuant to the Stockholders and Letter Agreement Amendment, which proceeds shall be treated as “other property” the receipt of which qualifies for nonrecognition of gain or loss under Section 361(b)(1)(A) and (b)(3) of the Code by reason of the transfers of such proceeds to the Company’s creditors in pursuance of the plan of reorganization (clauses (i)-(iv), the “Intended Tax Treatment”). Each of Parent, the Company, Merger LLC and Merger Sub (A) shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the transactions described in the preceding sentence to qualify for the Intended Tax Treatment, (B) shall, subject to the last sentence of this Section 5.11(a), file all Tax Returns in a manner consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such Intended Tax Treatment (unless otherwise required by a change in applicable Law occurring after the date hereof or a “determination,” as defined in Section 1313(a) of the Code or corresponding provision of state, local or foreign applicable Law), (C) shall use its reasonable best efforts to take or cause to be taken any action within its control reasonably necessary to ensure the receipt of the Tax Opinions and (D) will cooperate with the tax counsel that are to render the Tax Opinions by providing appropriate representations as to factual matters on the Closing Date and the date of any Tax Opinions delivered in connection with the Registration Statement, as applicable, including in the case of the Company, the Company Tax Opinion Representations, and in the case of Parent, the Parent Tax Opinion Representations. The parties’ obligations described in clause (B) above shall cease to apply if the Combination has not occurred prior to the Drop Dead Date or the termination of this Agreement pursuant to Section 7.1.

(b)            Parent, the Company, Merger LLC and Merger Sub hereby adopt this Agreement, the Stockholders and Letter Agreement Amendment, and the GCI Divestiture Documents, as well as any other agreements entered into pursuant to this Agreement, as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

(c)            Except as expressly contemplated or permitted by this Agreement or the other Transaction Documents, none of Parent, the Company, Merger LLC or Merger Sub shall, nor shall it permit its Affiliates to, take any action, and each of Parent, the Company, Merger LLC and Merger Sub shall not, and shall ensure that its Affiliates do not, fail to take any action (provided, that such action is otherwise permitted to be taken under this Agreement and the Transaction Documents to which such Party is a party), which action or failure to act would prevent, preclude or impede (i)  Company Tax Counsel from delivering the Company Tax Opinion or (ii) Parent Tax Counsel from delivering the Parent Tax Opinion.

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(d)            Immediately prior to the Closing, the Company shall execute and deliver the Company Tax Opinion Representation Letter to Parent Tax Counsel and Company Tax Counsel.

(e)            Immediately prior to the Closing, Parent shall execute and deliver the Parent Tax Opinion Representation Letter to Parent Tax Counsel and Company Tax Counsel.

(f)            Notwithstanding anything to the contrary in this Agreement, if, following the date hereof, there is a proposed change in U.S. federal income tax Law (including, for this purpose, new or revised pronouncements of the United States Internal Revenue Service or Treasury Department) that has an announced effective date, but is not yet effective, and Company Tax Counsel or Parent Tax Counsel, as applicable, indicates such proposed change would (i) prevent Company Tax Counsel from delivering the Company Tax Opinion or (ii) prevent Parent Tax Counsel from delivering the Parent Tax Opinion, in each case, if such change were effective (a “Proposed Change in Tax Law”), then, at the election of the Company or Parent, Parent, the Company, Merger Sub and Merger LLC shall use reasonable best efforts to cause the Closing to occur prior to the effective date of such Proposed Change in Tax Law.

(g)            If, following the date hereof, there is a change in U.S. federal income tax Law (including, for this purpose, new or revised pronouncements of the United States Internal Revenue Service or Treasury Department) or a material change in facts, as set forth in the Tax Opinion Representations, in either case, that Company Tax Counsel or Parent Tax Counsel, as applicable, indicates would (i) prevent Company Tax Counsel from delivering the Company Tax Opinion, (ii) prevent Parent Tax Counsel from delivering the Parent Tax Opinion or (iii) cause both (A) prong (iv) of the Intended Tax Treatment to fail to be satisfied and (B) the Company to recognize any income or gain on loans from Parent as a result of the Combination, then, at the election of the Company or Parent, Parent, the Company, Merger LLC and Merger Sub shall use reasonable best efforts to implement alternative transactions, if any, whereby, (A) following such alternative transactions, the GCI Business is no longer owned by the Company, Parent or any of their Subsidiaries (other than GCI and its Subsidiaries), (B) as part of the alternative transactions, either Parent or an Affiliate of Parent, directly or indirectly, owns the Company Owned Parent Shares, or such Company Owned Parent Shares are no longer issued and outstanding, (C) pursuant to such alternative transactions, each holder of shares of Company Series A Common Stock, Company Series B Common Stock, Company Series C Common Stock or Company Preferred Stock is entitled to receive the same Common Consideration or Preferred Consideration, as applicable, which such holder would have received pursuant to Section 2.6 of this Agreement, as well as consideration contemplated to be paid to a holder pursuant to a GCI Divestiture, (D) pursuant to such alternative transactions, each holder of Company Equity Awards is entitled to receive the same consideration such holder would have been entitled to receive pursuant to Section 2.8 of this Agreement (as well as any adjustments for a GCI Divestiture), (E) Company Tax Counsel is able to provide an opinion that neither the Company nor holders of Company Common Stock “will” recognize gain or loss for U.S. federal income tax purposes as a result of the completion of such alternative transactions (except any income, gain or loss of the Company or its shareholders with respect to the GCI Divestiture (including the receipt of any stock of GCI Spinco),upon the receipt of cash in lieu of Fractional Shares, or payment of cash to holders of Dissenting Shares), (F) Parent Tax Counsel is able to provide an opinion that neither the Company nor holders of Company Common Stock “will” recognize gain or loss for U.S. federal income tax purposes as a result of the completion of such alternative transactions (except any income, gain or loss of the Company with respect to the GCI Divestiture (including the receipt of any stock of GCI Spinco), upon the receipt of cash in lieu of Fractional Shares or payment of cash to holders of Dissenting Shares), and (G) such alternative transactions will not cause the Company to recognize taxable income or gain on (i) share repurchases pursuant to the Stockholders and Letter Agreement Amendment by reason of the transfers of such proceeds to the Company’s creditors in pursuance of the plan of reorganization or (ii) loans from Parent as a result of the Combination (such alternative transactions, collectively the “Alternative Tax-Free Transactions”); provided that such Alternative Tax-Free Transaction (x) does not impose any unreimbursed incremental costs on Parent, the Company, or their shareholders, reduce the anticipated benefits of the Combination to Parent in any unreimbursed respect or otherwise fail to satisfy the Intended Tax Treatment and (y) is not reasonably expected to delay the Closing past the Drop Dead Date. Following any change of law or material change of facts described in the first sentence of this Section 5.11(g), the Company or Parent may, at its election, present a proposed Alternative Tax-Free Transaction to Parent or the Company, as applicable, and Parent or Company, as applicable, shall, within twenty days after receipt thereof, indicate whether it agrees such proposal qualifies as an Alternative Tax-Free Transaction, or, if not, identify, in writing, the specific prongs of the definition of Alternative Tax-Free Transaction that are not satisfied by the proposal. If an Alternative Tax-Free Transaction is identified, the parties shall amend the Transaction Documents to implement such Alternative Tax-Free Transactions and to provide that the Parties shall cooperate in obtaining the opinion referred to in clauses (E) and (F) of the preceding sentence, including by the provision of appropriate representation letters.

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(h)            From the date of this Agreement until the consummation of the GCI Divestiture, any acquisition by GCI or any of its Subsidiaries, directly or indirectly, by purchase, merger, consolidation or otherwise, of the equity or material assets of another Person (other than GCI or any of its Subsidiaries) shall be structured as a fully taxable acquisition, provided, however that if the acquisition is a purchase of stock of such Person for applicable Tax purposes that does not result in a step-up in asset basis, then notwithstanding anything to the contrary in the Separation Principles (including Annex A attached thereto), no Section 338(h)(10) Election or Section 336(e) Election (in each case, as defined in Annex A to the Separation Principles) shall be made with respect to such Person.

Section 5.12        Public Announcements. The Company and Parent shall consult with each other before issuing, and will provide each other the opportunity to review and reasonably comment upon, and use reasonable best efforts to agree on, any press release or other public statements with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party (which shall not be unreasonably withheld, delayed or conditioned), except as either Party, after consultation with outside counsel, may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market if it has used reasonable best efforts to consult with the other Party prior thereto regarding the timing, scope and content of any such press release or public statement; provided, however, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 5.3, Section 5.4, Section 5.5 or Section 5.6 (or for the other Party to respond to any such disclosure or action). In addition, except (i) to the extent disclosed in or consistent with the Registration Statement or Joint Proxy Statement in accordance with the provisions of Section 5.7, (ii) to the extent necessary to comply with such Party’s periodic reporting obligations under the Exchange Act, (iii) for any consent given in accordance with this Section 5.12 or (iv) as expressly permitted by Section 5.3, Section 5.4, Section 5.5 or Section 5.6 (or for the other Party to respond to any such disclosure or action), neither Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld, delayed or conditioned. The Parties agree that the initial press release to be issued with respect to the transactions contemplated hereby shall be in the form agreed to by the Parties. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the consultation procedures set forth in this Section 5.12 have been followed, either Party may issue such additional publications or press releases and make such other customary announcements without consulting with any other Party hereto so long as such additional publications, press releases and announcements do not disclose any non-public information regarding the transactions contemplated by the Transaction Documents beyond the scope of, and are reasonably consistent in tone and tenor with, the disclosure included in the press release or public statement with respect to which the other Party had been consulted.

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Section 5.13        Expenses. Other than as expressly contemplated by Section 5.22 or Section 5.23, whether or not the Combination is consummated, all costs and expenses incurred or to be incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party (or, in the case of Merger Sub and Merger LLC, by Parent) incurring such cost or expense.

Section 5.14        Indemnification and Insurance.

(a)            For a period of six (6) years after the Effective Time (and until such later date as of which any Action against any Indemnified Party commenced during such six (6)-year period shall have been finally disposed of) (such six (6)-year anniversary of the Effective Time or, if applicable, such later date, the “Extended Date”), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries and, from and after the Upstream Merger, the Surviving Company and its Subsidiaries to, honor and fulfill in all respects the obligations (including both indemnification and advancement of expenses) of the Company and its Subsidiaries under their respective certificates of incorporation or bylaws (or any similar organizational documents) and under any indemnification agreements, in each case, in effect on the date of this Agreement, for the benefit of (x) any of the Company’s or its Subsidiaries’ current or former directors and officers and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time or (y) any Person serving or who prior to the Effective Time has served on the board of directors or board of managers (or similar governing body) of another Person, or as an officer, employee or agent of another Person, at the request of the Company or its Subsidiaries, in the case of each of clauses (x) and (y), in each such individual’s capacity as described in such clause (collectively, the “Indemnified Parties”); provided, that Parent shall be entitled to the benefit of the same express limitations on such obligations as the Surviving Corporation and the Surviving Company under such organization documents, indemnification agreements and applicable Law. In addition, for the period following the Effective Time and until the Extended Date, Parent shall cause the certificates of incorporation, certificates of formation and bylaws and operating agreements, as applicable (and other similar organizational documents) of the Surviving Corporation, the Surviving Company and their respective Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation in favor of the Indemnified Parties (in their capacities as such) for events and Actions to the extent relating to periods at or prior to the Effective Time that are no less advantageous to the Indemnified Parties (in their capacities as such) than the corresponding provisions in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company or its applicable Subsidiary, as the case may be, each as in effect on the date of this Agreement, and during such period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Law.

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(b)            Insurance. Prior to or at the Effective Time, the Company shall obtain and fully pay, or if the Company is unable, Parent shall as of the Effective Time cause to be obtained and fully paid, a non-cancellable tail policy (“D&O Tail”) for the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Tail shall (i) cover each individual covered by the D&O Insurance immediately prior to the Effective Time (in each case in his or her applicable covered capacity), (ii) be for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any acts or omissions prior to, or any claim related to any period of time at or prior to, the Effective Time, (iii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iv) have terms, conditions, retentions and limits of liability that are no less favorable to the intended beneficiaries than the coverage provided under the Company’s existing D&O Insurance, including with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Party by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, that the cost of such D&O Tail shall in no event exceed three hundred percent (300%) of the amount of the last annual premium paid by the Company for the D&O Insurance; and provided, further, that if the aggregate cost of D&O Tail exceeds such amount, the obligation shall be to obtain a D&O Tail with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. If the Company or Parent for any reason fails to obtain (or cause to be obtained) such D&O Tail as of the Effective Time, the Surviving Corporation or Surviving Company, as applicable, shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, coverage provided by the D&O Insurance (whether with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance) with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate to the intended beneficiaries than the coverage provided under the Company’s existing D&O Insurance; provided, that, in no event shall the Surviving Corporation or Surviving Company be required to expend for such policies pursuant to this sentence an annual premium amount in excess of three hundred percent (300%) of the premium amount per annum for the Company’s existing D&O Insurance; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation or the Surviving Company, as applicable, shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(c)            Successors. If Parent, the Surviving Corporation, the Surviving Company or any of their respective successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties or assets to any Person (including, for the avoidance of doubt, by cancelling or otherwise eliminating all or substantially all of its properties or assets), then, in each case, Parent, the Surviving Corporation, the Surviving Company or any of their respective successors or assigns shall take such action as may be necessary so that such Person (and its successors and assigns) shall assume all of the applicable obligations set forth in this Section 5.14 to the extent not assumed by operation of Law.

(d)            Enforceability. Each of the covered individuals described in Section 5.14(b)(i) and each Indemnified Party (in each case, in his or her capacity as such) is intended, from and after the Effective Time, to be a third-party beneficiary of the applicable provisions of this Section 5.14 with full rights of enforcement as if a party hereto. From and after the Effective Time, this Section 5.14 will be irrevocable, and no term of this Section 5.14 may be amended, waived or modified so as to adversely affect the rights of the Indemnified Parties (and covered individuals described in Section 5.14(b)(i)) (in each case, in his or her capacity as such) under this Section 5.14, without the prior written consent of each affected Indemnified Party. From and after the Effective Time, any amendment, waiver or modification of this Section 5.14 without such consent shall be null and void. The rights of the Indemnified Parties (and covered individuals described in Section 5.14(b)(i)) (in each case, in his or her capacity as such) under this Section 5.14 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by any corporation or entity whatsoever, or applicable Law (whether at law or in equity).

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Section 5.15        Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, as the case may be, of (a) the occurrence or non-occurrence of any event of which would or would reasonably be expected to cause any representation or warranty of the Company or Parent, as the case may be, to be untrue or inaccurate at the Closing Date such that the conditions to Closing set forth in Article VI would fail to be satisfied and (b) any failure by the Company or Parent, as the case may be, to materially comply with or materially satisfy any covenant or other agreement to be complied with by such Party hereunder such that the conditions to Closing set forth in Article VI would or would reasonably be expected to fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.15 shall not limit or otherwise affect any remedies available to Parent or the Company, as the case may be; provided, further, that a Party’s good faith failure to comply with this Section 5.15 shall not provide any other Party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.

Section 5.16        Defense of Litigation.

(a)            Prior to the Effective Time, the Company shall promptly (and in any event, within two (2) Business Days) advise Parent, and Parent shall promptly (and in any event, within two (2) Business Days) advise the Company, of any Action commenced or, to such Party’s Knowledge, threatened to be commenced, after the date of this Agreement, against such Party or any of its directors or officers by any stockholder relating to this Agreement and the transactions contemplated hereby, and shall keep Parent or the Company, as applicable, reasonably informed regarding any such litigation.

(b)            Prior to the Effective Time, the Company shall give Parent the opportunity to consult with the Company regarding, and, if appropriate, subject to a customary joint defense agreement, participate in (but not control), the defense or settlement of any such Action at Parent’s own expense and shall consider Parent’s views with respect to such Action, and shall not settle, compromise or enter into any agreement or arrangement, or consent to the entry of, or fail to defend against entry of, any order or judgment, with respect to any such Action without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

(c)            Prior to the Effective Time, Parent shall give the Company the opportunity to consult with Parent regarding, and, if appropriate, subject to a customary joint defense agreement, participate in (but not control), the defense or settlement of any such Action at the Company’s own expense and shall consider the Company’s views with respect to such Action, and shall not settle, compromise or enter into any agreement or arrangement, or consent to the entry of, or fail to defend against entry of, any order or judgment, with respect to any such Action without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided, that such prior written consent of the Company shall not be required for, and Parent may enter into, any settlement, compromise, agreement, arrangement, order or judgment of such Action so long as such settlement, compromise, agreement, arrangement, order or judgment does not include an admission of liability or wrongdoing on the part of, and does not impose any monetary or non-monetary remedy or relief against, the Company or any of its current or former directors or officers (to the extent such individuals are a party to such Action).

(d)            After the Effective Time, Parent may enter into any settlement, compromise, agreement, arrangement, order or judgment of such Action so long as such settlement, compromise, agreement, arrangement, order or judgment does not include an admission of liability or wrongdoing on the part of, and does not impose any monetary or non-monetary remedy or relief against, any of the Company’s current or former directors or officers (to the extent such individuals are a party to such Action).

(e)            Each Party shall use its reasonable best efforts to cause its Representatives to cooperate with the other Party in the defense against any such Action relating to this Agreement and the transactions contemplated hereby.

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Section 5.17        State Takeover Laws. The Company and Parent shall (a) take all reasonable action necessary to ensure that no restriction in any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by the Transaction Documents and (b) if the restrictions of any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to this Agreement or any of the transactions contemplated by the Transaction Documents, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement or the other Transaction Documents and otherwise to minimize the effect of such Law on the transactions contemplated by the Transaction Documents.

Section 5.18        Stock Exchange Delisting. Prior to the Closing Date, the Company and Parent shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on their part under applicable Law and the rules and policies of Nasdaq to enable the delisting of the shares of the Company Series A Common Stock, Company Series C Common Stock and Company Preferred Stock from Nasdaq, the removal of the Company Series B Common Stock from the OTC Markets and the deregistration of the shares of Company Capital Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.19        Listing. Parent shall use reasonable best efforts to cause the shares of Parent Class A Common Stock and Parent Preferred Stock issuable under Article II to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Closing.

Section 5.20        Reservation of Parent Capital Stock. At or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its authorized but unissued shares of Parent Capital Stock for the purposes of effecting the conversion of the issued and outstanding shares of Company Capital Stock and issued and outstanding Company Equity Awards, in each case pursuant to Article II, sufficient shares of Parent Class A Common Stock and Parent Preferred Stock, as applicable, to provide for such conversion.

Section 5.21        Obligations of Merger Sub and Merger LLC. Parent shall take all actions necessary to cause Merger Sub and Merger LLC to (i) perform their respective obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, including the adoption of this Agreement by Merger LLC as the sole stockholder of Merger Sub, and (ii) consummate the Upstream Merger in accordance with Section 267 of the DGCL and Section 18-209(i) of the DLLCA immediately following the Effective Time. Merger LLC has taken all action as is necessary or advisable to authorize the Upstream Merger in accordance with Merger LLC’s governing documents and Section 267 of the DGCL and Section 18-209(i) of the DLLCA, and such authorization is and shall be the only authorization necessary to authorize the Upstream Merger.

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Section 5.22        Financing Matters.

(a)            Early Redemption.

(i)            At the request of Parent (and in consultation with the Company) at any time following the satisfaction of the conditions precedent set forth in Section 6.1(a) and Section 6.1(b), the Company shall, with respect to any outstanding series of Exchangeable Debentures and the Exchangeable Debentures Indenture relating thereto:

(1)            (x) as promptly as practicable (and in any event within ten (10) Business Days thereafter), unless the Company reasonably determines that it does not have aggregate LBC Available Liquidity (it being understood and agreed that Parent shall be entitled to repurchase additional shares of Parent Common Stock to enable the Company to satisfy its obligations contemplated by this clause (1) (provided that, for the avoidance of doubt, any such repurchase shall not result in the pro forma Equity Interests (as defined in the Stockholders and Letter Agreement Amendment) of the shares of Parent Common Stock then owned by the Company being less than 25.25% after giving effect to such repurchase of shares from the Company)) and/or availability under any Parent Loan Facility (as of the date the notice of redemption is delivered) sufficient in the reasonable judgment of the Company to meet the applicable redemption or reasonably expected exchange obligation under the applicable Exchangeable Debenture Indenture (as set forth in an officer’s certificate delivered to Parent with reasonably detailed calculations thereof), execute and deliver to the trustee and holders a notice of redemption (in form and substance reasonably satisfactory to Parent) in accordance with such Exchangeable Debentures Indenture and the applicable series of Exchangeable Debentures pursuant to which such Exchangeable Debentures are irrevocably called for redemption pursuant to Section 11.12(a) (or, solely to the extent permitted by such Exchangeable Debentures Indenture at such time, Section 11.16(a)) of such Exchangeable Debentures Indenture, as applicable, on the thirtieth (30th) day (or such later date permitted by such Exchangeable Debentures Indenture as may be agreed by the Parent and the Company) after the date such notice of redemption is delivered and (y) take all actions necessary to cause such Exchangeable Debentures to be redeemed in full in cash on such redemption date (or, in the event any such Exchangeable Debentures are exchanged following delivery of such notice of redemption, take all actions necessary to settle any exchange obligation (including any premium) in respect of such Exchangeable Debentures in full in cash in accordance with such Exchangeable Debentures Indenture and such Exchangeable Debentures); provided that, with respect to any Exchangeable Debentures that are exchanged following delivery of such notice of redemption, if the Company reasonably determines as of five (5) business days prior to the settlement date for such exchange that it does not reasonably expect to have sufficient LBC Available Liquidity and/or availability under any Parent Loan Facility to satisfy such exchange obligation in cash on such settlement date (the amount of such shortfall, the “Exchangeable Shortfall Amount”) (as set forth in an officer’s certificate delivered to Parent with reasonably detailed calculations thereof), Parent (or its applicable Subsidiary) shall, at Parent’s election, subject to Section 3(a)(vii) of the Stockholders and Letter Agreement Amendment, (x) repurchase additional shares of Parent Common Stock in accordance with the Stockholders and Letter Agreement Amendment (provided that, for the avoidance of doubt, any such repurchase shall not result in the pro forma Equity Interests (as defined in the Stockholders and Letter Agreement Amendment) of the shares of Parent Common Stock then owned by the Company being less than 25.25% after giving effect to such repurchase of shares from the Company) and/or (y) make loans to the Company under a Parent Loan Facility in accordance with the terms thereof, in each case prior to such settlement date in an amount equal to the Exchangeable Shortfall Amount; and

(2)            in connection with the transactions set forth in the foregoing clause (1), use reasonable best efforts to arrange for customary instruments and acknowledgements of discharge of such Exchangeable Debentures Indenture and such Exchangeable Debentures, in each case in respect of such Exchangeable Debentures, which documents and instruments the Company shall use its reasonable best efforts to deliver to Parent as soon as practicable on or after (and in any case, no later than five (5) Business Days after) such redemption or settlement.

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(ii)           At the request of Parent (but only at such request), the Company shall (or shall cause its applicable Subsidiary to) (A) execute and deliver notices of redemption, prepayment and/or termination (which, at Parent’s request, shall be delivered in advance of the Closing Date provided they are contingent upon the occurrence of the Closing), as applicable, in respect of any Company Debt specified by Parent, in each case in accordance with the terms of such Company Debt and within the time periods requested by Parent in accordance with such Company Debt, and deliver all other notices and take all other actions required by the terms of such Company Debt, or reasonably requested by Parent, to facilitate the redemption or prepayment of all amounts outstanding in respect of (and the termination of) such Company Debt, the release of any guarantees in connection therewith, and the release of any Encumbrances securing such obligations, on or following the Closing Date, as the case may be (it being understood and agreed that any such redemption, prepayment, termination and/or release shall be contingent upon the occurrence of the Closing and no actions shall be required which would obligate the Company or its Subsidiaries to complete such redemption or prepayment prior to the occurrence of the Closing) and (B) use its reasonable best efforts to arrange for customary payoff letters, terminations of commitments, lien terminations, releases and instruments and acknowledgements of discharge, as applicable, in respect of such Company Debt, which documents and instruments shall be delivered to Parent on or prior to the Closing Date (it being understood and agreed that the Company shall use reasonable best efforts to deliver drafts of such documents and instruments to Parent no later than five (5) Business Days prior to the Closing Date).

(iii)          The Company shall provide Parent and its counsel reasonable opportunity to review and comment on all such documents described in Section 5.22(a)(i) and (ii), and shall respond in good faith to the comments of Parent or its counsel with respect thereto.

(iv)          Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities and expenses, including the reasonable and documented fees, charges and disbursements of counsel, incurred by them in connection with, or as a result of, any actions taken pursuant to this Section 5.22(a), except in the event such losses, claims, damages, liabilities or expenses arise out of (i) gross negligence, willful misconduct, fraud or bad faith by the Company or any of its Subsidiaries or their respective Representatives, in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment or (ii) a material breach by the Company of this Agreement or the applicable Exchangeable Debentures Indenture.

(v)           The Company shall apply all LBC Available Liquidity (including by borrowing revolving loans under the Company Margin Facility) to the extent necessary to consummate the transactions contemplated in this Section 5.22(a)(i)(1).

(b)            Assumption. Unless otherwise requested by Parent in writing, the Company shall (a) take such actions as may be required by Article IX of each outstanding Exchangeable Debentures Indenture in connection with the Merger, including the preparation of, and the execution and delivery of, supplemental indentures, officers’ certificates and opinions of counsel in accordance with such provisions; provided that Parent shall (or shall cause its Subsidiaries or Representatives to) deliver any documentation regarding Merger Sub that may be reasonably required by the trustee under such Exchangeable Debentures Indenture in order to comply with Article IX of such Exchangeable Debentures Indenture in connection with the Merger and (b) use reasonable best efforts to facilitate Merger LLC taking such actions as may be required by Article IX of each outstanding Exchangeable Debentures Indenture in connection with the Upstream Merger; provided, that Parent shall (or shall cause its Subsidiaries or Representatives to) deliver any opinions of counsel, officers’ certificates and other documentation on behalf of Merger LLC or in which Merger LLC is a party that may be reasonably required by the trustee under such Exchangeable Debentures Indenture in order to comply with Article IX of such Exchangeable Debentures Indenture in connection with the Upstream Merger. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any documents prepared or to be executed by the Company or its Representatives in connection with this Section 5.22(b), and shall respond in good faith to the comments of Parent or its counsel with respect thereto. Unless otherwise requested by Parent in writing, the Company shall use reasonable best efforts to cause the trustee under each Exchangeable Debentures Indenture to execute any such applicable documents described in this Section 5.22(b), subject to the proviso in the first sentence of this Section 5.22(b). For the avoidance of doubt, this Section 5.22(b) shall not apply to any series of Exchangeable Debentures that ceases to be outstanding prior to the Closing Date in accordance with Section 5.22(a) and/or Section 5.22(c).

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(c)            Exchange/Put/Call of Exchangeable Debentures. In the event that (i) any holder of an outstanding Exchangeable Debenture exercises its put right for the Company to repurchase such holder’s Exchangeable Debentures pursuant to Section 12.01(a) of the applicable Exchangeable Debentures Indenture in accordance with the terms thereof, (ii) the Company (subject to the prior written consent of the Parent, not to be unreasonably withheld, delayed or conditioned) exercises its call right to redeem Exchangeable Debentures pursuant to Section 11.16 of the applicable Exchangeable Debentures in accordance with the terms thereof; provided that, if the Parent does not consent to the Company’s exercise of its call right to redeem on the put date such Exchangeable Debentures pursuant to Section 11.16 of the applicable Exchangeable Debenture Indenture, then the Company shall not be obligated to exercise such call right while this Agreement is in effect and, to the extent not previously requested, the Parent shall not be permitted to require the redemption of such Exchangeable Debentures pursuant to Section 11.12(a) or Section 11.16(a) of such Exchangeable Debenture Indenture while this Agreement is in effect; or (iii) any holder of any series of Exchangeable Debentures elects to exchange its Exchangeable Debentures pursuant to Article XI of the applicable Exchangeable Debentures Indenture in accordance with the terms thereof, then, in each case, the Company shall repurchase, redeem or settle its exchange obligation with respect to such Exchangeable Debentures in full in cash in accordance with the terms of the applicable Exchangeable Debentures Indenture (and may, in connection with such cash settlement obligations, enter into any amendment or modification to any Exchangeable Debentures Indenture in consultation with and in form and substance reasonably satisfactory to Parent to irrevocably elect to settle any repurchase or exchange obligations in cash). The Company shall provide Parent and its counsel reasonable opportunity to review and comment on the documents, instruments and procedures used to effectuate any repurchase, redemption or exchange described in this Section 5.22(c), and shall respond in good faith to the comments of Parent or its counsel with respect thereto.

(d)            Compliance with Stockholders and Letter Agreement Amendment. From and after the date of this Agreement until the Effective Time or the termination of this Agreement, the Company shall, and shall cause its Subsidiaries to, comply in all respects with Section 9(a) and (b) of the Stockholders and Letter Agreement Amendment.

(e)            GCI Divestiture Loan. The Company shall fund the payment of any Tax Liabilities incurred as a result of the GCI Divestiture with LBC Available Liquidity (including after giving effect to the immediately succeeding sentence). If the Company has insufficient LBC Available Liquidity to make any such payment required to be made by the Company or its Subsidiaries on any such date (the amount of any such shortfall for such date, the “GCI Divestiture Shortfall Amount”) (as set forth in an officer’s certificate delivered to Parent with reasonably detailed calculations thereof reasonably in advance of the third (3rd) business day before such date), no later than three (3) business days prior to any date on which any such payment is expected to be required to be paid by the Company or its Subsidiaries, Parent (or its applicable Subsidiary) shall, at Parent’s election, subject to Section 3(a)(vii) of the Stockholders and Letter Agreement Amendment, (x) repurchase additional shares of Parent Common Stock in accordance with the Stockholders and Letter Agreement Amendment (provided that, for the avoidance of doubt, any such repurchase shall not result in the pro forma Equity Interests (as defined in the Stockholders and Letter Agreement Amendment) of the shares of Parent Common Stock then owned by the Company being less than 25.25% after giving effect to such repurchase of shares from the Company) and/or (y) make loans to the Company under a Parent Loan Facility in accordance with the terms thereof in an amount equal to the GCI Divestiture Shortfall Amount, the proceeds of which shall be promptly applied to repay revolving borrowings under the Company Margin Facility.

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(f)            Margin Loan Parent Loan. If the LTV Ratio (as defined in the Margin Loan Agreement as in effect on the date of this Agreement) under the Margin Loan Agreement equals or exceeds 50%, then the Parent shall, at Parent’s election, subject to Section 3(a)(vii) of the Stockholders and Letter Agreement Amendment, (x) repurchase additional shares of Parent Common Stock in accordance with the Stockholders and Letter Agreement Amendment (provided, that, for the avoidance of doubt, any such repurchase shall not result in the pro forma Equity Interests (as defined in the Stockholders and Letter Agreement Amendment) of the shares of Parent Common Stock then owned by the Company being less than 25.25% after giving effect to the repurchase of shares from the Company), (y) make loans to the Company under a Parent Loan Facility in accordance with the terms thereof and/or (z) instruct the Company and its Subsidiaries to pledge unencumbered Company Owned Parent Shares to support the Company Margin Facility, in each case, such that the LTV Ratio under the Margin Loan Agreement would be reduced to 30%; provided that, subject to Section 3(a)(vii) of the Stockholders and Letter Agreement Amendment, Parent shall be obligated to make loans to the Company under a Parent Loan Facility in accordance with the terms thereof pursuant to the immediately preceding clause (y) if the pledge of all unencumbered Company Owned Parent Shares to support the Company Margin Facility would not be sufficient to reduce the LTV Ratio under the Margin Loan Agreement to 30% (and the LTV Ratio is not otherwise reduced to 30% pursuant to the preceding clause (x)); provided further that, if at the time the Parent is required to make a loan to the Company pursuant to this Section 5.22(f) there is or after giving effect to such loan would be a Company Liquidity Event (as defined in the Stockholders and Letter Agreement Amendment), the amount of such loans shall be an amount sufficient to reduce the LTV Ratio to 40% rather than 30%.

Section 5.23        Financing Cooperation.

(a)            Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, and shall direct its and their respective Representatives to, in each case, use reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with Parent’s financing arrangements for long term debt for borrowed money, as Parent may reasonably determine necessary or advisable. Such cooperation shall include, to the extent reasonably requested by Parent, using reasonable best efforts to furnish Parent and any of its financing sources with (A) customary authorization and representation letters in connection with such financing arrangements in form and substance reasonably satisfactory to the Company, (B) information with respect to the Company and its Subsidiaries reasonably requested by Parent or any of its financing sources to facilitate such financing arrangements, including reasonably assisting Parent in connection with the preparation of pro forma financial information to be included in any applicable offering document (provided nothing in this Agreement shall be deemed to require the Company to prepare any pro forma financial statements or projections, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information) and (C) such other customary financial information that may reasonably be requested by Parent; provided that in no case shall the Company or its Subsidiaries or its Representatives be obligated to provide any financial information with respect to the Company and its Subsidiaries that is publicly available. The Company shall, promptly upon written request of by the Company, be reimbursed by Parent for any reasonable and documented expenses incurred or otherwise payable by the Company or any of its Subsidiaries or its Representatives in connection with its cooperation and other obligations pursuant to this Section 5.23.

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(b)            Notwithstanding the foregoing, the Company and its Subsidiaries and their respective Representatives shall not be required to enter into any agreement, document, certificate or instrument pursuant to this Section 5.23 (other than customary authorization and representation letters in form and substance reasonably satisfactory to the Company in connection with the financing arrangements contemplated by Section 5.23(a)) that will be effective prior to the Closing and nothing in this Section 5.23 shall require (i) such cooperation to the extent it would unreasonably interfere with the business or operations of the Company or any of its Subsidiaries or require any of them to take any actions that would reasonably be expected to violate applicable law or any organizational document of the Company or any of its Subsidiaries, (ii) the Company or any of its Subsidiaries to pay or incur any commitment or other fee, cost or expense (other than customary expenses in connection with the cooperation described in this Section 5.23 that are promptly reimbursed by Parent) for which it is not indemnified hereunder, (iii) the Company or any of its Subsidiaries to incur any other liability or provide or agree to provide any indemnity for which it is not indemnified hereunder or that is not conditioned upon the Closing, (iv) the Company or any of its Subsidiaries to disclose any information (A) that is subject to attorney client or similar privilege or constitutes attorney work product, (B) the disclosure of which (x) is prohibited by any Company Material Contract not entered into for the purpose of qualifying for the exclusion in this clause (B) or (y) would cause the incurrence of any cost or expense not subject to reimbursement by Parent or any of its Subsidiaries pursuant to Section 5.23(a), (v) the Company or any of its Subsidiaries to cooperate in a manner that would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (vi) any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability or (vii) the preparation of any financial statements that are not available to it and prepared in the ordinary course of its financial reporting practice.

(c)            Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities and expenses, including the reasonable and documented fees, charges and disbursements of counsel, incurred by them in connection with, or as a result of, any actions taken pursuant to this Section 5.23, except in the event such losses, claims, damages, liabilities or expenses arise out of (i) gross negligence, willful misconduct, fraud or bad faith by the Company or any of its Subsidiaries or their respective Representatives, in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment or (ii) the material inaccuracy of any written information (standing on its own) provided to Parent in writing by the Company or any of its Subsidiaries specifically for inclusion in any materials relating to Parent’s financing arrangements.

(d)            The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the financing arrangements contemplated by this Section 5.23 so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their respective marks.

(e)            Notwithstanding anything in this Agreement to the contrary in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of Parent’s, Merger Sub’s or Merger LLC’s obligations hereunder.

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Section 5.24        GCI Divestiture.

(a)            Prior to the Effective Time (with the exact timing prior to the Effective Time to be determined by the Company (and the Company shall keep Parent reasonably apprised of such timing)), the Company shall, and shall cause its Subsidiaries to, divest the business of GCI Spinco, GCI and their respective Subsidiaries (the “GCI Business”), by way of a dividend to the Company Stockholders (unless Parent (acting at the direction of the Parent Special Committee) consents to different terms) in accordance with the principles set forth in Section 5.24 of the Company Disclosure Letter (the “Separation Principles”) and otherwise on terms mutually acceptable to Parent and the Company with each acting reasonably (such transaction or series of transactions contemplated by this clause (a), collectively, the “GCI Divestiture”). Notwithstanding anything in this Agreement to the contrary, including in Section 5.1, Section 5.3 and Section 5.4, the Company and its Subsidiaries shall take such actions and engage in such conduct as the Company shall reasonably determine are necessary, advisable or appropriate that are not in inconsistent with this Section 5.24 or the Separation Principles to pursue, negotiate, discuss, enter into, announce, perform and consummate a GCI Divestiture. In furtherance of the foregoing:

(i)            the Company shall, and shall cause its Subsidiaries to, (A) keep Parent reasonably informed of all material preparations in connection with, and the status of, the GCI Divestiture, (B) give Parent and its Representatives reasonable time and opportunity to review and comment upon any proposed terms and conditions of, or Contract relating to, the GCI Divestiture, or any filings with Governmental Authorities relating thereto (which Contracts shall be consistent in all material respects with the Separation Principles), (C) not enter into, amend, modify, terminate or cancel any Contract relating to the GCI Divestiture that is inconsistent with this Section 5.24 or the Separation Principles without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), and (D) in respect of any Contract relating to the GCI Divestiture, not agree to any non-compete, non-solicitation or other restrictive covenant that would or would reasonably expected to bind or restrict, or give the counterparty rights in respect of, the conduct of the business of Parent and its Subsidiaries following the Effective Time or cover businesses or operations of the Company and its Subsidiaries greater than the scope of the existing operations of the GCI Business;

(ii)           (A) the Company shall, and shall cause its Subsidiaries to, and Parent shall, and shall cause its Subsidiaries to, reasonably consult and reasonably cooperate with the other Party and its Subsidiaries throughout the planning process with respect to the structure and any internal restructuring steps necessary, appropriate or advisable (as reasonably determined by the Company) to effect the GCI Divestiture, and (B) the Company shall, and shall cause its Subsidiaries to, provide Parent a reasonable opportunity to review and comment on any step plan structuring the sequence of the GCI Divestiture and any such internal restructuring steps;

(iii)          the Company shall cause GCI or another applicable Subsidiary of the Company determined to be the publicly traded parent company with respect to the GCI Business following the closing of the GCI Divestiture (“GCI Spinco”) to (A) file a registration statement on Form 10 (or such other registration statement under the Exchange Act or the Securities Act) with the SEC to effect the registration of shares of such entity pursuant to the Exchange Act at such time as the Company shall reasonably determine in order to permit the consummation of the GCI Divestiture prior to the Effective Time, (B) file any amendments or supplements to such Form 10 (or such other registration statement) as may be necessary or advisable in order to cause the Form 10 (or such other registration statement) to become and remain effective as required by the SEC or federal, state or other applicable securities Laws, and (C) take all such actions as may be necessary or, in the reasonable determination of the Company, appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the GCI Divestiture;

(iv)          the Company shall make all required filings with the FCC and State Commissions, and take all such actions as may be necessary or appropriate, in connection with the transfer of control and/or assignment of the Communications Licenses held by GCI or its Subsidiaries, and shall enter into the GCI Divestiture Documents with GCI, in each case, at such time as the Company shall reasonably determine in order to permit the consummation of the GCI Divestiture prior to the Effective Time;

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(v)           upon consummation of the GCI Divestiture, the Company shall ensure that none of the Company or any of its Non-GCI Subsidiaries have (A) any Indebtedness or other liability in respect of any GCI Debt or (B) any Encumbrance on any of their respective assets or property securing any GCI Debt (and, solely to the extent the Company or any Subsidiary (excluding GCI and its Subsidiaries) have any Indebtedness or other liability in respect of any GCI Debt at any time prior to the consummation of the GCI Divestiture, the Company shall deliver customary payoff letters, guarantee releases, lien terminations, releases and instruments and acknowledgements of discharge, as applicable, in each case in form and substance reasonably satisfactory to Parent on behalf of the Persons to whom such GCI Debt is owed); and

(vi)          subject to Section 5.24(a)(i)(B), Section 5.24(a)(i)(C) and Section 5.24(c), the Company, GCI Spinco, GCI and their respective Subsidiaries shall have the right to enter into such Contracts that are necessary, appropriate or advisable to effect the GCI Divestiture and that are not inconsistent with the other provisions of this Section 5.24 or the Separation Principles, including any Contracts that are required to be entered into by existing Contracts between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand.

(b)            Except for any transaction in the ordinary course of business consistent with past practice between the Company or any of its Non-GCI Subsidiaries, on the one hand, and GCI or any of its Subsidiaries, on the other hand, from the date of this Agreement until the earlier of the Effective Time and the consummation of the GCI Divestiture, the Company and its Subsidiaries shall (i) conduct the operations and business of the GCI Business solely in GCI Spinco, GCI and any of their respective Subsidiaries, and (ii) not enter into any Contract between the Company and the Non-GCI Subsidiaries, on the one hand, and GCI Spinco, GCI and any of their respective Subsidiaries, on the other hand that cannot be terminated in connection with the GCI Divestiture without Liability (other than (x) any Tax Liability resulting from or in connection with the GCI Divestiture expressly contemplated by the Separation Principles or (y) any de minimis Liabilities or reasonable fees, cost and expenses of advisors and legal counsel) to the Company and the Non-GCI Subsidiaries, other than any documents entered into in connection with the GCI Divestiture in accordance with Section 5.24, the Separation Principles, the GCI Divestiture Documents and as may be mutually agreed by Parent and the Company.

(c)            For the avoidance of doubt, without limiting the generality of the foregoing, any agreements entered into by the Company or its Subsidiaries relating the GCI Divestiture shall be reasonably acceptable to Parent (it being understood Parent cannot withhold its consent if such agreements are consistent with this Section 5.24 or the Separation Principles) and shall provide, in accordance with the Separation Principles, that GCI Spinco, GCI and their respective Subsidiaries shall be responsible for all Liabilities and obligations (other than any Tax Liability resulting from or in connection with the GCI Divestiture expressly contemplated by the Separation Principles) incurred or accrued by GCI or any of its Subsidiaries in the operation of the GCI Business, whether accruing or arising prior to, on or after the effective time of the GCI Divestiture.

(d)            The Company may make reasonable adjustments to the Company Equity Awards outstanding at the time of a GCI Divestiture, as applicable (which adjustments may vary by award type and award holder) in order to preserve the value of such awards as of immediately prior to and immediately following the GCI Divestiture, as determined by the Company Board (or an authorized committee thereof) in consultation with Parent, in accordance with the adjustment provisions of the applicable Company Stock Plan under which the Company Equity Award was issued and which adjustments shall be consistent in all material respects with the Separation Principles.

(e)            Immediately prior to the Closing, Parent shall enter into a joinder (in a form reasonably acceptable to the Company and Parent), effective immediately after Closing, to the GCI Divestiture Tax Sharing Agreement, the GCI Divestiture Separation and Distribution Agreement, and the GCI Divestiture Tax Receivables Agreement, as provided in the Separation Principles.

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(f)            Without limiting the generality of the foregoing, if, no later than December 31, 2025, the Company in good faith determines that the GCI Divestiture is not reasonably capable of being achieved prior to June 30, 2027 on the terms set forth in this Section 5.24 and the Separation Principles and in compliance with applicable Law solely as a result of any of the events set forth in Section 5.24(f) of the Company Disclosure Letter, then the Company and Parent will consider in good faith alternative courses of action, including but not limited to, formal or informal debt refinancing actions (such alternative actions, a “GCI Event”).  The provisions of Sections 5.24(a), 5.24(b) and 5.24(c) shall apply mutatis mutandis to a GCI Event; provided that none of the Company, GCI or their Subsidiaries shall take any material step in furtherance of a GCI Event, propose a GCI Event to any third party creditor or enter into any binding agreement with respect to a GCI Event without the consent of Parent (not to be unreasonably withheld, conditioned or delayed).  Upon completion of a GCI Event on terms mutually agreed by Parent and the Company, such GCI Event shall be deemed to constitute a GCI Divestiture for all purposes hereunder.

Section 5.25        Termination of Affiliate Contracts. Effective upon the Closing, the Company shall terminate all Affiliate Contracts, other than the Transaction Documents and those listed on Section 5.25 of the Company Disclosure Letter, without further liability to Parent, the Company or any of their respective Subsidiaries.

Section 5.26        Voting of Parent Common Stock. Subject to the Stockholders Agreement, including any voting limitations or restrictions therein, the Company shall vote all shares of Parent Common Stock beneficially owned by it or any of its Subsidiaries as of the record date for the Parent Stockholders Meeting, if any, in favor of (a) approval of the Stock Issuance and (b) any proposal to adjourn or postpone the Parent Stockholders Meeting to a later date if there are not sufficient votes to approve the Stock Issuance or this Agreement and the transactions contemplated hereby, including the Merger, and the Company shall cause all such shares to be present at the Parent Stockholders Meeting for quorum purposes.

Section 5.27        Waiver of Conflicts Regarding Representation.

(a)            The Parties agree that, notwithstanding any current or prior representation of (i) the Company (which, for the avoidance of doubt, excludes the Surviving Corporation and the Surviving Company) or any of its Subsidiaries, or any and all of their respective predecessors and successors, (ii) officers or directors of the Company or any of its Subsidiaries as of immediately prior to the Effective Time, (iii) former members of the Company Board, (iv) the Malone Group, (v) the Maffei Group, (vi) Liberty Media or (vii) any Covered Person (collectively, the “Represented Persons”) or any of their respective Affiliates by O’Melveny, Baker Botts, Potter Anderson, Sherman or Skadden, each of O’Melveny, Baker Botts, Potter Anderson, Sherman and Skadden will be allowed to represent any of the Represented Persons or any of their respective Affiliates in any matters or disputes that, directly or indirectly, arise out of or relate to (x) the Transaction Documents or any of the transactions and matters contemplated hereby or thereby (including the transactions contemplated by the Voting Agreement) or (y) the GCI Divestiture (any such matter or dispute, a “Post-Closing Representation”). Parent does hereby, and agrees to cause its controlled Affiliates (and agrees to use its reasonable best efforts to cause its other Affiliates) to, (A) agree that O’Melveny, Baker Botts, Potter Anderson, Sherman and Skadden may each represent (and none of Parent or any of its Affiliates or Representatives will seek to disqualify or otherwise prevent O’Melveny, Baker Botts, Potter Anderson, Sherman or Skadden from representing) any of the Represented Persons or such Affiliates in connection with a Post-Closing Representation and (B) waive any claim they have or may have that O’Melveny, Baker Botts, Potter Anderson, Sherman or Skadden has a conflict of interest or is otherwise prohibited from engaging in a Post-Closing Representation, even if, in any case, the interests of the Represented Persons or such Affiliates may be directly adverse to Parent or its Affiliates and even though O’Melveny, Baker Botts, Potter Anderson, Sherman or Skadden may have represented the Represented Persons or such Affiliates in a matter substantially related to such dispute, or may be handling ongoing matters for any of the Represented Persons or such Affiliates.

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(b)            Parent acknowledges and agrees, on behalf of itself and its Affiliates, that (i) all Protected Information and all Privileged Information (and, in each case, all rights and privileges related thereto) shall, subject to the terms of this Section 5.27, be excluded from the assets possessed by the Company and its Subsidiaries at and after the Effective Time and shall be controlled and solely owned by Liberty Media on behalf of all Represented Persons for all purposes of this Section 5.27 and Section 1 of the Liberty Media Side Letter, and shall not pass to or be claimed by the Surviving Company, Surviving Corporation, Parent or its Affiliates, and (ii) notwithstanding Section 5.8 above, neither the Company nor any of its Affiliates or Representatives shall be obligated to provide Parent or any of its Affiliates, or any of their respective Representatives, with access to any Protected Information or any Privileged Information, in each case, other than as provided in Section 5.27(c) below.

(c)            To the extent access to (i) some of the Protected Information (other than Privileged Information) described in clause (i), (ii) or (iii) of the definition thereof is reasonably necessary (upon the advice of Parent’s external legal counsel acting reasonably) or (ii) some of the Protected Information described in clause (i), (ii) or (iii) of the definition thereof that constitutes Privileged Information is reasonably necessary, in either case, for or in furtherance of Parent’s or its applicable Affiliates’ (A) defense against (or prosecution of) any Action brought by or against (as applicable) any third Person (which for the avoidance of doubt shall exclude the Represented Persons and their Affiliates), (B) only as to Protected Information that is not Privileged Information, defense against (which may include bringing counterclaims) any Action brought by any Represented Persons or any of their Affiliates (for the avoidance of doubt, in the case of clauses (A) and (B), including in connection with Parent’s or its Subsidiaries’ obligations under Section 5.11(a) and Section 5.11(b)) or (C) compliance with reporting, filing or other legal or regulatory requirements imposed on Parent or such Affiliates by a Governmental Authority having jurisdiction over Parent or such Affiliates with respect to such matters, including for the avoidance of doubt through a discovery process in which the applicable Governmental Authority requires production of such Protected Information (each of clause (A), (B) or (C), a “Permitted Parent Access Circumstance”), Parent or such Affiliates, as applicable, shall be permitted by Liberty Media (who, as described in Section 5.27(b) shall, subject to the terms of this Section 5.27, have sole ownership and control of all Protected Information and all Privileged Information (and, in each case, all rights and privileges related thereto) on behalf of all Represented Persons for all purposes of this Section 5.27 and Section 1 of the Liberty Media Side Letter) access solely to such reasonably necessary portion of the Protected Information (“Necessary Information”); provided, that, with respect to any such Necessary Information that also constitutes Privileged Information, (1) with respect to any Permitted Parent Access Circumstance described in clause (A) or (C) above, such Privileged Information will only be made available to Parent or its applicable Affiliates if Parent agrees not to (and does not), and agrees to use reasonable best efforts to cause its Affiliates and Representatives not to (and they do not), disclose or use, or allow to be disclosed or used, any such Privileged Information for any purpose, whatsoever, other than the applicable Permitted Parent Access Circumstance described in clause (A) or (C) above, and (2) under no circumstances will access to such Privileged Information be deemed reasonably necessary in connection with a Permitted Parent Access Circumstance described in clause (B) above. To the extent any Privileged Information may be accessed pursuant to this Section 5.27(c), Parent and Liberty Media shall use reasonable best efforts and cooperate with each other to enter into customary and reasonable joint defense, confidentiality, or similar arrangements that, to the extent reasonably practicable, will preserve and protect the privileged nature of such Privileged Information from being waived or impaired.

(d)            For the avoidance of doubt, except as expressly provided in Section 5.27(c), none of Parent, the Surviving Corporation, the Surviving Company or their respective Affiliates will have any rights or access to any Protected Information or any Privileged Information, wherever maintained. Further, notwithstanding Section 5.27(c), none of Parent, the Surviving Corporation, the Surviving Company or their respective Affiliates will have any rights or access to any Privileged Information in the files of O’Melveny, Baker Botts, Potter Anderson, Sherman or Skadden (for clarity, this sentence does not impact any rights or access to any such Privileged Information other than in the files of such law firms (even if also in the files of such law firms)).

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(e)            This Section 5.27 shall not apply to any information properly obtained by Parent or its Affiliates or their respective Representatives other than pursuant to Section 5.27(c) and without any breach of this Agreement. Further, nothing contained in this Section 5.27 is intended to, and this Section 5.27 shall not in any respect, limit or expand the rights and obligations of the Parties pursuant to Section 5.3 or Section 5.4 hereof. For the avoidance of doubt, to the extent a Governmental Authority with jurisdiction over a relevant proceeding determines (notwithstanding the express intent of the Parties set forth in this Section 5.27) to grant access to, or use of, any Protected Information (including Privileged Information) to which Parent or its applicable Affiliates would not otherwise have the right to access or use pursuant to Section 5.27(c), such access or use will be limited to that which has been mandated or determined by such Governmental Authority and will not serve as a basis to restrict or limit any other rights or protections specified herein.

(f)            This Section 5.27 will be irrevocable, and no term of this Section 5.27 may be amended, waived or modified in respect of any Protected Information or any Privileged Information without the prior written consent of Liberty Media, on behalf of the Represented Persons. Any such amendment, waiver or modification of this Section 5.27 as to which no such consent is obtained shall be null and void. This Section 5.27 is for the benefit of the applicable Represented Persons, Liberty Media and their respective Affiliates, each of which is an intended third-party beneficiary of this Section 5.27 and will be entitled to enforce this Section 5.27 against the Parties hereto in such capacity.

(g)            For all purposes of this Section 5.27 and Section 1 of the Liberty Media Side Letter, (i) references to Affiliates of Parent shall include the Surviving Corporation following the Effective Time and the Surviving Company following the Upstream Effective Time, and (ii) references to Affiliates of the Malone Group shall include The Tracy M. Amonette Trust A (also known as The Tracy L. Neal Trust A) and The Evan D. Malone Trust A.

Article VI

CONDITIONS PRECEDENT

Section 6.1          Conditions Precedent to the Obligations of Each Party. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction, or, to the extent permitted by Law, waiver in writing by each of Parent (acting at the direction of the Parent Special Committee) and the Company (provided, that the conditions set forth in clauses (b) and (d) shall not be waivable), at or prior to the Closing, of the following conditions:

(a)            Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)            Company Disinterested Stockholder Approval. The Company Disinterested Stockholder Approval shall have been obtained.

(c)            Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(d)            Parent Disinterested Stockholder Approval. The Parent Disinterested Stockholder Approval shall have been obtained.

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(e)            Competition Law Approval. To the extent applicable, any waiting period (and any extension thereof), and any commitments by the Parties not to close before a certain date under a timing agreement entered into with a Governmental Authority, applicable to the consummation of the Mergers or any Company Representative’s conversion of Company Capital Stock pursuant to Section 2.6 under the HSR Act shall have expired or early termination thereof shall have been granted.

(f)            No Injunction or Restraints. No Order or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prevents, prohibits, renders illegal or enjoins the consummation of the Combination or any of the other transactions contemplated by any of the Transaction Documents.

(g)            Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated by the SEC and not rescinded.

(h)            Listing. The shares of Parent Class A Common Stock and Parent Preferred Stock issuable to the Company Stockholders in connection with the Merger as provided in Article II shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

Section 6.2          Conditions Precedent to the Obligations of Parent, Merger Sub and Merger LLC. The obligations of Parent, Merger Sub and Merger LLC to effect the Combination shall be subject to the satisfaction, or, to the extent permitted by Law, waiver in writing by Parent (acting at the direction of the Parent Special Committee), at or prior to the Closing of the following conditions:

(a)            Representations and Warranties.

(i)            The representations and warranties of the Company contained in Sections 3.1 (Organization; Standing and Power), 3.2 (Capitalization), 3.3 (Subsidiaries), 3.4 (Authorization), 3.8(a) (Absence of Certain Changes), 3.18 (Anti-Takeover Statutes), 3.19 (Ownership in Parent) and 3.20 (Brokers and Other Advisors) shall be true and correct in all respects (other than in the case of the representations and warranties in the first sentence of clause (b), clause (d) and clause (e) of Section 3.2, each of which shall be true and correct other than de minimis inaccuracies, and clause (c) of Section 3.3, which shall be true and correct in all material respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date).

(ii)           The other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, as of such earlier date), except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct have not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)            Performance of Obligations of the Company. The Company shall have performed, in all material respects, its covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c)            GCI Divestiture. The GCI Divestiture shall have been completed.

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(d)            Officer’s Certificate. Parent, Merger Sub and Merger LLC shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c).

(e)            Tax Opinion. Parent shall have received the opinion of Wachtell Lipton (or other nationally recognized counsel reasonably acceptable to Parent) (“Parent Tax Counsel”), addressed to Parent and dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, to the effect that, based upon the Tax Opinion Representations and any other facts, representations and assumptions set forth or referred to in such opinion, and subject to such qualifications and limitations as may be set forth in such opinion, for U.S. federal income tax purposes, (i) the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by holders of Company Common Stock pursuant to the Combination (other than with respect to the receipt of GCI Spinco stock, cash received in lieu of fractional shares of GCI Spinco stock, cash received in lieu of Fractional Shares, or cash paid in respect of Dissenting Shares) under Sections 354 and 356 of the Code, and (iii) no gain or loss (other than, for the avoidance of doubt, gain or loss recognized on the receipt of or distribution of property other than Parent Capital Stock) will be recognized by the Company on the deemed exchange of its assets for Parent Capital Stock in the Combination under Sections 361(a) or 361(b) of the Code. The condition set forth in this Section 6.2(e) shall not be waivable after the effective date of the Registration Statement.

Section 6.3          Conditions Precedent to the Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction, or, to the extent permitted by Law, waiver in writing by the Company, at or prior to the Closing of the following conditions:

(a)            Representations and Warranties.

(i)            The representations and warranties of Parent, Merger Sub and Merger LLC contained in Sections 4.1 (Organization; Standing and Power), 4.2 (Capitalization), 4.3 (Authorization), 4.7 (Absence of Certain Changes), 4.12 (Brokers and Other Advisors), 4.15 (Ownership of Company Common Stock) and 4.17 (Anti-Takeover Statutes) shall be true and correct in all respects (other than in the case of the representations and warranties in the first sentence of clause (b) and clause (d) of Section 4.2, each of which shall be true and correct other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date).

(ii)           The other representations and warranties of Parent, Merger Sub and Merger LLC contained in this Agreement shall be true and correct in all respects (disregarding all materiality and “Parent Material Adverse Effect” qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, as of such earlier date), except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct have not had, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)            Performance of Obligations of Parent, Merger Sub and Merger LLC. Each of Parent, Merger Sub and Merger LLC shall have performed, in all material respects, its covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c)            Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b).

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(d)            Tax Opinion. The Company shall have received the opinion of Skadden (or other nationally recognized counsel reasonably acceptable to the Company) (“Company Tax Counsel”), addressed to the Company and dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect that, based upon the Tax Opinion Representations and any other facts, representations and assumptions set forth or referred to in such opinion, and subject to such qualifications and limitations as may be set forth in such opinion, for U.S. federal income tax purposes, (i) the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by holders of Company Common Stock pursuant to the Combination (other than with respect to the receipt of GCI Spinco stock, cash received in lieu of fractional shares of GCI Spinco stock, cash received in lieu of Fractional Shares, or cash paid in respect of Dissenting Shares) under Sections 354 and 356 of the Code, and (iii) no gain or loss (other than, for the avoidance of doubt, gain or loss recognized on the receipt of or distribution of property other than Parent Capital Stock) will be recognized by the Company on the deemed exchange of its assets for Parent Capital Stock in the Combination under Sections 361(a) or 361(b) of the Code. The condition set forth in this Section 6.3(d) shall not be waivable after the effective date of the Registration Statement.

Article VII

TERMINATION

Section 7.1          Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time (and except as set forth below notwithstanding the receipt of the Company Requisite Approvals, the Parent Requisite Approvals or the adoption of this Agreement by Merger LLC as the sole stockholder of Merger Sub), as authorized by the Company Board or the Parent Special Committee or the Parent Board (acting at the recommendation of the Parent Special Committee), as applicable, as follows:

(a)            by mutual written consent of each of Parent and the Company;

(b)            by either the Company or Parent if:

(i)            subject to Section 8.14, the Merger has not been consummated on or before August 31, 2027 or such other date and time mutually agreed in writing between Parent and the Company (the “Drop Dead Date” ); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available (x) to the Party seeking to terminate this Agreement if such Party’s (in the case of Parent, including Merger Sub or Merger LLC) failure to comply in all material respects with this Agreement has been a primary cause of the failure of the Effective Time to occur on or before the Drop Dead Date or (y) to any Party during the pendency of any Action brought by the other Party to enforce the provisions of this Agreement;

(ii)           any Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, the Upstream Merger or the other transactions contemplated by the Transaction Documents and such Order or other action is, or shall have become, final and non-appealable; provided, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if such Party’s (in the case of Parent, including Merger Sub or Merger LLC) failure to comply in all material respects with its obligations under Section 5.9 has been a primary cause of the issuance of such Order or other action;

(iii)          the Company Requisite Approvals shall not have been obtained at the Company Stockholders Meeting, or at any adjournment or postponement thereof, at which a vote on the adoption of this Agreement was taken (the date on which such vote was taken, the “Company Vote Date”); or

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(iv)          the Parent Requisite Approvals shall not have been obtained at the Parent Stockholders Meeting, or at any adjournment or postponement thereof, at which a vote on the Stock Issuance and this Agreement was taken (the date on which such vote was taken, the “Parent Vote Date”).

(c)            by the Company:

(i)            prior to receipt of the Parent Requisite Approvals, if Parent, the Parent Board or the Parent Special Committee shall have made a Parent Adverse Recommendation Change; or

(ii)            if (A) a breach of any representation or warranty or (B) failure to perform any covenant or agreement, in either case, on the part of Parent, Merger Sub or Merger LLC set forth in this Agreement shall have occurred such that any condition set forth in Section 6.3(a) or Section 6.3(b) would not reasonably be capable of being satisfied and such breach or failure is incapable of being cured by the Drop Dead Date or, if curable, shall not have been cured by the earlier of the Drop Dead Date or the forty-fifth (45th) day after written notice thereof from the Company shall have been received by Parent; provided, that the right to terminate this Agreement under this Section 7.1(c)(ii) shall not be available to the Company if the Company has failed to comply with any of its representations, warranties, covenants or agreements under this Agreement such that a condition set forth in Section 6.2(a) or Section 6.2(b) would not be then satisfied, measured as of such time.

(d)            by Parent:

(i)            prior to receipt of the Company Requisite Approvals, if the Company or the Company Board shall have made a Company Adverse Recommendation Change; or

(ii)            if (A) a breach of any representation or warranty or (B) a failure to perform any covenant or agreement, in either case, on the part of the Company set forth in this Agreement shall have occurred such that any condition set forth in Section 6.2(a) or Section 6.2(b) would not reasonably be capable of being satisfied and such breach or failure is incapable of being cured by the Drop Dead Date, or, if curable, shall not have been cured by the earlier of the Drop Dead Date or the forty-fifth (45th) day after written notice thereof from Parent shall have been received by the Company; provided, that the right to terminate this Agreement under this Section 7.1(d)(ii) shall not be available to Parent if Parent, Merger Sub or Merger LLC has failed to comply with any of its representations, warranties, covenants or agreements under this Agreement such that a condition set forth in Section 6.3(a) or Section 6.3(b) would not be then satisfied, measured as of such time.

Section 7.2          Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 (other than pursuant to Section 7.1(a)), written notice thereof shall be given to Parent, in the case of termination by the Company, or to the Company, in the case of termination by Parent, specifying the provisions hereof pursuant to which such termination is made and the basis therefor, and this Agreement shall forthwith become null and void and of no effect and the obligations of the Parties under this Agreement shall terminate, without Liability of any Party (or any stockholder, director, officer, employee, agent, consultant or Representative of such Party) to the other Parties hereto; provided, that no termination of this Agreement pursuant to Section 7.1 shall relieve any Party from any Liability or damages resulting from fraud in the making of the representations and warranties contained in this Agreement or Willful Breach by such Party prior to such termination; provided, further, that the obligations and other provisions set forth in Section 5.13 (Expenses), this Section 7.2 and Section 7.3 (Payments), as well as Article VIII (Miscellaneous), and the definitions of all defined terms appearing in such Sections or Article shall survive any termination of this Agreement. No termination of this Agreement shall affect the rights and obligations of the Parties under the Confidentiality Agreement, which shall survive termination of this Agreement in accordance with its terms.

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Section 7.3          Payments.

(a)            In the event that prior to the Company Vote Date, Parent terminates this Agreement pursuant to Section 7.1(d)(i), then the Company shall pay Parent a one-time fee equal to $460,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by Parent within two (2) Business Days of the later of the date of such termination and the date Parent identifies the account to which the Termination Fee shall be paid.

(b)            In the event that (i) this Agreement is terminated (A) by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or (B) by Parent pursuant to Section 7.1(d)(ii) and (ii) (A) at any time after the date of this Agreement and prior to such termination (except in the case of a termination pursuant Section 7.1(b)(iii), prior to the Company Vote Date), an Alternative Company Transaction Proposal shall have been publicly announced or publicly made known to the Company Stockholders (or, in the case of a termination pursuant to Section 7.1(d)(ii), made known to the Company Board) and not withdrawn (or, in the case of any Alternative Company Transaction Proposal that has been publicly announced or publicly made known, not publicly withdrawn), and (B) within twelve (12) months after such termination, the Company or any of its Subsidiaries shall have (x) entered into a definitive agreement with respect to any Alternative Company Transaction Proposal (regardless if consummated during or subsequent to such twelve (12) month period) or (y) consummated any Alternative Company Transaction, then, in any such event, the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer (to an account designated by Parent) of immediately available funds at or prior to the later of (i) the earlier of the entry into such definitive agreement or the consummation of such Alternative Company Transaction and (ii) two (2) Business Days after the date Parent identifies the account to which the Termination Fee shall be paid; provided, that for purposes of this Section 7.3(b), each reference to twenty-five percent (25%) in the definition of “Alternative Company Transaction”, including when used in the definition of “Alternative Company Transaction Proposal” shall be replaced with a reference to fifty percent (50%).

(c)            In the event that, prior to the Parent Vote Date, the Company terminates this Agreement pursuant to Section 7.1(c)(i), then Parent shall pay the Company the Termination Fee by wire transfer of immediately available funds to an account designated by the Company within two (2) Business Days of the later of the date of such termination and the date the Company identifies the account to which the Termination Fee shall be paid.

(d)            In the event that (i) this Agreement is terminated (A) by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iv) or (B) by the Company pursuant to Section 7.1(c)(ii), and (ii) (A) at any time after the date of this Agreement and prior to such termination (except in the case of a termination pursuant Section 7.1(b)(iv), prior to the Parent Vote Date), an Alternative Parent Transaction Proposal shall have been publicly announced or publicly made known to the Parent Stockholders (or, in the case of a termination pursuant to Section 7.1(c)(ii), made known to the Parent Board) and not withdrawn (or, in the case of any Alternative Parent Transaction Proposal that has been publicly announced or publicly made known, not publicly withdrawn), and (B) within twelve (12) months after such termination, Parent or any of its Subsidiaries shall have (x) entered into a definitive agreement with respect to any Alternative Parent Transaction Proposal (regardless if consummated during or subsequent to such twelve (12) month period) or (y) consummated any Alternative Parent Transaction Proposal, then, in any such event, Parent shall pay or cause to be paid to the Company the Termination Fee by wire transfer (to an account designated by the Company) of immediately available funds at or prior to the later of (i) the earlier of the entry into such definitive agreement or the consummation of such Alternative Parent Transaction Proposal and (ii) two (2) Business Days after the date the Company identifies the account to which the Termination Fee shall be paid; provided, that for purposes of this Section 7.3(d), each reference to twenty-five percent (25%) in the definition of “Alternative Parent Transaction”, including when used in the definition of “Alternative Parent Transaction Proposal” shall be replaced with a reference to fifty percent (50%).

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(e)            Each of the Parties hereto acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, the Parties would not enter into this Agreement; accordingly, if either Party fails to timely pay the Termination Fee pursuant to this Section 7.3 and, in order to obtain such payment, the other Party commences a suit that results in a judgment against such Party for the payment of the applicable fee set forth in this Section 7.3 and prevails, such Party shall pay the other Party its costs and expenses in connection with such suit (including reasonable attorneys’ fees) together with interest on such amount at an annual rate equal to the prime rate established in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

(f)            Subject to Section 7.2, Section 7.3(e) and Parent’s right to specific performance set forth in Section 8.14, (i) Parent’s right to receive payment of the Termination Fee pursuant to Section 7.3(a) shall be Parent, Merger Sub and Merger LLC’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company, any of its Subsidiaries, or any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, stockholder, member, manager, director, officer, employee, agent, Affiliate, assignee or Representative of the Company or its Subsidiaries (any such Person, other than the Company and its Subsidiaries, a “Company Recourse Related Party”) for any damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated (other than any such failure with respect to which no Company Termination Fee is payable), and (ii) upon payment of such Termination Fee to Parent in a circumstance with respect to which such Termination Fee is payable pursuant to the terms hereof, neither Parent, Merger Sub nor Merger LLC shall have any rights or claims against the Company or its Subsidiaries or any Company Recourse Related Party under this Agreement, whether at law or equity, in contract, in tort or otherwise, and the Company shall have no further Liability to Parent or any of its Subsidiaries with respect to this Agreement or the transactions contemplated hereby.

(g)            Subject to Section 7.2, Section 7.3(e) and the Company’s right to specific performance set forth in Section 8.14, (i) the Company’s right to receive payment of the Termination Fee pursuant to Section 7.3(c) shall be the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, Merger LLC, any of their respective Subsidiaries, or any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, stockholder, member, manager, director, officer, employee, agent, Affiliate, assignee or Representative of Parent, Merger Sub, Merger LLC or their respective Subsidiaries (any such Person, other than Parent, Merger Sub, Merger LLC and their respective Subsidiaries, a “Parent Recourse Related Party”) for any damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated (other than any such failure with respect to which no Termination Fee is payable to the Company by Parent), and (ii) upon payment of such Termination Fee to the Company in a circumstance with respect to which such Termination Fee is payable pursuant to the terms hereof, the Company shall not have any rights or claims against Parent, Merger Sub, Merger LLC or their respective Subsidiaries or any Parent Recourse Related Party under this Agreement, whether at law or equity, in contract, in tort or otherwise, and Parent shall have no further Liability to the Company or any of its Subsidiaries with respect to this Agreement or the transactions contemplated hereby.

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Article VIII

MISCELLANEOUS

Section 8.1          Effectiveness of Representations, Warranties and Agreements. Except as set forth in the next sentence, the respective representations, warranties, covenants and agreements of the Parties contained herein or in any certificate delivered pursuant hereto prior to or at the Closing will terminate at the Effective Time. The terms of Article I, Section 5.14, Section 5.27 and this Article VIII, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed, in whole or in part, after the Effective Time, shall survive the consummation of the Merger and the passing of the Effective Time. For the avoidance of doubt, it is agreed and acknowledged by each of the Parties that the statements and representations set forth in the Company Tax Opinion Representation Letter and the Parent Tax Opinion Representation Letter are made solely to Company Tax Counsel and Parent Tax Counsel, as applicable, and are not intended to and shall not confer upon any of the Parties or any other Person any rights or remedies (including serving as the basis of a claim for, or a defense against, any Action by any Party or other Person).

Section 8.2          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via e-mail (provided, that no transmission error is received) or (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent, Merger Sub, Merger LLC or the Parent Special Committee, to:

Charter Communications, Inc.
400 Washington Blvd.
Stamford, CT 06902
Attention:  Executive Vice President, General Counsel and Corporate Secretary
Email:         [Separately provided]

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 W 52nd St.
New York, NY 10019
Facsimile: (212) 403-1000
Attention: Steven A. Cohen
                   Steven R. Green
Email:       SACohen@wlrk.com
                    SRGreen@wlrk.com

if to the Company, to:

Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention:   Chief Legal Officer
Email:          [Separately provided]

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with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
1301 6th Ave Suite 1700
New York, NY 10019
Attention: C. Brophy Christensen
                   Noah K. Kornblith
Email:        bchristensen@omm.com
                     nkornblith@omm.com

Section 8.3          Entire Agreement; No Third-Party Beneficiaries. This Agreement, the documents and the instruments referred to herein, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and neither Party is relying on any other oral or written representation, agreement or understanding and no Party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement, in each case other than as set forth in this Agreement. This Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies except as provided in Section 5.14 and Section 5.27.

Section 8.4          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties hereto without the prior written consent of the other Parties; provided, that, without the consent of any other party hereto, Liberty Media may assign all of its rights and obligations (in full, and together, not in part or separately) under Section 5.27 (other than Section 5.27(a)) and Section 1 of the Liberty Media Side Letter to any other Covered Person (who, at the time of such assignment is a publicly traded company on Nasdaq or the New York Stock Exchange with a market capitalization of at least $2,000,000,000) and that irrevocably agrees to expressly assume all such rights and obligations (including in respect of any breaches of such obligations by Liberty Media prior to such assignment) in a signed instrument for the benefit of Parent and the Company (which must be delivered to Parent and the Company at least five (5) Business Days in advance of the effective date of any such assignment), in which such assignee Covered Person and Liberty Media each represent and warrant (without qualification or limitation) to Parent and the Company that such assignee Covered Person has sole ownership of and control over all Protected Information (to the same degree as Liberty Media prior to such assignment) on behalf of all Represented Persons for all purposes of Section 5.27 and Section 1 of the Liberty Media Side Letter and the wherewithal to be legally, financially and practically capable of fulfilling the assumed obligations of Liberty Media (including in respect of any breaches of such obligations by Liberty Media prior to such assignment), and following such delivery of such irrevocable written instrument to Parent and the Company by Liberty Media and such Represented Person, upon the effectiveness of such assignment, Liberty Media shall be automatically replaced with such Covered Person for all such purposes under Section 5.27 (other than Section 5.27(a)) and Section 1 of the Liberty Media Side Letter. For the avoidance of doubt, notwithstanding any such assignment, Liberty Media shall continue to be a Represented Person in its own right under Section 5.27 and a third party beneficiary of Section 5.27 in such capacity. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

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Section 8.5          Amendment and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by the Parties (following, in the case of Parent, the approval of the Parent Special Committee and any approvals required under the Stockholders Agreement) as necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties, whether before or after receipt of the Company Requisite Approvals, receipt of the Parent Requisite Approvals or adoption of this Agreement by Merger LLC as sole stockholder of Merger Sub; provided, however, that, after the Company Requisite Approvals, the Parent Requisite Approvals or the adoption of this Agreement by the sole stockholder of Merger Sub has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the Company Stockholders, the Parent Stockholders or the sole stockholder of Merger Sub under applicable Law without such requisite approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment and, with respect to Section 5.14 and Section 5.27, any other Person whose consent is required to effect such amendment.

Section 8.6          Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7          Waiver. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective (including, in the case of Parent, upon the approval of the Parent Special Committee); provided, however, that, after the Company Requisite Approvals, the Parent Requisite Approvals or the adoption of this Agreement by Merger LLC as sole stockholder of Merger Sub, no waiver shall be granted that pursuant to applicable Law requires further approval or adoption by the Company Stockholders, the Parent Stockholders or Merger LLC under applicable Law without such requisite approval or adoption. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party (including, in the case of Parent, upon the approval of the Parent Special Committee). No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law. For the avoidance of doubt, the conditions to Closing set forth in Section 6.1(b) and Section 6.1(d) may not be waived.

Section 8.8          No Additional Representations.

(a)            Except for the representations and warranties expressly made by the Company in Article III and in any certificate, document or agreement to be delivered by the Company pursuant to this Agreement, neither the Company nor any other Person makes, and each of Parent, Merger Sub and Merger LLC disclaims any reliance upon, any express or implied representation or warranty whatsoever or with respect to any information provided or made available in connection with the transactions contemplated by this Agreement with respect to the Company and its Subsidiaries and their respective assets, Liabilities and businesses, including any information, documentation, forecasts, budgets, projections or estimates provided by the Company or any of its Representatives, including in any “data rooms” or management presentations or the accuracy or completeness of any of the foregoing.

(b)            Except for the representations and warranties expressly made by Parent, Merger Sub and Merger LLC in Article IV and in any certificate, document or agreement to be delivered by Parent, Merger Sub or Merger LLC pursuant to this Agreement, neither Parent, Merger Sub, Merger LLC nor any other Person makes, and the Company disclaims any reliance upon, any express or implied representation or warranty whatsoever or with respect to any information provided or made available in connection with the transactions contemplated by this Agreement with respect to Parent, Merger Sub and Merger LLC or their respective assets, Liabilities or businesses, including any information, documentation, forecasts, budgets, projections or estimates provided by Parent, Merger Sub, Merger LLC or any of their respective Representatives, including the Parent Special Committee and its advisors, including in any “data rooms” or management presentations or the accuracy or completeness of any of the foregoing.

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Section 8.9          Counterparts. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

Section 8.10        Applicable Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of Laws.

Section 8.11        Jurisdiction. Each of the Parties hereto (a) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, solely if that court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, or, solely if the subject matter of the action is one over which exclusive jurisdiction is vested in the courts of the United States of America, a federal court sitting in the State of Delaware and, in each case, any appellate courts therefrom (collectively, the “Delaware Courts”) in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (b) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (c) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (d) agrees that it will not bring any Action in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than the Delaware Courts (in the manner and priority set forth in subsection (a) of this Section 8.11). All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined in the Delaware Courts. Each of the Parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such Party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such Party at the address specified in Section 8.2. Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.

Section 8.12        Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 8.12.

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Section 8.13        Joint Participation in Drafting this Agreement. The Parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one Party and that each Party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each Party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting Party shall not be employed in the interpretation of this Agreement to favor any Party against another and that no Party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

Section 8.14        Enforcement of this Agreement. The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief to prevent breaches of this Agreement (without the obligation to post a bond therefor) and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any Action shall be brought by any Party in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason of law or equity. Notwithstanding anything to the contrary contained herein, any determination by the Parent Board with respect to the enforcement (or non-enforcement) of Parent’s rights hereunder shall be made only with the approval of the Parent Special Committee. Notwithstanding anything to the contrary in this Agreement, if any Party brings an Action to enforce specifically the terms of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement), the Drop Dead Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action.

Section 8.15        Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or Representative of any Party (other than Parent as the sole member of Merger LLC and Merger LLC as the sole stockholder of Merger Sub) will have any Liability for a breach of the covenants, obligations, representations or warranties of the Company or Parent, respectively, hereunder or under any certificate or letter delivered by the Company or Parent, respectively, with respect thereto and, to the fullest extent legally permissible, each Party, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such Liability which any such Person otherwise might have pursuant to applicable Law.

Section 8.16        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the Parties and, in the case of the Company, the Company Stockholders. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 8.17        Incorporation of Exhibits. All Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Letter and the Parent Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

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Section 8.18        No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the Parties hereto. No Party is by virtue of this Agreement is authorized as an agent, employee or legal Representative of any other Party. No Party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No Party shall have any power or authority to bind or commit any other Party. No Party shall hold itself out as having any authority or relationship in contravention of this Section 8.18.

Section 8.19          Special Committee Matters. Prior to the Effective Time, without the consent of the Parent Special Committee, as applicable, (a) the Parent Board shall not eliminate, revoke or diminish the authority of, the Parent Special Committee or (b) remove or cause the removal of any director of the Parent Board that is a member of the Parent Special Committee either as a member of the Parent Board or of the Parent Special Committee, other than as a result of the failure of such director to be re-elected to the Parent Board at the applicable annual meeting of the Parent Stockholders. For the avoidance of doubt, any amendment or waiver of, or consent required by this Agreement by Parent or the Parent Board shall require the approval of the Parent Special Committee. The Parent Special Committee (and, for so long as the Parent Special Committee is in existence, only the Parent Special Committee) may pursue any action or litigation with respect to breaches of this Agreement by the Company on behalf of Parent.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

CHARTER COMMUNICATIONS, INC.

By:	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

FUSION MERGER SUB 2, INC.

By:	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

FUSION MERGER SUB 1, LLC

By:	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

LIBERTY BROADBAND CORPORATION

By:	/s/ Renee L. Wilm
	Name:	Renee L. Wilm
	Title:	Chief Legal Officer and Chief Administrative Officer